As filed with the Securities and Exchange Commission on October 12, 2000
                                                  Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                             VALLEY NATIONAL BANCORP
                             -----------------------
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                                   ----------
         (State or other Jurisdiction of Incorporation of Organization)


                                      6711
                                      ----
            (Primary Standard Industrial Classification Code Number)


                                   22-2477875
                                   ----------
                      (I.R.S. Employer Identification No.)

                                1455 Valley Road
                             Wayne, New Jersey 07470
                                  973-305-8800
                                  ------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

        Gerald H. Lipkin, Chairman, President and Chief Executive Officer
                             Valley National Bancorp
                                1455 Valley Road
                             Wayne, New Jersey 07470
                                  973-305-8800
                                  ------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

      RONALD H. JANIS, ESQ.                     ROBINSON MARKEL, ESQ.
    MICHAEL W. ZELENTY, ESQ.                    Rosenman & Colin LLP
Pitney, Hardin, Kipp & Szuch LLP                 575 Madison Avenue
        200 Campus Drive                      New York, New York 10016
 Florham Park, New Jersey  07932                   (212) 940-8800
         (973) 966-6300

                  Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated as of September 5, 2000 (the "Merger Agreement"), among Valley National Bancorp ("Valley"), Valley National Bank ("VNB"), Merchants New York Bancorp, Inc. ("Merchants"), and Merchants's subsidiary, The Merchants Bank of New York ("TMB") attached as Appendix A to the Joint Proxy Statement-Prospectus.

                  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ___________

                  If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________


                         CALCULATION OF REGISTRATION FEE

==================================== ============== ========================= ============================ ================
 Title of each class of securities   Amount to be       Proposed maximum      Proposed maximum aggregate      Amount of
         to be registered             registered       offering price per          offering price**         registration
                                                             unit**                                              fee
    Common Stock, no par value        14,331,041              $26.12                      $374,326,791           $98,822
                                        Shares*
==================================== ============== ========================= ============================ ================


* The number of shares of Valley Common Stock issuable in the Merger in exchange for shares of Merchants Common Stock, assuming the Exchange Ratio of 0.7634 set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of Merchants Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

** Estimated solely for the purpose of calculating the registration fee for the filing of this Registration Statement on Form S-4 (the "S-4") pursuant to Rule 457(f)(1) under the Securities Act based on the Exchange Ratio of 0.7634 and on the average ($19.9375) of the high ($20.3125) and low ($19.5625) prices reported on the Nasdaq Stock Market (National Market) ("Nasdaq") for Merchants Common Stock as of October 11, 2000, a date within five business days prior to the filing of the S-4.



                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.


                                [Merchants Logo]

                                                                          , 2000
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

         I want to invite you to attend a special meeting of shareholders of Merchants New York Bancorp, Inc. The special meeting will be held on Tuesday, December 5, 2000 at 3:00 p.m. at The Harmonie Club, 4 East 60th Street, New York, New York 10022. Merchants shareholders of record as of October 26, 2000 are entitled to attend and vote at the meeting.

         The purpose of the special meeting is to allow Merchants shareholders to vote on the proposed merger of Merchants and Valley National Bancorp. The boards of directors of Merchants and Valley have already unanimously approved the merger. Merchants' board and management believe the merger is in the best interests of our shareholders, employees and the bank, which will continue under its present name as a division of Valley National Bank.

         The merger offers important advantages to Merchants shareholders, including a substantial dividend increase and improved liquidity for their shares. These and other advantages are described under "Merchants Reasons for the Merger" in the joint proxy statement-prospectus that accompanies this letter.

         In the merger, Merchants shareholders will receive 0.7634 shares of Valley common stock for each share of Merchants common stock. Valley common stock is listed on the New York Stock Exchange under the symbol "VLY". Based on [___________, 2000] closing prices, 0.7634 shares of Valley common stock had a value of $_____. The 0.7634 exchange ratio is subject to the standard anti-dilution adjustments described in the joint proxy statement-prospectus.

         Merchants has received the written opinion of its investment bankers, CIBC World Markets Corp., that the 0.7634 exchange ratio is fair, from a financial point of view, to the shareholders of Merchants.

         Merchants shareholders will not be taxed on the exchange of Merchants stock for Valley stock.

         When the merger is completed, holders of Merchants stock will own about ___ million shares, or __% of Valley common stock.

         The merger cannot be completed unless the shareholders of both companies approve it. Valley shareholders will be voting on the merger at their own special meeting.

         Your board of directors unanimously recommends that you vote for the merger. Your vote is very important. A majority of Merchants' outstanding shares must approve the merger. This means that a share not voted is the same as a share voted against the merger.

         Whether or not you plan to attend the special meeting, please execute and return the enclosed proxy card in the envelope provided, or submit your proxy to us by telephone or the Internet as instructed on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

                                                         Cordially,


                                                         Spencer B. Witty
                                                         Chairman

         Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 This joint proxy statement-prospectus is dated
              [Proxy-Prospectus Date], and is first being mailed to
                         shareholders on [Mailing Date].

                        Merchants New York Bancorp, Inc.
                               275 Madison Avenue
                            New York, New York 10022
                    Notice of Special Meeting of Shareholders
                         to be held on December 5, 2000

         Notice is hereby given that a special meeting of stockholders of Merchants New York Bancorp, Inc. will be held on Tuesday, December 5, 2000, at 3:00 o'clock p.m., local time.

         The location of the special meeting will be The Harmonie Club, 4 East 60th Street, New York, New York 10022. The special meeting will be held for the following purposes:

                  (1) To consider and vote upon an Agreement and Plan of Merger dated as of September 5, 2000, among Valley National Bancorp, Valley National Bank, Merchants New York Bancorp, Inc. and The Merchants Bank of New York, pursuant to which Merchants New York Bancorp, Inc. will merge with and into Valley National Bancorp.

                  (2) To transact other business that may properly come before the special meeting or any adjournments or postponements thereof.

         The board of directors has fixed October 26, 2000, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments thereof. Only those Merchants shareholders of record as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement thereof.

Approval will require the "FOR" votes of the holders of a majority of all outstanding shares. For that reason, a share not voted is the same as a share voted against the merger. The Merchants' board of directors unanimously recommends that stockholders vote "FOR" approval and adoption of the merger agreement.

                                      By Order of the Board of Directors,

                                      Spencer B. Witty
                                      Chairman of the Board

                                      James G. Lawrence
                                      President and Chief Executive Officer

                                      Karen L. Deitz
                                      Corporate Secretary

New York, New York
__________, 2000

         You are cordially invited to attend this special meeting. It is important that your shares be represented regardless of the number you own. If you will be unable to be present at the special meeting or even if you anticipate that you will attend, please sign and date the enclosed proxy card and return it in the accompanying envelope without delay or submit your proxy to us by telephone or the Internet as instructed on the enclosed proxy card. You will be most welcome at the special meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy card or voted by phone or the Internet. Any stockholder who executes a proxy card or votes by phone or the Internet may revoke their proxy at any time before it is exercised.

                                  [Valley Logo]

                                                                         , 2000

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


Dear Shareholder:

         I want to invite you to attend a special meeting of shareholders of Valley National Bancorp. The special meeting will be held on Tuesday, December 5, 2000 at 9:00 a.m. at The Radisson Hotel, 690 Route 46 East, Fairfield, New Jersey. Valley shareholders of record as of October 26, 2000 are entitled to attend and vote at the meeting.

         The purpose of the special meeting is to allow Valley shareholders to vote on the proposed merger of Merchants New York Bancorp, Inc. and Valley. The boards of directors of Merchants and Valley have already unanimously approved the merger.

         In the merger, Merchants shareholders will receive 0.7634 shares of Valley common stock for each share of Merchants common stock.

         Valley has received the written opinion of its investment bankers, Sandler O'Neill & Partners, L.P. that the 0.7634 exchange ratio is fair to Valley shareholders from a financial point of view.

         When the merger is completed, holders of Merchants stock will own about ___ million shares, or __% of Valley common stock.

         The merger cannot be completed unless the shareholders of both companies approve it. Merchants shareholders will be voting on the merger at their own special meeting.

         Your board of directors unanimously recommends that you vote for the merger. Your vote is very important.

         Whether or not you plan to attend the special meeting, please execute and return the enclosed proxy card in the envelope provided, or submit your proxy to us by telephone or the Internet as instructed on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

                                                     Cordially,



                                                     Gerald H. Lipkin
                                                     Chairman, President and CEO


         Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 This joint proxy statement-prospectus is dated
              [Proxy-Prospectus Date], and is first being mailed to
                         shareholders on [Mailing Date].

                             Valley National Bancorp
                                1455 Valley Road
                             Wayne, New Jersey 07470

                    Notice of Special Meeting of Shareholders
                           to be held December 5, 2000


To the Shareholders of Valley National Bancorp:

         Notice is hereby given that a special meeting of shareholders of Valley National Bancorp will be held at The Radisson Hotel, 690 Route 46 East,
Fairfield, New Jersey, at 9:00 a.m. on December 5, 2000, for the following purposes:

                  (1) To consider and vote upon an Agreement and Plan of Merger dated as of September 5, 2000, among Valley National Bancorp, Valley National Bank, Merchants New York Bancorp, Inc. and The Merchants Bank of New York, pursuant to which Merchants New York Bancorp, Inc. will merge with and into Valley National Bancorp.

                  (2) To transact other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

         Only shareholders of record at the close of business on October 26, 2000 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         The Valley National Bancorp board of directors unanimously recommends that shareholders vote "FOR" approval and adoption of the merger agreement.



                                 By Order of the Board of Directors,


                                 Gerald H. Lipkin
                                 Chairman, President and Chief Executive Officer

                                TABLE OF CONTENTS



                                               Page
QUESTIONS AND ANSWERS
      ABOUT THE MERGER............................1
SUMMARY...........................................2
      What this Document is About.................2
      Vote Required to Approve the Merger.........2
      The Merger..................................2
      The Companies...............................7
SUMMARY FINANCIAL DATA OF
    VALLEY........................................8
SUMMARY FINANCIAL DATA OF
    MERCHANTS.....................................9
SUMMARY PRO FORMA FINANCIAL
    INFORMATION..................................10
INTRODUCTION ....................................11
FORWARD LOOKING STATEMENTS.......................11
CERTAIN INFORMATION ABOUT
    VALLEY.......................................12
      General....................................12
      Valley National Bank.......................12
CERTAIN INFORMATION ABOUT
    MERCHANTS....................................13
      General....................................13
THE MERCHANTS MEETING............................14
      Date, Time and Place.......................14
      Purpose....................................14
      Board Recommendation.......................14
      Record Date; Required Vote.................14
      Voting Rights; Proxies.....................15
      Solicitation of Proxies....................15
      Quorum.....................................15
THE VALLEY MEETING...............................16
      Date, Time and Place.......................16
      Purpose....................................16
      Board Recommendation.......................16
      Record Date; Required Vote.................16
      Voting Rights; Proxies.....................17
      Solicitation of Proxies....................17
      Quorum.....................................17
THE PROPOSED MERGER..............................18
      General Description........................18
      Consideration; Exchange Ratio;
         Cash Instead of Fractional Shares.......18
      Conversion of Merchants Options............19
      Background of and Reasons for the Merger...19
      Interests of Certain Persons in the Merger.22
      Opinion of Sandler O'Neill & Partners, L.P.24
      Opinion of CIBC World Markets Corp.........30
      Resale Considerations Regarding
         Valley Common Stock.....................37
      Conditions to the Merger...................37
      Conduct of Business Pending the Merger.....38
      Stock Option to Valley for
         Merchants Shares........................39
      Employee Matters...........................39
      Representations, Warranties and Covenants..39
      Regulatory Approvals.......................40
      Management and Operations
         After the Merger........................40
      Exchange of Certificates...................40
      Amendments.................................41
      Third Party Beneficiaries..................41
      Terminating the Merger Agreement...........41
      Accounting Treatment of the Merger.........42
      Federal Income Tax Consequences ...........42
      No Dissenters' Rights......................43
COMPARATIVE PER SHARE MARKET PRICE
      AND DIVIDEND INFORMATION...................43
PRO FORMA FINANCIAL INFORMATION..................46
DESCRIPTION OF VALLEY
      CAPITAL STOCK..............................54
      Description of Valley Common Stock.........54
      "Blank Check" Preferred Stock..............55
COMPARISON OF THE RIGHTS OF
      SHARE-HOLDERS OF VALLEY
      AND MERCHANTS..............................55
      Voting Requirements........................56
      Limits on Business Combinations............56
      Rights of Dissenting Shareholders..........57
      Shareholder Written Consent to
         Corporate Action........................57
      Special Shareholder Meetings...............58
      Dividends .................................58
      By-laws....................................58
      Limitations of Liability of Directors
         and Officers............................59
      Consideration of Acquisition Proposals.....59
      Preferred Stock............................60
INFORMATION INCORPORATED BY
      REFERENCE..................................60
OTHER MATTERS....................................61
LEGAL OPINION....................................61
EXPERTS..........................................61
SUBMISSION OF SHAREHOLDER
      PROPOSALS..................................62
APPENDIX A-Merger Agreement......................A-1
APPENDIX B-Stock Option Agreement................B-1
APPENDIX C-Sandler O'Neill Fairness Opinion......C-1
APPENDIX D-CIBC World Markets Fairness
      Opinion....................................D-1


                     HOW TO GET COPIES OF RELATED DOCUMENTS

         This document incorporates important business and financial information about Valley and Merchants that is not included in or delivered with this document. Valley and Merchants shareholders may receive the information free of charge by writing or calling the persons listed below. For Valley documents, make your request to Alan D. Eskow, Corporate Secretary, Valley National Bancorp, 1455 Valley Road, Wayne, NJ 07474-0558; telephone (973) 305-4003. For Merchants documents, make your request to Karen Deitz, Corporate Secretary; Merchants New York Bancorp, Inc., 275 Madison Avenue, New York, NY 10022; telephone (212) 973-6638. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. To ensure timely delivery of the documents in advance of the meetings, you should request documents by November 28, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope. You may also vote by telephone or the Internet. Whichever method you choose, please vote as soon as possible, so that your shares can be counted at your meeting. In order to assure that your vote is counted, please give us your proxy as instructed on your proxy card, even if you currently plan to attend a meeting in person. The board of directors of each of Merchants and Valley recommends that its shareholders vote in favor of the merger.


Q:       What do I do if I want to change my vote?

A:       There are three ways to do this:

          o Vote again. Just send in a later-dated, signed proxy card to your company's Secretary or vote again by telephone or the Internet before your meeting. The later vote automatically supersedes the earlier one.

          o Attend your meeting in person and either ask the Secretary to return your proxy, or just cast your vote in person; paper ballots will be distributed to persons attending the meeting. (Note that simply showing up and taking no further action at the meeting will not revoke your proxy.)

          o Send a notice revoking your proxy to your company's Secretary at the address under "The Companies" on page 7.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

         If you do not give voting instructions to your broker, your "street name" shares will not be counted as voting for purposes of the merger vote unless you appear in person at your meeting with a proxy, executed in your favor, from your broker.

         If you are a Merchants shareholder and do not give voting instructions to your broker, this means that your "street name" shares will, in effect, be voted against the merger unless you do both of the following: (1) appear in person at the Merchants meeting with a proxy, executed in your favor, from your broker, and (2) vote that proxy in favor of the merger at the meeting.

Q:       Should I send in my stock certificates now?

A: No. If the merger is completed, we will send Merchants shareholders written instructions for exchanging their stock certificates. Valley shareholders will keep their existing certificates.


Q:       When do you expect the merger to be completed?

A: We are working toward completing the merger during the first quarter of 2001, and we currently expect to meet that timetable. In addition to shareholder approvals, we must also obtain bank regulatory approvals.


Q:       Whom should I call with questions about the meetings or the merger?

A: Merchants shareholders may call Merchants' Corporate Secretary, Karen Deitz, at (212) 973-6638

         Valley shareholders may call Dianne Grenz in Valley's Shareholder Relations Department at (973) 305-3380.

                                     SUMMARY

         This is a summary of certain information regarding the proposed merger and the shareholder meetings to vote on the merger. Because this is a summary, it does not contain all the detailed information contained elsewhere in this document. We urge you to carefully read the entire document, including the Appendixes, before deciding how to vote.

What this Document is About

         The boards of directors of Merchants New York Bancorp, Inc. and Valley National Bancorp have approved the merger of Merchants into Valley. The merger cannot be completed unless both companies' shareholders approve it. The
Merchants and Valley boards have each called a special meeting of their respective shareholders to vote on the merger. This document is the proxy statement used by both boards to solicit proxies for those meetings. It is also the prospectus of Valley regarding the common stock Valley will issue if the merger is completed.

Vote Required to Approve the Merger

Merchants (see page  13)..... Merchants  has  selected  the close of business on
                              October 26, 2000 as the record date for its meeting. Each of the 18,647,543 shares of Merchants common stock outstanding on the record date is entitled to vote at the Merchants meeting. A majority of the outstanding shares of Merchants common stock outstanding on the record date must be cast in favor of the merger for it to be approved. Because approval by Merchants shareholders is based on a majority of the outstanding shares, a Merchants shareholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger. The Merchants board of directors has unanimously approved the merger agreement and unanimously recommends that Merchants shareholders vote "FOR" approval and adoption of the merger agreement.

Valley (see page 12)........  Valley  has  selected  the  close of  business  on
                              October 26, 2000 as the record date for its meeting. Each of the __________ shares of Valley common stock outstanding on the record date is entitled to vote at the Valley meeting. A majority of the votes cast at the Valley meeting, whether in person or by proxy, must be cast in favor of the merger for it to be approved. The Valley board of directors has unanimously approved the merger agreement and unanimously recommends that Valley shareholders vote "FOR" approval and adoption of the merger agreement.

The Merger

The Merger Agreement; the
Closing Date
(see page 18).............    Merchants  will merge with Valley,  with Valley as
                              the surviving entity. The merger will be completed
                              on a date  determined  by  Valley,  which  must be
                              within  ten  business   days  after  all  material
                              conditions to closing have been met, unless Valley
                              and Merchants  agree on a different  closing date.
                              Valley  and  Merchants  currently  expect to close
                              during the first quarter of 2001. The terms of the
                              proposed   merger   are  set  forth  in  a  merger
                              agreement signed by Valley and Merchants and their bank subsidiaries. A copy of the merger agreement is attached as Appendix A to this document and is incorporated into this document by reference.

Exchange Ratio is 0.7634
shares of Valley common
stock for each Merchants
share (see page 18).......    In the merger, Merchants shareholders will receive
                              0.7634  shares  of  Valley  common  stock for each
                              share of Merchants  common stock.  If there is any
                              stock split, stock dividend or similar transaction
                              affecting  Valley common stock before the closing,
                              the  0.7634   exchange   ratio  will  be  adjusted
                              appropriately.

No Federal Income Tax on
Shares Received in the
Merger (see page 12)......    Valley's  counsel,  Pitney,  Hardin,  Kipp & Szuch
                              LLP,  has  delivered  its opinion  that the merger
                              will  qualify as a tax-free  reorganization.  This
                              means that the conversion of Merchants  stock into
                              Valley   stock  will  be   tax-free   for  Valley,
                              Merchants   and   the   Merchants    shareholders.
                              Merchants shareholders will recognize no taxable gain or loss until they sell the Valley common stock that they receive in the merger. The basis of the Valley common stock received by Merchants shareholders will be the basis of the Merchants common stock converted in the merger. The holding period of the Valley common stock will include the holding period of the Merchants common stock converted.

                              We urge Merchants shareholders to read the more complete description of the merger's tax consequences on pages 42 - 43 and to consult their own tax advisors as to the specific tax consequences of the merger to them under applicable laws.

Opinions of Financial
Advisors (see pages 24 and
30).........................  In  deciding  to approve  the  merger,  each board considered the opinion of its financial advisor. Valley received an opinion from Sandler O'Neill & Partners, L.P. that the exchange ratio in the merger was fair to Valley shareholders from a financial point of view as of September 5, 2000. Merchants received an opinion from CIBC World Markets Corp. that the exchange ratio in the merger was fair to Merchants shareholders from a financial point of view as of September 5, 2000. These opinions are to be reaffirmed as of the date of this joint proxy statement-prospectus, and are attached as Appendix C and Appendix D. We encourage you to read these opinions. Neither of the opinions constitutes a recommendation as to how any shareholder should vote on the merger. For information on how Sandler O'Neill arrived at their opinion, see pages 24 - 30. For information on how CIBC World Markets arrived at its opinion, see pages 30 - 36.

Share Information and
Market Prices (see page 43).. Valley  common  stock  is  listed  on the New York
                              Stock Exchange under the symbol "VLY" and Merchants common stock is traded on the NASDAQ National Market under the symbol "MBNY". The following table lists the closing prices of Valley common stock and Merchants common stock on September 5, 2000, the last day before we announced the merger, and on [___________, 2000], a date shortly before the date of this proxy statement. The table also presents the implied value of one share of Merchants common stock, computed by multiplying the Valley National closing price on the dates indicated by the 0.7634 exchange ratio. You should obtain current market quotations for Valley and Merchants common stock. Because the exchange ratio is fixed and trading prices fluctuate, Merchants shareholders are not assured of receiving any specific market value of Valley common stock.


                                                                        Implied Value of One
                                Valley                Merchants          Share of Merchants
                              Common Stock           Common Stock           Common Stock
                              ------------           ------------           ------------
September 5, 2000......          $ 26.25                $ 17.50                $ 20.04
[__________, 2000].....


Cash Instead of Fractional
Shares (see page 18)......    Merchants shareholders will not receive fractional
                              shares  of  Valley  common  stock  in the  merger.
                              Instead they will  receive,  without  interest,  a
                              cash  payment  equal  to  the   fractional   share
                              interest  they  otherwise   would  have  received,
                              multiplied   by  the  average   closing  price  of
                              Valley's  common stock during the ten trading days
                              ending  on  the  fifth  business  day  before  the
                              closing.  This cash  payment  will be  taxable  to
                              Merchants'  shareholders.
No Appraisal Rights for
Shareholders of either
Company (see page 43).....    The shareholders of Valley and of Merchants do not
                              have any  right to an  appraisal  of the  value of
                              their  shares  in  connection   with  the  merger.

Exchanging your Merchants
Stock Certificates (see
pages 14 and  16)............ Promptly  after the  merger  occurs,  we will send
                              Merchants shareholders letters of transmittal and instructions for exchanging their stock certificates for certificates representing Valley common stock. Merchants shareholders should not send in their stock certificates until they receive instructions from the exchange agent.

Reselling the Stock you
Receive in the Merger (see
page 40)....................  The shares of Valley  common stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted in the next sentence, shareholders may freely transfer those shares after they receive them. Merchants has identified its directors, executive officers and others who may be deemed "affiliates" of Merchants, and those persons have entered into agreements with Valley restricting their ability to transfer the shares they will receive in the merger.
Conversion  of
Merchants Stock Options
(see  page  19).............. In the  merger,  holders  of  options  to  acquire
                              Merchants common stock will receive options to purchase Valley common stock. The new options will have the same terms and conditions as the old options, except that the number of shares and the exercise price will be adjusted to reflect the
                              0.7634 exchange ratio.

Differences in
Shareholders' Rights (see
page 55)....................  In the merger,  each  Merchants  shareholder  will become a Valley shareholder. The rights of Merchants shareholders are currently governed by Delaware corporate law and Merchants' certificate of incorporation and by-laws. The rights of Valley shareholders are governed by New Jersey corporate law and Valley's certificate of incorporation and by-laws. The rights of Merchants and Valley shareholders differ with respect to voting requirements and various other matters. See pages 55-60.

Reasons for the Merger
(see page 19)................ Valley  entered into the merger  agreement as part of its ongoing strategy of growth through new branches and acquisitions of other strong financial institutions.

                              Merchants entered into the merger agreement in order to realize increased value for its shareholders and to make available to Merchants' customers the wider range of services that Valley offers to its customers.

Financial Interests of
Merchants' Directors and
Officers in the Merger (see
page 22)....................  On  October  26,  2000,  directors  and  executive officers of Merchants and their affiliates owned or had the right to vote _________ shares or ____% of the Merchants common stock. On October 26, 2000, directors and executive officers of Valley and their affiliates owned or had the right to vote _________ shares or ____% of the Valley common stock.

                              Merchants directors and officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders, such as receiving salaries or other benefits. For example:

                              Valley has agreed to appoint Spencer B. Witty, Robinson Markel and Charles Baum as directors of Valley when the merger occurs. Each of them is currently a Merchants director. Valley also has agreed to appoint Mr. Witty as a director of Valley National Bank when the merger occurs.

                              Pursuant to the merger agreement, Valley will honor the existing employment and pension benefit agreements between Merchants and its officers and employees. Valley has entered into employment agreements with four Merchants officers. Two of these agreements modify existing employment agreements. Each of the four employment agreements is for a term of approximately two years, and provides for continuation, following the merger, of the same compensation that is currently being paid by Merchants, as well as participation in certain Valley benefit plans. Each agreement also contains restrictions on competition that become effective if employment terminates and continue, in most cases, for two years after that time. In addition, Valley has entered into an agreement with one officer providing for a lump-sum severance payment in case that individual's employment terminates under certain conditions following a change in control of Valley.

                              Valley has agreed to indemnify the directors and officers of Merchants against certain liabilities for a six-year period following the merger.

                              For additional information on the benefits of the merger to Merchants management, see pages 22-23.

Conditions to the Merger
(see page 37)...............  Completion of the merger is contingent on a number of conditions, including approval of the merger by Merchants shareholders and Valley shareholders at their respective meetings.

Regulatory  Approval
(see page 39)...............  Completion  of the merger is subject to  obtaining all the necessary regulatory approvals, including those of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. Approval by bank regulators, however, does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Merchants shareholders or Valley shareholders.

                              We cannot assure you that the necessary regulatory approvals will be granted or that they will be granted on a timely basis without conditions unacceptable to Valley or Merchants.

Terminating the Merger
Agreement (see page 41).....  The merger  agreement  may be terminated by either
                              Merchants or Valley if the merger has not occurred by April 30, 2001. For a more complete description of this and other termination rights available to Merchants and Valley, see page 41.

Amending the Merger
Agreement (see page 41).....  The merger  agreement may be amended by Valley and
                              Merchants at any time before the merger. However, an amendment which reduces the amount or changes the form of consideration to be received by Merchants shareholders cannot be made without their approval once they have voted to adopt the merger agreement.

Pooling Accounting
Treatment of the Merger
(see page  42)..............  Valley  expects  to  account  for the  merger as a pooling-of-interests for financial reporting purposes. One of the conditions to Valley's and Merchants' obligations to close the merger is that Valley receive a letter from its independent public accountants regarding qualification of the merger for pooling-of-interests accounting.


Merchants has Agreed Not
to Solicit Other
Transactions
(see page 39)...............  Merchants has agreed not to  encourage,  negotiate with, or provide any information to any person other than Valley concerning an acquisition transaction involving Merchants or The Merchants Bank until the merger is completed or the merger agreement is terminated. However, Merchants may take certain of these actions if its board of directors determines that it should do so. This determination by the board must be made after the board consults with counsel, and must be based on the board's fiduciary duties. This restriction, along with the option described in the following paragraph, may deter other potential acquirors of control of Merchants.

Merchants has Granted
Valley a Stock Option (see
page 38)....................  As a condition to Valley  entering into the merger agreement, Valley required Merchants to grant Valley a stock option designed to deter other companies from attempting to acquire control of Merchants. The option is exercisable only if certain specific triggering events occur and the merger does not occur. The option gives Valley the right to purchase for $16.98 per share up to 4,663,741 shares of Merchants common stock, representing approximately 19.9% of the Merchants shares that would be outstanding if the option were exercised. The option exercise price and the number of option shares are subject to anti-dilution adjustment. Also, the exercise price will be reduced if a triggering event occurs and the option price at that time is higher than the average implied value of a share of Merchants common stock during a prior measurement period. Valley has no right to vote the shares covered by the option before its exercise. Valley could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The option may deter other potential acquirors of Merchants because it would probably increase the cost of acquiring all the shares of Merchants common stock. Valley's exercise of the option may also make pooling-of-interests accounting treatment unavailable to another potential acquiror. The agreement granting the option is set forth as Appendix B to this document.

The Companies

Valley (see page 12)......... Valley National Bancorp
                              1455 Valley Road
                              Wayne, New Jersey  07470
                              (973) 305-8800

                              Valley, a New Jersey corporation, is the bank holding company for Valley National Bank. Valley National Bank is a national bank that operates 117 branches located in northern New Jersey. At June 30, 2000, Valley had $6.3 billion in assets.

Merchants (see page 13).....  Merchants New York Bancorp, Inc.
                              275 Madison Avenue
                              New York, New York  10022
                              (212) 973-6600

                              Merchants, a Delaware corporation, is the bank holding company for The Merchants Bank of New York. The Merchants Bank is a New York state-chartered commercial bank that operates seven branches located in Manhattan. At June 30, 2000, Merchants had $1.4 billion in assets.

                        SUMMARY FINANCIAL DATA OF VALLEY

         The following is a summary of certain historical consolidated financial data for Valley. The data presented for the years 1995 through 1999, and as of the end of those years, comes from Valley's audited consolidated financial statements. The data presented as of and for the six months ended June 30, 2000 and 1999 comes from Valley's unaudited consolidated financial statements. Valley's consolidated financial statements as of December 31, 1999 and 1998, and for the years 1999, 1998 and 1997, are incorporated by reference in this document. Valley's unaudited consolidated financial statements as of and for the six months ended June 30, 2000 and 1999 are also incorporated by reference in this document. See page 60.

         In the opinion of Valley's management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the six months ended June 30, 2000 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.

         Valley's historical earnings per share have been restated to give retroactive effect to stock dividends and splits.


                                    At or for the Six
                                   Months Ended June 30,                At or for the Years Ended December 31,
                                  ------------------------   -------------------------------------------------------------
                                    2000          1999         1999        1998         1997        1996          1995
                                  ----------    ----------   ----------  ----------   ----------  ----------   -----------
                                                      (Dollars in thousands, except per share data)
Income Statement Data:
Interest income                  $  226,879    $  208,939    $  427,535  $   411,293  $  406,818  $  386,844  $  376,827
Interest expense                     98,647        81,098       169,177      167,658     172,182     168,595     166,382
                                 -----------   -----------   ----------- ------------------------ ----------- -----------
Net interest income                 128,232       127,841       258,358      243,635     234,636     218,249     210,445
Provision for loan losses             3,700         3,775         9,120       12,645      13,130       3,956       3,821
                                 -----------   -----------   ----------- ------------------------ ----------- -----------
Net interest income after
   provision for loan losses        124,532       124,066       249,238      230,990     221,506     214,293     206,624
Non-interest income                  24,265        24,522        47,252       45,374      45,194      32,610      27,168
Non-interest expense                 68,224        67,501       137,946      144,713     139,246     134,586     121,822
                                 -----------   -----------   ----------- ------------------------ ----------- -----------
Income before income taxes           80,573        81,087       158,544      131,651     127,454     112,317     111,970
Income taxes                         26,970        29,201        52,220       30,380      37,303      37,757      37,818
                                 -----------   -----------   ----------- ------------------------ ----------- -----------
Net income                       $   53,603    $   51,886    $  106,324  $   101,271  $   90,151  $   74,560  $   74,152
                                 ===========   ===========   =========== ======================== =========== ===========

Per Common Share Data:
Earnings per share:
   Basic                         $     0.88    $     0.81    $     1.67  $      1.57  $     1.40  $     1.20  $     1.17
   Diluted                             0.87          0.80          1.65         1.55        1.39        1.19        1.17
Book value                             8.61          8.88          8.83         9.11        8.36        7.42        7.56
Dividends                              0.51          0.48          0.97         0.89        0.77        0.69        0.66

Ratios:
Return on average assets               1.72%         1.74%         1.75%        1.79%       1.60%       1.36%       1.40%
Return on average equity              20.25         17.60         18.35        18.10       17.51       15.47       16.58

Financial Condition Data:
Total assets                     $6,292,729    $6,110,104    $6,360,394  $ 5,878,969  $5,646,425  $5,631,152  $5,464,416
Investment securities held to
   maturity                         358,489       335,157       351,501      286,890     207,053     286,469     349,161
Investment securities available
   for sale                         941,093     1,152,431     1,005,419    1,023,188   1,139,194   1,112,213   1,282,868
Trading account securities               --           --             --        1,592          --          --          --
Loans                             4,629,637     4,308,726     4,554,752    4,147,649   3,972,540   3,783,532   3,325,997
Allowance for loan losses            55,150        54,894        55,120       54,641      53,170      52,926      50,433
Deposits                          5,018,217     5,045,475     5,051,255    4,970,149   4,852,081   4,985,901   4,863,017
Shareholders' equity                520,565       563,210       553,500      589,600     540,600     496,331     476,986


                       SUMMARY FINANCIAL DATA OF MERCHANTS

         The following is a summary of certain selected historical consolidated financial data for Merchants. The data presented for the years 1995 through 1999, and as of the end of those years, comes from Merchants' audited consolidated financial statements. The data presented as of and for the six months ended June 30, 2000 and 1999 comes from Merchants' unaudited consolidated financial statements. Merchants' consolidated financial statements as of December 31, 1999 and 1998, and for the years 1999, 1998 and 1997, are incorporated by reference in this document. Merchants' unaudited consolidated financial statements as of and for the six months ended June 30, 2000 and 1999 are also incorporated by reference in this document. See page 60.

         In the opinion of Merchants' management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the six months ended June 30, 2000 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.

         Merchants' historical earnings per share have been restated to give retroactive effect to stock splits.


                                    At or for the Six
                                  Months Ended June 30,                  At or for the Years Ended December 31,
                                 -------------------------    -------------------------------------------------------------
                                    2000          1999          1999         1998         1997        1996         1995
                                  ----------    ----------    ----------   ----------  -----------  ----------   ----------
                                                       (Dollars in thousands, except per share data)
Income Statement Data:
Interest income                  $   51,692    $   42,681    $   90,285   $   86,268  $   82,820  $   73,095  $    69,569
Interest expense                     23,028        18,364        39,616       40,873      40,253      33,455       31,907
                                 -----------   -----------   ----------- ------------ ----------- ----------- ------------
Net interest income                  28,664        24,317        50,669       45,395      42,567      39,640       37,662
Provision for loan losses             1,625           600         1,915        1,425       1,700       2,580        2,080
                                 -----------   -----------   ----------- ------------ ----------- ----------- ------------
Net interest income after
   provision for loan losses         27,039        23,717        48,754       43,970      40,867      37,060       35,582
Non-interest income                   3,601         3,033         6,551        5,448       5,183       5,286        5,154
Non-interest expense                 13,648        12,864        26,773       25,384      24,333      22,265       22,732
                                 -----------   -----------   ----------- ------------ ----------- ----------- ------------
Income before income taxes           16,992        13,886        28,532       24,034      21,717      20,081       18,004
Income taxes                          5,985         4,713         9,515        8,132       7,155       7,410        6,539
                                 -----------   -----------   ----------- ------------ ----------- ----------- ------------
Net income                       $   11,007    $    9,173    $   19,017   $   15,902  $   14,562  $   12,671  $    11,465
                                 ===========   ===========   =========== ============ =========== =========== ============

Per Common Share Data:
Earnings per share:
   Basic                         $     0.59    $     0.47    $     0.99   $     0.82  $     0.75  $     0.64  $      0.58
   Diluted                             0.58          0.47          0.98         0.81        0.73        0.63         0.57
Book value                             5.17          5.60          5.19         5.80        5.49        5.21         5.03
Dividends                              0.25          0.20          0.45         0.40        0.38        0.33         0.28

Ratios:
Return on average assets               1.61%         1.44%         1.46%        1.27%       1.23%       1.21%        1.19%
Return on average equity              23.09         16.45         17.32        14.34       13.82       12.53        12.59

Financial Condition Data:
Total assets                     $1,369,676    $1,264,939    $1,395,313   $1,289,571  $1,235,742  $1,137,799  $ 1,027,191
Investment securities held to
   maturity                         252,609       211,229       197,988      198,163     215,171     166,908       45,435
Investment securities
   available                        561,519       599,234       649,932      660,026     541,634     561,601      584,378
   for sale
Loans                               479,456       392,088       437,097      361,763     331,808     297,081      270,904
Allowance for loan losses            10,282         8,556         9,108        7,965       6,167       5,617        6,484
Deposits                            927,087       879,871       958,978      934,323     904,087     875,693      792,398
Stockholders' equity                 96,688       108,097        99,208      112,978     106,194     103,536      100,155


                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         We present on this page certain unaudited combined condensed financial information derived from the unaudited pro forma financial information for the periods and at the dates indicated. The pro forma combined information gives effect to the proposed merger accounted for as a pooling-of-interests, as if the merger had been consummated for statement of income purposes on the first day of the applicable periods and for statement of condition purposes on June 30, 2000. See "Pro Forma Financial Information" on pages 46-53. The summary pro forma financial information is based on the historical financial statements of Valley and Merchants incorporated by reference herein. See page 60. The pro forma financial information assumes a 0.7634 exchange ratio. The financial information also does not reflect one-time merger-related and restructuring charges which will be incurred in connection with the merger. Valley's and Merchants' historical earnings per share have been restated to give retroactive effect to stock dividends and splits.

         You should read the summary pro forma financial information in conjunction with the pro forma financial information and the related notes thereto on pages 46-53 and the consolidated financial statements and related notes incorporated by reference in this document. The pro forma financial information does not necessarily indicate the results of operations which would have been achieved had the merger been completed as of the beginning of the periods for which that data are presented and should not be construed as being representative of future periods.


      Summary Pro Forma Unaudited Combined Condensed Financial Information


                                               At or for the Six Months
                                                    Ended June 30,               For the Years Ended December 31,
                                               --------------------------  ----------------------------------------------
                                                  2000           1999        1999              1998              1997
                                                ----------    -----------  ----------        ----------        ----------
                                                             (Dollars in thousands, except per share data)
     Income Statement Data:
     Net interest income                       $     156,896 $  152,158    $  309,027        $  289,030        $  277,203
     Provision for loan losses                         5,325      4,375        11,035            14,070            14,830
     Net interest income after provision
         for loan losses                             151,571    147,783       297,992           274,960           262,373
     Income before income taxes                       97,565     94,973       187,076           155,685           149,171
     Net income                                       64,610     61,059       125,341           117,173           104,713
     Earnings per common share:
          Basic                                         0.86       0.77          1.60              1.48              1.32
          Diluted                                       0.85       0.77          1.58              1.46              1.31

     Financial Condition Data:
     Total assets                              $   7,662,405
     Total deposits                                5,945,304
     Total shareholders' equity                      617,253
     Book value per common share                        8.26



                                  INTRODUCTION

         The boards of  Directors  of  Merchants  and Valley  have  approved  an
Agreement and Plan of Merger, dated as of September 5, 2000, by and among Valley, Valley's bank subsidiary, Valley National Bank, Merchants and Merchants' bank subsidiary, The Merchants Bank of New York. The merger agreement provides for Merchants to be merged with Valley, with Valley as the surviving corporation. It also provides for Merchants' subsidiary bank to be merged into Valley National Bank. The merger cannot be completed unless the shareholders of both Merchants and Valley approve the merger agreement.

         This document serves two purposes. It is the joint proxy statement being used by the Merchants and Valley boards of directors to solicit proxies for use at their special meetings called to seek shareholder approval of the merger agreement. It is also the prospectus of Valley regarding the common stock Valley will issue to Merchants shareholders if the merger is completed. Thus, we sometimes refer to this document as the joint proxy statement-prospectus.

         This document describes the merger agreement in detail. A copy of the merger agreement is attached as Appendix A to this document and is incorporated into this document by reference. We urge you to read this entire document and the appendixes carefully.

         Merchants   supplied  all  information  and  statements   contained  or
incorporated by reference in this document about itself and Valley supplied all information and statements about itself.

         You should rely only on the information contained in or incorporated by reference in this document. You should not rely on any prior filings by Valley or Merchants relating to the merger that have not been incorporated by reference in this document, including filings on Form 425, which are superseded by this document. We have not authorized anyone to provide you with information that is different.

                           FORWARD LOOKING STATEMENTS

         This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of Valley and Merchants. Those statements are not historical facts and include expressions about Valley's and/or Merchants'

          o    confidence,
          o    strategies and expressions about earnings,
          o    new and existing programs and products,
          o    relationships,
          o    opportunities,
          o    technology, and
          o    market conditions.

You may identify these statements by looking for

          o    forward-looking   terminology   like   "expect",   "believe"   or
               "anticipate", or

          o    expressions of confidence like "strong" or "on-going", or

          o    similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

          o    Valley  does  not  realize   expected  cost  savings  or  revenue
               enhancements from the merger in the amounts or within the time frames anticipated;

          o deposit attrition, customer loss or revenue loss following the merger is greater than expected;

          o competitive pressure in the banking and financial services industry increases significantly;

          o    costs  or   difficulties   related  to  the  integration  of  the
               businesses of Valley and Merchants are greater than expected;

          o changes occur in the interest rate environment which reduce the interest margins of the combined company;

          o legislation or regulatory changes adversely affect the businesses in which Valley and Merchants are engaged;

          o    adverse changes occur in the securities markets; or

          o general economic conditions, either nationally or in the states in which Valley or Merchants operates, are less favorable than expected.

         We caution you not to place undue reliance on forward-looking statements. Actual results may differ materially from management expectations. Neither Valley nor Merchants assumes any obligation for updating its forward-looking statements at any time.

                        CERTAIN INFORMATION ABOUT VALLEY

General

         Valley, a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank. Valley indirectly owns additional subsidiaries through Valley National Bank. Valley is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

         As of June 30, 2000, Valley had:

          o    consolidated assets      $6.3 billion
          o    deposits                 $5.0 billion
          o    shareholders' equity     $521 million
          o    loans                    $4.6 billion

         Valley's principal executive offices and telephone number are:

              1455 Valley Road
              Wayne, New Jersey 07470
              (973) 305-8800

Valley National Bank

         Valley National Bank, a wholly owned subsidiary of Valley, is a national banking association chartered in 1927 under the laws of the United States. Valley National Bank is a member of the Federal Reserve System and the FDIC insures its deposits. Valley National Bank maintains its principal office in Wayne, New Jersey and operates 117 branches in northern New Jersey.

         Valley National Bank provides a full range of commercial and retail bank services, including:

          o    accepting demand, savings and time deposits

          o    extension of credit,  including
                 consumer loans
                 real estate loans
                 Small Business Administration loans
                 other commercial credits

          o full personal and corporate trust services, including pension services fiduciary services

         Valley National Bank has several wholly owned subsidiaries, including:

          o    two   investment   management   firms  that  each  provide  asset
               management services to individuals and corporate retirement plans

          o    a title insurance agency

          o a mortgage servicing company which services loans for others as well as for Valley National Bank

          o    an  investment   company  which  holds,   maintains  and  manages
               investments for Valley National Bank

          o    a subsidiary which owns and services auto loans

          o an Edge Act Corporation that owns a finance company located in Toronto, Canada.


                       CERTAIN INFORMATION ABOUT MERCHANTS

General

         Merchants New York Bancorp is a Delaware corporation and was organized in 1992 as a bank holding company. Merchants' principal operating subsidiary is The Merchants Bank of New York, which was founded in 1927 as a New York state-chartered bank and the successor to a private banking corporation organized in 1881. Merchants Bank is a full service commercial bank servicing middle market customers in the Manhattan communities in which its seven branches are located.

         As of June 30, 2000, Merchants had:

         o  consolidated assets         $ 1.4 billion
         o  deposits                    $ 927 million
         o  stockholders' equity        $ 97 million
         o  loans                       $ 479 million

         Merchants' principal executive offices and telephone number are:

         275 Madison Avenue
         New York, NY 10022
         (212) 973-6600

                              THE MERCHANTS MEETING
Date, Time and Place

         This document solicits, on behalf of the Merchants board, proxies to be voted at a special meeting of Merchants shareholders and at any adjournments or postponements thereof. The Merchants meeting is scheduled to be held:

              Tuesday, December 5, 2000
              3:00 p.m.
              The Harmonie Club
              4 East 60th Street
              New York, New York 10022

Purpose

         At the meeting, Merchants shareholders will consider and vote on:

          o    approval and adoption of the merger agreement

          o any other matters that may properly be brought before the meeting.

Board Recommendation

         The Merchants board of directors has unanimously approved the merger agreement and unanimously recommends a vote FOR approval and adoption of the merger agreement.

Record Date; Required Vote

         The Merchants board has fixed the close of business on October 26, 2000 as the record date for the Merchants meeting. Only holders of record of Merchants common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On October 26, 2000, there were 18,647,543 shares of Merchants common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

The merger cannot be completed without Merchants shareholder approval.

         Approval and adoption of the merger agreement requires the affirmative vote of a majority of the Merchants shares outstanding on the record date for the meeting. Each share of Merchants common stock is entitled to one vote on each matter to be acted upon at the Merchants meeting.

         Because the required Merchants shareholder vote is based on the total number of outstanding shares of Merchants common stock, rather than the number of shares which are actually voted, a Merchants shareholder's failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.

         On October 26, 2000, the directors and executive officers of Merchants as a group beneficially owned or otherwise controlled the voting of 4,511,076 shares of Merchants common stock, representing 24.22% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options because the shares underlying those options cannot be voted at the meeting. The Merchants directors and executive officers have indicated their intention to vote all the shares they beneficially own or otherwise control the voting of, FOR the merger agreement.

         The matters to be considered at the Merchants meeting are of great importance to the shareholders of Merchants. Accordingly, we urge you to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the enclosed proxy card in the envelope provided, or submit your proxy to us by telephone or the Internet as instructed on the enclosed proxy card.

Voting Rights; Proxies

         If you properly execute a proxy card and send it to Merchants in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy before the vote. If you send a proxy card that does not contain any voting instructions, your shares will be voted FOR approval and adoption of the merger agreement.

         The Merchants board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the Merchants meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. To revoke a proxy, just send in a later-dated, signed proxy card to Merchants' Corporate Secretary or vote again by telephone or the Internet before your meeting. Alternatively, you can attend the Merchants meeting in person and either request that the Secretary return your proxy, or just vote in person. (Note that simply showing up at the meeting and taking no further action will not revoke your proxy.) You may also revoke your proxy by sending a notice of revocation to the Merchants Corporate Secretary, who will be present at the Merchants meeting and, before that, can be reached at the following address:

              Karen Deitz
              Corporate Secretary
              Merchants New York Bancorp, Inc.
              275 Madison Avenue
              New York, New York 10022

         Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the Merchants meeting. The election inspectors will determine whether a quorum is present. The election inspectors will treat abstentions and "broker non-votes" as shares that are present for purposes of determining a quorum, but not voted.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of Merchants may solicit proxies for the Merchants meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Merchants may retain a proxy-soliciting firm to assist it in soliciting proxies. If so, Merchants would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. Merchants also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. Merchants will bear all costs of soliciting proxies for the Merchants meeting, except that Valley and Merchants will share equally the cost of printing this joint proxy statement-prospectus.

Quorum

         At  least  a  majority  of  the  Merchants   common  stock  issued  and
outstanding and entitled to be voted at the Merchants meeting must be present in person or by proxy to constitute a quorum.

                               THE VALLEY MEETING

Date, Time and Place

         This document solicits, on behalf of the Valley board, proxies to be voted at a special meeting of Valley shareholders and at any adjournments or postponements thereof. The Valley meeting is scheduled to be held:

              Tuesday, December 5, 2000
              9:00 a.m.
              The Radisson Hotel
              690 Route 46 East
              Fairfield, New Jersey

Purpose

         At the meeting, Valley shareholders will consider and vote on:

          o    approval and adoption of the merger agreement

          o any other matters that may properly be brought before the meeting.

Board Recommendation

         The Valley board of directors has unanimously approved the merger agreement and unanimously recommends a vote FOR approval and adoption of the merger agreement.

Record Date; Required Vote

         The Valley board has fixed the close of business on October 26, 2000 as the record date for the Valley meeting. Only holders of record of Valley common stock at that time will be entitled to receive notice of and to vote at the Valley meeting. On October 26, 2000 there were __________ shares of Valley common stock outstanding and entitled to vote at the Valley meeting. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

         The merger cannot be completed without Valley shareholder approval. A majority of the shares of Valley common stock represented and voting at the Valley meeting, in person or by proxy, must vote affirmatively in order to approve the merger agreement.

         Each share of Valley's common stock is entitled to one vote on each matter to be acted upon at the Valley meeting. The required Valley shareholder vote is based on the number of shares which are actually voted, rather than the total number of outstanding shares of Valley common stock. Thus, if you abstain from voting or if you don't submit a proxy and don't vote in person at the Valley meeting, your action will have no effect. Also, broker non-votes will have no effect.

         On October 26, 2000, the directors and executive officers of Valley as a group beneficially owned approximately __________ shares of Valley common stock, representing ___% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options can't be voted at the meeting. The Valley directors and executive officers have indicated that they intend to vote all the shares they beneficially own FOR the merger agreement.

         We urge you to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the enclosed proxy card in the envelope provided, or submit your proxy to us by telephone or the Internet as instructed on the enclosed proxy card.

Voting Rights; Proxies

         If you properly execute a proxy card and send it to Valley in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If you send a proxy card that does not contain any voting instructions, your shares will be voted FOR approval and adoption of the merger agreement.

         The Valley board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the Valley meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. To revoke a proxy, just send in a later-dated, signed proxy card to Valley's Corporate Secretary or vote again by telephone or the Internet before your meeting. Alternatively, you can attend the Valley meeting in person and either request that the Secretary return your proxy, or just vote in person. (Note that simply showing up at the meeting and taking no further action will not revoke your proxy.) You may also revoke your proxy by sending a notice of revocation to the Valley Corporate Secretary, who will be present at the Valley meeting and, before that, can be reached at the following address:

              Alan D. Eskow
              Corporate Secretary
              Valley National Bancorp
              1455 Valley Road
              Wayne, New Jersey  07470

         Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the Valley meeting. The election inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" as shares that are present for purposes of determining a quorum, but not voted.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of Valley may solicit proxies for the Valley meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Valley may retain a proxy-soliciting firm to assist it in soliciting proxies. If so, Valley would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. Valley also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. Valley will bear all costs of soliciting proxies for the Valley meeting, except that Valley and Merchants will share equally the costs of printing this joint proxy statement-prospectus.

Quorum

         At least a majority of the Valley common stock issued and outstanding and entitled to be voted at the Valley meeting must be present in person or by proxy to constitute a quorum.

                               THE PROPOSED MERGER

         We have attached a copy of the merger agreement as Appendix A to this joint proxy statement-prospectus and it is incorporated by reference into this document. Descriptions of the merger and the merger agreement are qualified in their entirety by reference to the merger agreement.

General Description

         The merger agreement provides for the merger of Merchants with and into Valley, with Valley as the surviving entity. The merger will be completed on a date determined by Valley, which must be within ten business days after all material conditions to closing have been met. The exact date will be set by notice Valley delivers to Merchants. However, Valley and Merchants may agree on a different closing date. The parties currently anticipate closing during the first quarter of 2001. The merger will become effective at the time specified in certificates of merger which Valley and Merchants will file with the Secretaries of State of the States of New Jersey and Delaware following the closing. Valley and Merchants anticipate that the merger will become effective at the close of business on the closing date. Immediately after the merger is effective, Valley will merge The Merchants Bank of New York with Valley National Bank, with Valley National Bank as the surviving entity. The exact closing date and the exact time the merger will become effective are dependent upon satisfaction of numerous conditions, some of which are not under Valley's or Merchants' control.

Consideration; Exchange Ratio; Cash Instead of Fractional Shares

         When the merger becomes effective, except as noted below, each outstanding share of Merchants common stock will be converted into the right to receive 0.7634 shares of Valley common stock. The exchange ratio is subject to adjustment to take into account any stock split, stock dividend or similar transaction with respect to Valley common stock between the date of the merger agreement and the time the merger becomes effective. Certain shares of Merchants common stock held by Merchants or by Valley or its subsidiaries will be cancelled in the merger and will not be converted into Valley common stock.

         Instead of receiving fractional shares of Valley common stock, Merchants shareholders will receive, without interest, a cash payment equal to the fractional share interest to which they would otherwise be entitled multiplied by the value of Valley common stock. For this purpose, Valley common stock will be valued at its average closing price during the ten trading days ending on the fifth business day before the closing. All shares of Valley common stock to be issued to a Merchants shareholder will be combined to make as many whole shares as possible before calculating that shareholder's fractional share interest.

         The price of Valley common stock at the time the merger becomes effective may be higher or lower than the market price

          o    when the merger agreement was signed,

          o    when this proxy statement was mailed,

          o when the Merchants shareholders meet to vote on the merger agreement, or

          o when Merchants shareholders receive Valley stock certificates from the exchange agent following the merger.

We urge you to obtain current market quotations for the Valley common stock and the Merchants common stock.

Conversion of Merchants Options

         When the merger becomes effective, each outstanding option to purchase Merchants common stock granted under the Merchants stock option plan will be converted into an option to purchase Valley common stock. The terms of the new option will be determined as follows:

          o the right to purchase a share of Merchants common stock under the old option will be converted into the right to purchase 0.7634 of a share of Valley common stock under the new option,

          o the option exercise price for a share of Valley common stock under the new option will be the old exercise price divided by the 0.7634 exchange ratio, and

          o in all other material respects the new option will be subject to the same terms and conditions as governed the old option on which it was based, including the vesting schedule and the length of time within which the option may be exercised.

         Valley has reserved for issuance the number of shares of Valley common stock necessary to satisfy Valley's obligations under the converted options. Valley has agreed to register those shares pursuant to the Securities Act as soon as practicable after the merger becomes effective. As of _________, 2000, there were options outstanding for ________ shares of Merchants common stock which would be converted in the merger as described above.

Background of and Reasons for the Merger

         Background

         In early July 2000, CIBC World Markets, Inc., Merchants' investment bankers, arranged an introduction between key executives of Merchants and Valley. In the meetings that followed, it became apparent to both executive groups that there were many cultural similarities between the two organizations. Each found that the other recognized the importance of credit quality, treatment of customers and staff, and shareholder value.

         Merchants was aware of the trend toward mergers among banking institutions, and had received occasional third-party expressions of interest in a possible business combination, none of which proceeded beyond the early discussion stage. In the course of the discussions with Valley, however, it soon became apparent that the parties could negotiate a merger that would result in Merchants becoming an important part of a larger, stronger banking institution serving customers in the New York - New Jersey region, while at the same time enhancing the interests of Merchants shareholders and employees. The merger offered Valley the opportunity to expand into the New York area without having to go through the more complicated and time-consuming process of opening individual branch locations in that area.

         On August 8, key executives of Valley and Merchants met and discussed the terms on which a merger between the two companies might be possible.

         On August 15, Valley's board of directors met and considered the advisability of a merger with Merchants, with an exchange ratio of 0.7634, the grant of a stock option by Merchants to Valley in connection with the merger agreement, and other substantive terms. The Valley board approved the basic terms of the transaction, directed its chairman to negotiate a merger agreement and related documents with Merchants. The board authorized a committee composed of its directors who also serve as directors of Valley National Bank to review and approve the merger agreement and other documents upon their completion consistent with the terms presented to the full board.

         On August 16 and again on August 18, key executives of the two companies met and discussed the basic terms of a possible merger, including the proposed 0.7634 exchange ratio. Based on those discussions, the executives determined that the two companies should proceed with drafting and negotiating the appropriate agreements, conducting due diligence, seeking fairness opinions from financial advisors and submitting the matter to the Merchants board of directors and the Valley board committee for their consideration and approval.

         Over the next two weeks, several activities were conducted simultaneously. Each party sent a team of investigators to the other's sites to conduct extensive due diligence investigations. The first drafts of the merger agreement, the stock option agreement and related documents were prepared by legal counsel to Valley. These were reviewed by executive officers of both parties and by Merchants' counsel, after which the proposed final merger agreement, stock option agreement and other documents were prepared and circulated for review in advance of the meetings to consider the agreements. During this same two-week period, Sandler O'Neill and CIBC World Markets researched and prepared their reports.

         A special meeting of the Merchants board was held on August 30. At the meeting, CIBC World Markets presented its report and delivered its opinion to the effect that the proposed merger was fair to Merchants shareholders. Legal counsel to Merchants presented an oral summary of the merger agreement, the stock option agreement and the related documents. The directors voted unanimously to approve the merger agreement and the stock option agreement, subject to finalization of documents consistent with the terms presented to the board.

         A special meeting of the Valley board committee, in conjunction with a meeting of the Valley National Bank board of directors, was held on September 5. At the meeting, Sandler O'Neill presented its report and delivered its opinion to the effect that the proposed merger was fair to Valley's shareholders. The directors voted unanimously to approve the merger agreement and the stock option agreement, pursuant to its authorization from the full board of Valley.

         On the afternoon of September 5, 2000, Valley and Merchants signed and delivered the merger agreement and the stock option agreement. A public announcement of the merger was made the following morning.

         Valley's Reasons for the Merger

         Valley has an ongoing strategy of highly focused growth within Northern New Jersey and the contiguous local market through new branches and acquisitions of other strong financial institutions. Valley's goal in acquisitions is to price transactions so that they are accretive to Valley's per share earnings during the first year of combined operations.

         Valley entered into the merger agreement with Merchants to further implement this strategy. The Merchants Bank is a traditional commercial bank with a culture focused on strong asset quality, customer service and earnings, making it similar to Valley's business model. All seven of Merchants' offices are located in Manhattan, approximately 15 miles from Wayne, and most of its customers are within 45 minutes of Valley's headquarters. Valley expects that the proximity of Merchants' offices and customers will allow Valley to continue to operate as a super community bank following the merger.

         Over the years, Merchants has developed a strong following among small- to medium-sized companies that want to maintain their banking relationship with senior management and the decision makers in the bank. This closely follows Valley's approach to lending. Valley expects this acquisition to generate sufficient cost savings to make it accretive to earnings during the first year. Additionally, since Merchants does not focus on consumer banking, a major strength at Valley, Valley views this as an opportunity to enhance Merchants' revenue stream and a significant growth opportunity.

         Recommendations of the Valley Board of Directors

         The Valley Board believes that the merger is fair to, and in the best interests of, Valley and its shareholders. Accordingly, the Board unanimously approved the merger agreement and merger and recommends that Valley shareholders vote FOR the approval and adoption of the merger agreement and merger.

         The  Valley  board  of  directors   unanimously   recommends  that  all
shareholders of Valley vote FOR the approval of the merger agreement and the merger.

         Merchants' Reasons for the Merger

         The merger offers a combination of opportunities to Merchants shareholders. These include a substantial increase in dividends, greater liquidity for their shares, and the opportunity to participate as shareholders in a larger banking organization offering an expanded variety of services to its customers.

         Merchants has had a successful track record as an independent commercial bank located in the heart of New York City. However, it faces competition from much larger banks that serve the same area. Because its resources are limited by its size, Merchants' ability to offer larger loans to its present as well as potential clients is limited, which in turn limits revenue growth. In addition, offering products such as commercial and residential real estate lending, asset management, trust and insurance services and state-of-the art online computer banking all involve substantial costs for added personnel and capital equipment. Lacking these services puts Merchants at a competitive disadvantage with larger banks that offer them.

         In addition, Merchants common stock has traded at low volume levels. This has meant that large volume purchases and sales have had the potential to cause excessively large changes in the share price.

         The merger with Valley offers solutions to these problems. The greater resources available to the combination of the two banks will substantially increase the maximum loan size that can be offered to customers and potential customers of Merchants.

         The merger will allow Merchants to make types of loans that it has not traditionally offered to its customers, including larger commercial real estate loans, residential mortgage loans and home equity loans, taking advantage of Valley's experience and expertise in these areas.

         Valley offers asset management, trust and insurance services as well as state-of-the-art online banking for consumers, including automated teller machines (ATMs), all of which will be offered to Merchants' customers as soon as the merger is completed.

         The merger also will allow Merchants to make types of loans that it has not traditionally offered to its customers, such as residential mortgages and home equity loans. Merchants has historically referred applications for these types of loans to other banks. The merger will allow Merchants to take advantage of Valley's experience in these areas and service customer requirements for these types of loans.

         Valley common stock, which is listed on the New York Stock Exchange, enjoys a significantly higher trading volume, which should result in increased liquidity for holders of Merchants common stock after the merger.

         Valley common stock currently pays a substantially higher dividend than Merchants. Merchants' most recent dividend was 12.5(cent) quarterly, or 50(cent) annually. The most recent Valley dividend was 26(cent) quarterly, or $1.04 annually. Multiplying the Valley dividend by the .7634 exchange ratio gives a quarterly dividend of 19.8(cent) quarterly or 79.4(cent) annually. This represents almost a 60% dividend increase.

         The ability to structure the merger as a tax-free exchange is also a significant benefit to many Merchants stockholders. The merger offers holders the opportunity to obtain the advantages offered by becoming shareholders of Valley without, at the same time, having to pay income tax on accumulated capital gains on their Merchants shares.

         Finally, the merger will preserve the Merchants name. The bank will operate as "The Merchants Bank of New York - a Division of Valley National Bank."

         Recommendations of the Merchants Board of Directors

         The Merchants Board believes that the merger is fair to, and in the best interests of, Merchants and its shareholders. Accordingly, the Board unanimously approved the merger agreement and merger.

         The Merchants board of directors unanimously recommends that all shareholders of Merchants vote for the approval and adoption of the merger agreement and the merger.

Interests of Certain Persons in the Merger

         In considering the recommendation of the Merchants Board regarding the merger, Merchants shareholders should know that certain directors and officers of Merchants have interests in the merger in addition to their interests as shareholders of Merchants. These additional interests are described below, to the extent they are material and are known to Merchants. The Merchants Board was aware of these interests and considered them, among other matters, in approving the merger agreement:

         Board Membership; New Division. Valley has agreed to appoint Spencer B. Witty, Robinson Markel and Charles Baum as directors of Valley when the merger occurs. Each of them is currently a Merchants director. Valley has also agreed to appoint Mr. Witty as a director of Valley National Bank when the merger occurs. Valley National Bank will operate the former branches of Merchants as The Merchants Bank of New York - a division of Valley National Bank. All current Merchants directors who do not become directors of Valley following the merger will be invited to serve as advisory directors for the new division.

         Stock Benefits. When the merger becomes effective, each outstanding option granted under the Merchants Employee Stock Plan will be converted into an option to purchase Valley common stock having the same terms and conditions as the old options, except that the number of shares and exercise price will be adjusted to reflect the 0.7634 exchange ratio.

         Employment Agreements with Executive Officers. Valley has entered into employment and non-competition agreements with four Merchants executives. Spencer B. Witty will serve as Vice Chairman of Valley and Valley National Bank and as Chairman of the Merchants Division, James G. Lawrence as an Executive Vice President of Valley National Bank and President of the Merchants Division, William J. Cardew as a First Senior Vice-President of Valley National Bank and Vice Chairman of the Merchants Division, and Eric W. Gould, as a First Senior Vice President of Valley National Bank. Messrs. Lawrence and Cardew have existing employment agreements with Merchants which will be modified as described below. Messrs. Witty and Gould do not presently have employment agreements with Merchants.

         The employment agreements take effect when the merger is completed. Mr. Witty's and Mr. Cardew's employment periods continue until May 1, 2003, Mr. Gould's for two years after the merger is completed, and Mr. Lawrence's until he reaches age 65. Each agreement provides for continuation of current compensation being paid by Merchants (including salary and bonus payments), and provides that the executive will be eligible to participate in Valley's annual incentive plan for executives. Mr. Witty's agreement also provides for him to receive medical and hospital insurance and use of an office after his employment with Valley ends.

         Each employment agreement contains restrictions on competition by the executive when his employment ends. The restrictions continue for two years after the termination of employment, unless employment ends for any reason (other than termination for cause) within six months after a change in control of Valley, in which case the non-competition provisions do not apply. Also, commencing April 30, 2003, Mr. Gould's post-employment restriction is reduced from two years to one year.

         Mr. Lawrence has also signed a change-in-control agreement with Valley. This agreement becomes effective upon completion of the merger and continues for an initial term of three years or until the end of the contract period described below, whichever is later. The initial term is automatically extended for an additional year on September 5 of each year (so that the initial term is always three years), but is subject to early termination on notice from the chief executive officer of Valley National Bank. An early termination notice can be given at any time, but only if no change in control has occurred. An early termination notice, if given, would end the change-in-control agreement nine months after the date of the notice or on September 5, 2003, whichever comes later.

         If Valley undergoes a change in control while Mr. Lawrence's change-in-control agreement remains in effect, and while he remains employed under his employment agreement, the employment terms of his employment agreement are superseded by equivalent terms of the change-in-control agreement. These include a provision for his continued employment, during the contract period defined in the agreement, as Executive Vice President of Valley National Bank, at the same base salary, bonuses at least equal to the average annual bonus paid to him over the most recent three years, and participation in fringe benefit plans. These terms also include special payments if Mr. Lawrence resigns under certain conditions or is discharged without cause during the contract period, as explained below.

         The contract period defined in the change-in-control agreement begins on the day before a change in control of Valley takes place, and ends three years later, or when Mr. Lawrence attains age 65, or when he dies, whichever happens first. If, during the contract period, Mr. Lawrence resigns for a "good reason" as defined in the change-in-control agreement, or is terminated without cause, he is entitled to an immediate lump-sum payment equal to three times his base salary, and to continuation of medical benefit coverage for the remainder of the contract period. These benefits may be cut back if the total amount of payments and other benefits to Mr. Lawrence would otherwise exceed limits contained in Section 280G of the Internal Revenue Code, making payments to Mr. Lawrence nondeductible by the company.

         "Good reason" for Mr. Lawrence's resignation defined in the change-in-control agreement includes: downgrading of his duties and responsibilities, reduction of his base compensation, failure to receive annual compensation reviews, discontinuation of his participation in any bonus plan, relocation of his office to a place more than 25 miles away from its prior location, reduction or elimination of his benefits under various fringe benefit plans, and the inability of Valley to obtain the agreement of its successor to be bound by the change-in-control agreement.

         Piggyback Registration Rights. In the letter agreement delivered by Mr. Witty as someone who may be deemed an "affiliate" of Merchants, Valley has agreed to provide Mr. Witty with "piggyback" registration rights if Valley registers a secondary offering for the account of another person during the one-year period after the merger is completed. This benefit was provided to Mr. Witty because, as the beneficial owner of over one percent of Valley common stock following the merger, he will not have the same ability as other Merchants affiliates to sell his shares of Valley under the "dribble out" provisions of Rule 144 under the Securities Act.

         Share Ownership. As of October 26, 2000, the directors and executive officers of Merchants as a group beneficially owned or otherwise controlled the voting of approximately ___% of the issued and outstanding shares of Merchants common stock. The directors of Merchants have indicated their intention to vote in favor of the merger agreement.

         Indemnification; Directors and Officers. The merger agreement requires Valley to indemnify, for a period of six years after the merger takes effect, each director and officer of Merchants or its subsidiary bank to the extent permitted under applicable law and its certificate or articles of incorporation and by-laws.

Opinion of Sandler O'Neill & Partners, L.P.

         By  letter  agreement  dated as of August  21,  2000,  Valley  retained
Sandler O'Neill & Partners, L.P. as an independent financial advisor in connection with Valley's consideration of a possible business combination with Merchants. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of their investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O'Neill did not act as Valley's financial advisor in connection with its consideration of the merger or in connection with the negotiation of the merger agreement.

         At Valley's request, representatives of Sandler O'Neill attended the September 5, 2000 meeting of the Valley National Bank board and the Valley board committee, at which the merger agreement was considered and approved. At the meeting, Sandler O'Neill delivered their oral opinion, subsequently confirmed to the Valley board of directors in writing, that, as of such date, the exchange ratio was fair to Valley shareholders from a financial point of view. Sandler O'Neill will deliver to the Valley board a written opinion dated the date of this joint proxy statement-prospectus that is substantially identical to the September 5, 2000 opinion. The full text of Sandler O'Neill's opinion is attached as Appendix D to this document and is incorporated by reference into this description. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering their opinion. This description is qualified in its entirety by reference to the opinion. Valley shareholders are urged to carefully read the opinion in connection with their consideration of the proposed merger.

         Sandler O'Neill's opinion was directed to the Valley board and was provided to the board of directors for its information in considering the merger. The opinion is directed only to the fairness of the exchange ratio to Valley shareholders from a financial point of view. It does not address the underlying business decision of Valley to engage in the merger or any other aspect of the merger and is not a recommendation to any Valley shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other related matter.

         In rendering their September 5, 2000 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that their analyses must be considered as a whole and that selecting only certain factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying their opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Valley or Merchants and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Valley or Merchants and the companies to which they are being compared.

         The earnings projections for Valley and Merchants relied upon by Sandler O'Neill in their analyses were reviewed with management and were based upon published IBES consensus earnings estimates for 2000 and 2001 for Valley and upon internal projections for the years ending December 31, 2000 and December 31, 2001 for Merchants. The earnings projections furnished to Sandler O'Neill were prepared by the senior management of Merchants for internal purposes only and not with a view towards public disclosure. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill in their analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

         In  performing  their  analyses,  Sandler  O'Neill  also made  numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Valley, Merchants or Sandler O'Neill. Sandler O'Neill prepared their analyses solely for purposes of rendering their opinion and provided such analyses to the Valley board at the September 5, 2000 meeting. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Valley common stock or Merchants common stock or the prices at which Valley common stock or Merchants common stock may be sold at any time.

         Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Valley's common stock on September 1, 2000 of $26.3125 and an exchange ratio of 0.7634, Sandler O'Neill calculated an implied transaction value per share of Valley common stock of $20.09. The implied aggregate transaction value was approximately $378.2 million, based upon 18,828,555 fully diluted shares of Merchants common stock outstanding, which was determined using the treasury stock method at the implied value of $20.09. Based upon the implied transaction value and Merchants' June 30, 2000 financial information, Sandler O'Neill calculated the following ratios:

         Implied value/Book value                                3.88x
         Implied value/Tangible book value                       3.90x
         Implied value/Last Twelve Months EPS                    18.10x

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented an 18.8% premium over the September 1, 2000 closing price of Merchants common stock of $17.00.

         Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Valley common stock and Merchants common stock, and the relationship between the movements in the prices of each of the stocks to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and the median performance of a composite group of publicly traded regional commercial banks selected by Sandler O'Neill. During the one year period ended September 1, 2000, the Valley common stock outperformed the Nasdaq Bank Index and the composite group to which it was compared and underperformed the S&P Index. During the one year period ended September 1, 2000 Merchants common stock outperformed the composite group to which it was compared and underperformed the Nasdaq Bank Index and the S&P Index.


                               Beginning Index Value           Ending Index Value
                                  August 31, 1999               September 1, 2000
                              -------------------------       ----------------------
Merchants                                100.00%                      94.28%
Merchants Composite Group                100.00%                      79.60%
Valley                                   100.00%                     106.26%
Valley Composite Group                   100.00%                      99.11%
Nasdaq Bank Index                        100.00%                      96.09%
S&P 500                                  100.00%                     115.15%


         Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Merchants and two groups of commercial banks selected by Sandler O'Neill, a Mid-Atlantic group and a High Performing group.

         The Mid-Atlantic group consisted of Merchants and the following 18 publicly traded regional commercial banks:

      United National Bancorp                     NBT Bancorp, Inc.
      BT Financial Corp.                          Sun Bancorp, Inc.
      Community Bank System, Inc.                 Harleysville National Corp.
      U.S.B. Holding Co.                          F&M Bancorp
      Sandy Spring Bancorp, Inc.                  Main Street Bancorp, Inc.
      Commercial Bank of New York                 Yardville National Bancorp
      USBANCORP, Inc.                             Tompkins Trustco, Inc.
      Sterling Bancorp                            Financial Institutions, Inc.
      Patriot Bank Corp.                          Univest Corp. of Pennsylvania

         The High Performing group consisted of Merchants and the following 13 publicly traded commercial banks, which had a return on average equity of greater than 16% (based on last twelve months' earnings) and a price-to-tangible book value of greater than 180%:

         United National Bancorp                     Cathay Bancorp, Inc.
         CVB Financial Corp.                         Sterling Bancshares, Inc.
         Irwin Financial Corp.                       Community Bank System, Inc.
         GBC Bancorp                                 U.S.B. Holding Co.
         Sandy Spring Bancorp, Inc.                  Frontier Financial Corp.
         Midwest Banc Holdings, Inc.                 CCBT Financial Cos.
         First Busey Corp.

         The analysis compared publicly available financial information for Merchants and the median data for each of the Mid-Atlantic group and the High Performing group as of and for each of the years ended December 31, 1995 through 1999 and as of and for the twelve months ended June 30, 2000. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2000.



                                                                               Mid-Atlantic               High Performing
                                                       Merchants                   Group                       Group
                                                    ----------------         ------------------          -------------------
Total assets                                           $1,369,676               $1,544,874                 $1,851,161
Tangible equity/total assets                                 7.04%                    5.72%                      6.53 %
Intangible assets/total equity                               0.30%                    5.94%                      5.23 %
Net loans/total assets                                      34.25%                   57.19%                     57.59 %
Gross loans/total deposits                                  51.72%                   83.29%                     75.22 %
Total borrowings/total assets                               22.79%                   18.44%                     18.25 %
Non-performing assets/total assets                           0.07%                     .27%                       .24 %
Loan loss reserves/gross loans                               2.14%                    1.13%                      1.27 %
Net interest margin                                          4.49%                    4.15%                      4.48 %
Non-interest income/average assets                            .52%                     .79%                       .96 %
Fees/revenues                                               11.43%                   19.21%                     19.09 %
Non-interest expense/average assets                          2.03%                    2.76%                      2.82 %
Efficiency ratio                                            42.17%                   56.33%                     52.16 %
Return on average assets                                     1.54%                    1.11%                      1.40 %
Return on average equity                                    20.50%                   14.90%                     19.90 %
Price/tangible book value per share                        330.10%                  173.91%                    249.45 %
Price/earnings per share                                    15.32x                   11.13x                     11.44 x
Dividend yield                                               2.94%                    3.76%                      2.67 %
Dividend payout ratio                                       45.05%                   40.56%                     32.35 %


         Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain transactions announced from January 1, 2000 to September 1, 2000 involving publicly traded commercial banks as acquired institutions with transaction values between $100 and $500 million. Sandler O'Neill reviewed nine transactions announced nationwide and two transactions announced in the Mid-Atlantic region. Sandler O'Neill reviewed the multiples of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, and premium to market and computed high, low, mean and median multiples and premiums for the respective groups of transactions. Sandler O'Neill also analyzed certain relative pricing multiples for the same groups of transactions. The relative multiples were determined by dividing the absolute transaction multiples by the relevant trading multiples of the buyers. Sandler O'Neill then calculated current relative implied price/earnings and price/book multiples by applying the relative multiples to Valley's trading multiples at close on September 1, 2000 of 15.2x last earnings for the twelve months ended June 30, 2000 and 305.6% of June 30, 2000 book value. These multiples were applied to Merchants' financial information as of and for the quarter ended June 30, 2000. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Merchants common stock of $12.54 to $24.34 based upon the median multiples for nationwide transactions and $12.56 to $24.00 based upon the median multiples for Mid-Atlantic transactions. As calculated by Sandler O'Neill, the implied transaction value per share of Merchants common stock in the merger was $20.09.


                                                Nationwide                                     Mid-Atlantic
                                    ------------------------------------                ----------------------------
                                    Median                   Implied                    Median            Implied
                                    Multiple                   Value                    Multiple            Value
                                    ---------                -----------                ----------        ----------
Deal price/LTM EPS                  16.54x                    $18.08                    18.02x            $19.69
Relative Price/LTM EPS              18.14x                    $19.83                    19.62x            $21.45
Deal price/Book value                2.43x                    $12.54                     2.43x            $12.56
Relative Price/Book value            3.46x                    $17.88                     3.46x            $17.88
Premium to Market                   43.19%                    $24.34                    41.19%            $24.00


         Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividends of Merchants through December 31, 2003 under various circumstances, assuming Merchants' current dividend payout ratio and that Merchants performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Merchants common stock at December 31, 2003, Sandler O'Neill applied price/earnings multiples ranging from 11x to 21x and applied multiples of tangible book value ranging from 200% to 450%. The dividend income streams and terminal values were then discounted to present values using different assumptions regarding required rates of return of holders or prospective buyers of Merchants common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Merchants common stock of $12.62 to $26.73 when applying the price/earnings multiples and $11.61 to $28.38 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the implied transaction value per share of Valley common stock in the merger was $20.09, which was within the range of values as calculated above.


                                           Price/Earnings                            Tangible Book Value
                                             Multiples                                    Multiples
                                      -------------------------                    ------------------------
Discount Rate                           11x              21x                        2.0x             4.5x
------------------                    --------          -------                    -------          -------
          9 %                        $15.04           $26.73                     $13.82           $28.38
         11                           14.17            25.14                      13.03            26.69
         13                           13.36            23.67                      12.29            25.13
         15                           12.62            22.32                      11.61            23.68


         In connection with their analysis, Sandler O'Neill considered and discussed with the Valley board of directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger based upon the exchange ratio of 0.7634 to Valley's June 30, 2000 tangible book value per share and projected December 31, 2000 earnings per share and dividend. From a Valley shareholder's perspective, as compared to the projected stand-alone performance of Valley, the merger would be accretive to Valley projected earnings per share for the year ending December 31, 2001, but dilutive to Valley's tangible book value per share as of the year ended December 31, 2001. The actual results achieved by Valley and Merchants may vary from projected results and the variations may be material.

         Contribution Analysis. Sandler O'Neill reviewed the relative contributions to be made by Valley and Merchants to the combined institution based on data at and for the quarter ended June 30, 2000. The percentage of pro forma shares owned was determined using a fixed exchange ratio of 0.7634 and a Valley stock price of $26.3125. This analysis indicated that the implied contributions to the combined entity were as follows:


                                                      Valley                            Merchants
                                                      ---------                         ------------
         Total assets                                82.12%                             17.88%
         Total net loans                             90.70                                9.30
         Goodwill                                    94.74                                5.26
         Total deposits                              84.41                               15.59
         Total borrowings                            69.36                               30.64
         Tangible equity                             84.24                               15.76
         Total equity                                84.34                               15.66
         GAAP net income for the twelve
           months ended June 30, 2000                83.82                               16.18
         Percentage of pro forma
           shares owned                              80.99                               19.01


         In connection with rendering their September 5, 2000 opinion, Sandler O'Neill reviewed, among other things:

          o    the merger agreement and certain exhibits and schedules thereto

          o the stock option agreement dated September 5, 2000, between Valley and Merchants

          o    certain  publicly  available   financial   statements  and  other
               historical financial information of Valley that they deemed relevant

          o    certain  publicly  available   financial   statements  and  other
               historical financial information of Merchants that they deemed relevant

          o consensus earnings per share estimates for Valley for the years ending December 31, 2000 and December 31, 2001 published by IBES and the views of senior management of Valley, based on certain limited discussions with certain members of senior management, regarding Valley's business, financial condition, results of operations and future prospects

          o certain internal financial analyses and forecasts of Merchants prepared by and/or reviewed with management of Merchants and the views of senior management of Merchants, based on limited discussions with a representative of senior management, regarding Merchants' business, financial condition, results of operations and future prospects

          o    the pro forma impact of the merger on Valley

          o the publicly reported historical price and trading activity for Valley's and Merchants' common stock, including a comparison of certain financial and stock market information for Valley and Merchants with similar publicly available information for certain other companies the securities of which are publicly traded

          o the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available

          o    the  current  market   environment   generally  and  the  banking
               environment in particular; and

          o    such  other   information,   financial   studies,   analyses  and
               investigations and financial, economic and market criteria as they considered relevant.

         In connection with rendering their opinion included as Appendix D to this document, Sandler O'Neill confirmed the appropriateness of their reliance on the analyses used to render their September 5, 2000 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering their opinion.

         In performing their reviews and analyses, Sandler O'Neill relied upon the accuracy and completeness of all the financial information and other information that was available to them from public sources, that was provided to them by Valley or Merchants or that was otherwise reviewed by them and they assumed such accuracy and completeness for purposes of rendering their opinion. Sandler O'Neill was not asked to and did not undertake an independent verification of any such information and they do not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Valley or Merchants or any of their respective subsidiaries, or the collectibility of any such assets, nor were they furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and they have not made an independent evaluation of the adequacy of the allowance for loan losses of Valley or Merchants, nor have they reviewed any individual credit files relating to Valley or Merchants. With Valley's consent, Sandler O'Neill have assumed that the respective aggregate allowances for loan losses for both Valley and Merchants are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill have not conducted any physical inspection of the properties or facilities of Valley or Merchants. Sandler O'Neill are not an accounting firm and they have relied, with Valley's consent, on the reports of the independent accountants of Valley and Merchants for the accuracy and completeness of the financial statements furnished to them. With respect to the published earnings per share estimates of Valley and to all financial projections prepared by and/or reviewed with Merchants' management used by Sandler O'Neill in their analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Valley and Merchants and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of their opinion. Sandler O'Neill assumed, in all respects material to their analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Valley's consent, that there has been no material change in Valley's or Merchants' assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Valley and Merchants will remain as going concerns for all periods relevant to their analyses, and that the merger will be accounted for using the purchase method of accounting and will qualify as a tax-free reorganization for Federal income tax purposes.

         Valley has agreed to pay Sandler O'Neill a fee of $350,000 for rendering their fairness opinion, of which $250,000 has been paid and the balance will be paid when the merger is closed. Valley has also agreed to reimburse Sandler O'Neill for their reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and their affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Sandler O'Neill has in the past provided certain other investment banking services to Valley and has received compensation for such services. In the ordinary course of their business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Valley and Merchants and may actively trade the equity or debt securities of Valley and Merchants for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of CIBC World Markets Corp.

         CIBC World Markets Corp., was retained by Merchants as its financial advisor in connection with the merger. CIBC World Markets is an internationally recognized investment banking firm and was selected by Merchants based on CIBC World Markets' qualifications, experience, expertise and reputation and because of its familiarity with Merchants. As part of its investment banking business, CIBC World Markets is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, competitive biddings, secondary distributions of securities, private placements and valuations for other purposes.

         In connection with CIBC World Markets' engagement, the Merchants board requested that CIBC World Markets evaluate the fairness, from a financial point of view, of the exchange ratio of 0.7634 pursuant to the merger agreement to the shareholders of Merchants. On August 30, 2000, CIBC World Markets rendered to the Merchants board its oral opinion to the effect that, as of such date and subject to certain assumptions, limitations and other matters stated therein, the exchange ratio was fair, from a financial point of view, to the shareholders of Merchants. CIBC World Markets subsequently confirmed its oral opinion of August 30, 2000, by delivery of a written opinion dated September 5, 2000. CIBC World Markets will deliver to the Merchants board a written opinion dated the date of this joint proxy statement-prospectus that is substantially identical to the August 30, 2000 opinion.

         A copy of CIBC World Markets' opinion dated the date of this proxy statement-prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this document as Appendix C and is incorporated herein by reference. Merchants shareholders are urged to read this CIBC World Markets opinion in its entirety. The CIBC World Markets opinion is directed to the Merchants board and addresses only the fairness, from a financial point of view, of the exchange ratio to Merchants, does not address any other aspect of the merger or any related transaction and does not constitute an opinion or a recommendation as to how any Merchants shareholder should vote at the Merchants meeting. The summary of the CIBC World Markets opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, CIBC World Markets has reviewed, among other things:

          o    the merger agreement

          o    the stock option agreement

          o the merger agreement and plan of merger between Valley National Bank and The Merchants Bank of New York set forth in Exhibit A to the merger agreement

          o audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of Valley and Merchants for the three fiscal years ended December 31, 1999, 1998 and 1997

          o unaudited consolidated financial statements for each of Valley and Merchants for the six months ended June 30, 2000 and 1999

          o    certain   other   publicly   available   business  and  financial
               information relating to Valley and Merchants

          o certain internal financial analyses, budgets, projections and forecasts for Valley and Merchants, including estimates as to the future cost savings expected to be achieved as a result of the merger, prepared by and reviewed with the management of Valley and Merchants

          o the views of senior management of Valley and Merchants of the past and current business operations, results thereof, financial condition and future prospects of their respective companies

          o a comparison of certain financial information for Valley and Merchants with similar information for certain other companies considered comparable to Valley and Merchants

          o the financial terms of certain recent business combinations in the banking industry

          o the pro forma effect of the merger on Valley and Merchants based on certain assumptions provided by Valley and Merchants

          o    the  current  market   environment   generally  and  the  banking
               environment in particular; and

          o    such  other   information,   financial   studies,   analyses  and
               investigations and financial, economic and market criteria as CIBC World Markets considered appropriate in the circumstances.

         In preparing its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to it by Merchants, Valley and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Merchants and Valley, CIBC World Markets assumed at the direction of Merchants' and Valley's respective management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of Merchants, Valley and their respective management. CIBC World Markets have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Merchants, Valley or their respective affiliated entities. CIBC World Markets are not experts in the evaluation of allowance for loan losses or liabilities (contingent or otherwise) and CIBC World Markets have neither made independent evaluation of the adequacy of the allowance for loan losses of Valley nor reviewed any individual loan credit files. CIBC World Markets are not expressing any opinion as to the underlying valuation, future performance or long term viability of Valley following the merger, or the price at which Valley common stock will trade subsequent to the merger. CIBC World Markets has not been asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Merchants or the effect of any other transaction in which Merchants might engage. CIBC World Markets' opinion is necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of its opinion. It should be understood that, although subsequent developments may effect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm the opinion.

         In addition, CIBC World Markets assumed, based on the advice of Valley, that the merger will be accounted for as a pooling of interests under generally accepted accounting principles.

         The following is a summary of the material analyses performed by CIBC World Markets, which CIBC World Markets presented and reviewed with the Merchants board of directors on August 30, 2000, in connection with its oral opinion as of that date. It does not purport to be a complete description of the analyses performed by CIBC World Markets.

         Transaction Overview. CIBC World Markets reviewed the terms of the merger and related transactions. CIBC World Markets noted that the exchange ratio of 0.7634 had an implied value of $20.09 per share of Merchants common stock, based on the August 25, 2000 closing price of Valley's common stock on the New York Stock Exchange of $26.31 per share. CIBC World Markets further noted that this represented an implied value for the transaction of $377.1 million.

         Comparable Companies Analysis: CIBC World Markets compared certain financial information of Merchants with publicly available information of a group of bank holding companies with assets between $1 billion and $2 billion and based in the Northeast region of the United States, is comprised of Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. The Northeast banks consisted of:

o  Arrow Financial Corp.                  o CCBT Financial Companies, Inc.
o  Commercial Bank of New York            o Community Bank System, Inc.
o  Community Banks, Inc.                  o Financial Institutions, Inc.
o  Harleysville National Corp.            o Independent Bank Corp.
o  Main Street Bancorp, Inc.              o Omega Financial Corp.
o  Patriot Bank Corp.                     o Sterling Bancorp
o  Sterling Financial Corp.               o Suffolk Bancorp
o  Tompkins Trustco, Inc.                 o U.S.B. Holding Co., Inc.
o  USBANCORP, Inc.                        o Washington Trust Bancorp, Inc.
o  Yardville National Bancorp

         Financial data were as of or for the twelve months ended June 30, 2000. All multiples were based on closing stock prices on August 25, 2000.

         The table below compares selected financial data for Merchants with the corresponding median data of the Northeast banks.


                                                                            Merchants       Northeast Banks
                                                                            ---------       ---------------
Price/Last Twelve Months EPS                                                  15.3x              10.7x
Price/2000 Estimated EPS                                                      13.6x              9.8x
Price/2001 Estimated EPS                                                      12.4x              8.8x
Price/Book Value Per Share                                                   329.1%             158.1%
Price/Tangible Book Value Per Share                                          330.0%             179.8%
Dividend Yield                                                                2.94%              3.38%
Equity/Assets                                                                 7.06%              6.88%
Tier 1 Leverage Ratio                                                         7.37%              7.77%
Last Twelve Months Return on Average Assets                                   1.54%              1.29%
Last Twelve Months Return on Average Equity                                  20.50%             15.79%
Net Interest Margin                                                           4.49%              4.26%
Efficiency Ratio                                                             42.17%             56.75%
Nonperforming Assets/Loans & Other Real Estate Owned                          0.20%              0.43%
Reserves/Nonperforming Assets                                               1,055.6%            314.5%


         CIBC World Markets' analysis showed that on a comparable companies basis, the resulting transaction multiples for Merchants were superior to that of the comparable companies when based on last twelve month and projected earnings, book value and tangible book value, and on deposits. Based on the median multiples, the comparable companies analysis indicated a per share price in the reference range of $8.14 to $12.28 per share. CIBC World Markets noted that the implied per share value of the merger of $20.09 exceeded this reference range.

        Merchants (June 30, 2000)
        -------------------------
        Last Twelve Months EPS                               $1.11
        2000 Estimated EPS                                   $1.25
        2001 Estimated EPS                                   $1.37
        Book Value                                           $96.7 million
        Tangible Book Value                                  $96.4 million
        Total Deposits                                       $927.1 million
        Fully Diluted Shares Outstanding                     18,772,142


                                                                                                        Imputed
                                                                Northeast        Total Imputed         Valuation
                                                              Banks Median         Valuation           Per Share
                                                              ------------         ---------           ---------
        Price/Last Twelve Months EPS                              10.7x         $223.2 million          $11.89
        Price/2000 Estimated EPS                                  9.8x          $230.5 million          $12.28
        Price/2001 Estimated EPS                                  8.8x          $227.0 million          $12.09
        Price/Book Value Per Share                               158.1%         $152.8 million           $8.14
        Price/Tangible Book Value Per Share                      179.8%         $173.3 million           $9.23
        Price/Total Deposits                                     16.51%         $153.0 million           $8.15


         Additionally, CIBC World Markets performed a premiums paid analysis, which compares the deal price premiums of other acquisition transactions in the banking industry. CIBC World Markets looked at banks with assets between $1 billion and $5 billion, based in (1) the Northeast region, and (2) the United States.

         For acquisitions of banks based in the Northeast region, the acquisition transactions reviewed resulted in a median range for one-day, five-day and two-week premiums of 35.23%, 39.23% and 37.61%, respectively. Applying the median five-day premium paid of 39.23% to the comparable companies analysis indicates a median per share price in the reference range of $11.34 to $17.10 per share. CIBC World Markets noted that the implied per share value of the merger of $20.09 exceeded this reference range.


                                                                       Imputed
                                                                      Valuation
                                                                      Per Share          Five-Day Premium
                                                                      ---------          ----------------
Price/Last Twelve Months EPS                                           $11.89                 $16.55
Price/2000 Estimated EPS                                               $12.28                 $17.10
Price/2001 Estimated EPS                                               $12.09                 $16.83
Price/Book Value Per Share                                              $8.14                 $11.34
Price/Tangible Book Value Per Share                                     $9.23                 $12.86
Price/Total Deposits                                                    $8.15                 $11.35


         Precedent Transactions Analysis: CIBC World Markets reviewed a number of mergers and acquisitions transactions in the banking industry since January 1, 2000. CIBC World Markets looked at banks with assets between $1 billion and $5 billion, based in (1) the Northeast region, and (2) the United States. CIBC World Markets analysis showed that on a precedent transactions basis, the resulting transaction multiples for Merchants fall within the listed multiples for precedent transactions in the Northeast region and exceeded that of the United States based on last twelve month earnings, book value, tangible book value, deposits and core deposits.

         Based on the median multiples, the Northeast region precedent transactions analysis indicates a per share price in the reference range of $12.45 to $24.93 per share. CIBC World Markets noted that the implied per share value of the merger of $20.09 was in the high end of this reference range.



                                                      Northeast Transactions
                                               --------------------------------------
                                               Median Multiple       Implied Value
                                               -----------------    -----------------
Deal Price/Book Value                                2.6x                $13.31
Deal Price/Tangible Book Value                       3.0x                $15.18
Deal Price/Last Twelve Months EPS                   22.5x                $24.93
Deal Price/Deposits                                 28.30%               $13.97
Franchise Premium/Core Deposits                     20.74%               $12.45


         Based on the median multiples, the United States precedent transactions analysis indicates a per share price in the reference range of $10.48 to $18.16 per share. CIBC World Markets noted that the implied per share value of the merger of $20.09 exceeded this reference range.


                                                United States Transactions
                                           --------------------------------------
                                           Median Multiple       Implied Value
                                           -----------------    -----------------
Deal Price/Book Value                            2.2x                $11.19
Deal Price/Tangible Book Value                   2.0x                $10.48
Deal Price/Last Twelve Months EPS               16.4x                $18.16
Deal Price/Deposits                             23.14%               $11.43
Franchise Premium/Core Deposits                 16.34%               $10.90


         Discounted Cash Flow Analysis: CIBC World Markets also performed a discounted cash flow analysis, applying discount rates of 10% to 13% and terminal multiples of 10x to 12x terminal year free cash flow. Based on the above range of discount rate and terminal multiples, the discounted cash flow valuation indicates a reference range of $15.63 to $19.54 per share. CIBC World Markets noted that the implied per share value of the merger of $20.09 exceeded this reference range.


                         Terminal Value As a Multiple Of 2003 Free Cash Flows
                      ------------------------------------------------------------
 Discount Rate         10.00x                    11.00x                   12.00x
----------------      ---------                 ---------                ---------
    10.00%            $  17.02                  $ 18.28                  $ 19.54
    11.00%            $  16.54                  $ 17.76                  $ 18.98
    12.00%            $  16.07                  $ 17.26                  $ 18.44
    13.00%            $  15.63                  $ 16.78                  $ 17.92


         Earnings Projections for Merchants: The earnings projections for Merchants used in the comparable companies analysis, the precedent transaction analysis and the discounted cash flow analysis described above were prepared by Merchants' management with the assistance of CIBC World Markets. The net income of Merchants for the year 2000 was estimated by looking at the performance of the first six months of year 2000 (year to date ending 6/30/00) as well as the relative performance of the first half of 1999 (from 1/01/99 - 6/30/99) as compared to the second half of 1999 (7/01/99 - 12/31/99). The net income for 2001, 2002 and 2003 was estimated by looking at the historical annualized interest rates on interest bearing assets/liabilities and making then making assumptions as to future interest rates for year 2001, 2002 and 2003. Merchants' management with the assistance of CIBC World Markets also looked at the historical growth rates on interest related items and non-interest related expenses and then made assumptions on the future growth rates for these items for year 2001, 2002 and 2003. With these assumptions, the projected net income for Merchants was as follows:


         Year                    Projected Net Income
         ----                    --------------------
         2000                       $23.4 million
         2001                       $25.7 million
         2002                       $28.4 million
         2003                       $31.4 million


         Possible Range of Transaction Value Analysis: CIBC World Markets looked at the possible range of transaction value based on the exchange ratio of
0.7634. CIBC World Markets took Valley's stock price at its 52 week high and low, median, average and closing price on August 25, 2000 and applied the exchange ratio of 0.7634.


                                                          Implied Transaction
                                                               Price per                Total Implied
                                      Closing Price       Share of Merchants          Transaction Value
                                      -------------       ------------------          -----------------
  Valley's 52 Week High                   $26.67                $20.36                 $382.2 million
  Valley's 52 Week Low                    $20.60                $15.73                 $295.3 million
  Valley's 52 Week Median                 $24.52                $18.72                 $351.4 million
  Valley's 52 Week Average                $24.51                $18.71                 $351.2 million
  Valley's Price on 8/25/00               $26.31                $20.09                 $377.1 million


         Historical Contribution Analysis: CIBC World Markets reviewed and compared the relative pro forma contribution of Merchants and Valley to the combined company based on selected historical balance sheet and income statement data from 1995 to June 30, 2000. Without giving effect to any merger related charges, cost savings or revenue enhancements expected to be achieved as a result of the merger, the following table indicates what Merchants and Valley would have contributed on a pro forma basis to the combined company.


                                      First
                                      Half
Merchants                             2000         1999       1998       1997       1996       1995
---------                             ----         ----       ----       ----       ----       ----
Securities Available for Sale          37.4%      39.3%      39.2%      33.2%     36.2%       33.0%
Total Loans                             9.4        8.8        8.1        8.1        7.9        8.2
Reserves                               15.7       14.2       12.7       11.3       10.9       12.8
Total Assets                           17.9       18.0       18.0       18.0       16.8       15.8
Total Deposits                         15.6       16.0       15.8       15.7       14.9       14.0
Total Equity                           15.7       15.2       16.1       16.4       17.3       17.4

Net Interest Income                    18.3       16.4       15.7       15.4       15.4       15.2
Non Interest Income                    12.9       12.8       11.0       10.7       14.2       16.5
Net Income                             17.0       15.2       13.6       13.9       14.5       13.4

                                        First
                                        Half
Valley                                  2000       1999       1998       1997       1996       1995
------                                  ----       ----       ----       ----       ----       ----
Securities Available for Sale          62.6%      60.7%      60.8%      66.8%      63.8%      67.0%
Total Loans                            90.6       91.2       91.9       91.9       92.1       91.8
Reserves                               84.3       85.8       87.3       88.7       89.1       87.2
Total Assets                           82.1       82.0       82.0       82.0       83.2       84.2
Total Deposits                         84.4       84.0       84.2       84.3       85.2       86.0
Total Equity                           84.3       84.8       83.9       83.6       82.7       82.6

Net Interest Income                    81.7       83.6       84.3       84.6       84.6       84.8
Non Interest Income                    87.1       87.2       89.0       89.3       85.8       83.5
Net Income                             83.0       84.8       86.4       86.1       85.5       86.6


         Pro Forma Merger Analysis: Based upon the implied value per share of the merger of $20.09 for Merchants, CIBC World Markets analyzed certain potential pro forma effects of the merger on the projected 2000 earnings per share of Merchants and Valley. Based on projections of Merchants and Valley, including estimated charges associated with the merger and neglecting any projected cost savings, the analysis indicated that the merger would be dilutive to holders of Valley common stock but accretive to holders of Merchants common stock in 2000.

         As described above, the CIBC World Markets opinion and the information provided by CIBC World Markets to the Merchants board were among a number of factors taken into consideration by the Merchants board in making its determination to enter into the merger agreement. Consequently, the CIBC World Markets opinion and the analyses summarized above should not be regarded as determinative of the views of the entire Merchants board or the management of Merchants.

         For the services of CIBC World Markets as financial advisor to Merchants in connection with the merger, pursuant to an engagement letter dated July 1, 2000, Merchants has agreed to pay CIBC World Markets an engagement fee of $50,000 and a fairness opinion fee of $350,000. If the merger is completed, Merchants has agreed to pay CIBC World Markets a transaction fee equal to 0.60% of the transaction value, less a credit for the engagement fee and fairness opinion fee. The transaction fee is presently estimated to be approximately $2.3 million, based on an assumed transaction value of $377 million. The actual transaction value will be determined by multiplying the average closing price for Valley common stock during the 20-day period prior to closing by the number of shares to be issued to Merchants shareholders plus the number to be issued on exercise of outstanding Merchants employee stock options. The transaction fee is payable in cash on the closing date of the merger. Merchants has also agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify CIBC World Markets against certain liabilities, including certain liabilities arising under the federal securities laws.

         Merchants has not paid fees to CIBC World Markets in the last two years, excluding fees related to the merger.

         CIBC World Markets has performed investment banking and other services for Merchants in the past and has been compensated for such services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of Merchants and Valley for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         The summary set forth above describes the material analyses that CIBC World Markets performed and presented to the Merchants board on August 30, 2000 in connection with rendering the CIBC World Markets opinion as of such date, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances being evaluated, and therefore is not readily susceptible to summary description. In arriving at its opinion, CIBC World Markets made qualitative judgements as to the significance and relevance of each analysis and the factors considered by it. Accordingly, CIBC World Markets believes that its analyses must be considered as a whole and that selecting a portion of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In its analyses, CIBC World Markets relied upon numerous assumptions made by Merchants and Valley with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Merchants and Valley. No company or transaction used as a comparison in the analyses is identical to Merchants or Valley or the merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies' business segments or transactions being analyzed. Additionally, estimates of the value of the businesses or securities do not purport to be appraisals or necessarily reflective of the prices at which businesses or securities actually may be sold. Because such estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Merchants and Valley, none of Merchants, Valley, CIBC World Markets or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Resale Considerations Regarding Valley Common Stock

         The shares of Valley common stock that will be issued if the merger is consummated have been registered under the Securities Act of 1933. These registered shares will be freely transferable, except for shares received by persons, including directors and executive officers of Merchants, who may be deemed to be "affiliates" of Merchants under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is generally a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of Valley common stock acquired in the merger, except pursuant to an effective registration statement under the Securities Act, or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed "affiliates" of Merchants have delivered letters to Valley in which they have agreed to certain restrictions on their ability to transfer, whether by sale or otherwise, any Merchants common stock owned by them and any Valley common stock acquired by them in the merger. Valley required these restrictions in order to comply with the accounting rules governing a pooling-of-interests, and to comply with Rule 145 under the Securities Act. These persons have agreed not to transfer the shares during a period which begins 30 days before the merger is completed and ends when Valley publishes financial results covering at least 30 days of post-merger combined operations of Valley and Merchants. Those persons also have agreed not to transfer their shares before that restricted period without giving Valley advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the merger. These persons also have agreed to refrain from transferring Valley common stock acquired by them in the merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Valley common stock acquired by these persons in the merger will bear a legend stating that the shares are restricted in accordance with the letter signed by them and may not be transferred except in compliance with such restrictions. In Mr. Witty's letter agreement, Valley has agreed to provide him with "piggyback" registration rights if Valley registers a secondary offering for the account of another person during the one-year period after the merger is completed.

         Persons who may be deemed "affiliates" of Valley also have delivered letters to Valley in which they have agreed not to transfer Valley common stock beneficially owned by them in violation of the pooling-of-interests restrictions set forth above with respect to Merchants.

Conditions to the Merger

         The obligation of each party to complete the merger is subject to satisfaction or waiver of certain conditions, including:

          o approval of the merger agreement by the shareholders of Merchants and Valley;

          o receipt of all necessary consents, approvals and authorizations from government authorities;

          o absence of any litigation that would restrain or prohibit the consummation of the merger;

          o    receipt  of  a  letter  from  Valley's  independent   accountants
               regarding qualification of the merger for pooling-of-interests accounting treatment; and

          o receipt of an opinion of Pitney, Hardin, Kipp & Szuch LLP at closing regarding the tax-free nature of the merger. If this condition is waived, i.e., if the merger is not necessarily tax-free but Valley and Merchants wish to consummate it anyway, Merchants will resolicit its shareholders' vote on the merger.

         The obligation of Valley to complete the merger is also conditioned on, among other things:

          o    continued    accuracy   in   all   material   respects   of   the
               representations and warranties of Merchants contained in the merger agreement; and

          o performance by Merchants, in all material respects, of its obligations under the merger agreement.

         The obligation of Merchants to complete the merger is also conditioned on, among other things:

          o    continued    accuracy   in   all   material   respects   of   the
               representations and warranties of Valley contained in the merger agreement; and

          o    performance  by  Valley,  in  all  material   respects,   of  its
               obligations under the merger agreement.

Conduct of Business Pending the Merger

         The merger agreement requires Merchants to conduct its business until the merger takes effect only in the ordinary course of business and consistent with prudent business practices, except as permitted under the merger agreement or with the written consent of Valley. Under the merger agreement, Merchants has agreed not to take certain actions without the prior written consent of Valley or unless permitted by the merger agreement, including, among other things, the following:

          o change any provision of its charter, bylaws or similar governing documents;

          o    issue new stock,  grant an option,  or declare,  set aside or pay
               any  dividend  other  than  Merchants'   regular  quarterly  cash
               dividends of $0.125 per share;

          o grant anyone severance or termination pay (other than pursuant to existing company policies) or enter into or amend any employment agreement;

          o adopt any new employee benefit plan, or award any increase in compensation or benefits;

          o file any applications or make any contracts regarding branching or site location or relocation;

          o agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

          o make any material change in its accounting methods or practices not required by generally accepted accounting principles; and

          o take any action that would cause any of its representations or warranties in the merger agreement to be materially untrue or incorrect at the time the merger becomes effective.

         Under the merger agreement, Merchants cannot encourage or solicit or hold discussions or negotiations with, or provide any information to, anyone other than Valley concerning any (1) merger, (2) sale of stock, (3) sale of substantial assets or liabilities outside the ordinary course of business or (4) similar transactions. However, Merchants may enter into discussions or negotiations or provide any information in connection with an unsolicited possible transaction of this sort if the Merchants board, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that it should take such actions. Merchants has agreed to promptly communicate to Valley the terms of any proposal it may receive with respect to any such acquisition transaction. This restriction, along with the option described in the following section, may deter other potential acquirors of Merchants.

Stock Option to Valley for Merchants Shares

         As a condition to Valley entering into the merger agreement, Valley required that Merchants grant Valley a stock option designed to deter other companies from attempting to acquire control of Merchants. The option is exercisable only if certain specific triggering events occur and the merger does not occur. The option gives Valley the right to purchase for $16.98 per share up to 4,663,741 shares of Merchants common stock, representing approximately 19.9% of the Merchants shares that would be outstanding if the option were exercised. The option exercise price and the number of option shares are subject to anti-dilution adjustment. Also, the exercise price will be reduced if a triggering event occurs and the option price at that time is higher than the average implied value of a share of Merchants common stock during a prior measurement period. Valley has no right to vote the shares covered by the option before its exercise.

         Valley could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The option may deter other potential acquirors of Merchants because it would probably increase the cost of acquiring all the shares of Merchants common stock. Valley's exercise of the option may also make pooling-of-interests accounting treatment unavailable to another potential acquiror. The agreement granting the option is set forth as Appendix B to this document.

Employee Matters

         After the merger is completed, Valley will honor both of Merchants' existing employment agreements with executive officers, modified as described on page 22 under "Employment Agreements with Executive Officers." Valley intends, to the extent practical, to continue the employment of all officers and employees of The Merchants Bank, at or near the same location, with the same or equivalent salary and benefits. Any Merchants employee whose employment is discontinued by Valley, other than for cause, within one year of the merger will receive a severance payment of one week's pay for each full year of service to Merchants, with a minimum of four weeks' and a maximum of 26 weeks' severance.

Representations, Warranties and Covenants

         The merger agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things:

          o    corporate organization and similar corporate matters;

          o    authorization,   execution  and   enforceability  of  the  merger
               agreement;

          o the accuracy of information contained in each party's filings with the SEC;

          o the accuracy of information supplied by each party in creating this document;

          o    compliance with applicable laws;

          o    the absence of material litigation;

          o    certain bank regulatory matters;

          o the absence of certain material changes or events since June 30, 2000; and

          o    the adequacy of loan loss reserves.

Regulatory Approvals

         Consummation of the Valley-Merchants merger and the merger of The Merchants Bank of New York into Valley National Bank requires the approval of the Office of the Comptroller of the Currency. OCC approval does not constitute an endorsement of the merger or a determination by the OCC that the terms of the merger are fair to the shareholders of Merchants or Valley. Valley filed an application for OCC approval on __________, 2000. Valley also corresponded with the Federal Reserve Board on ________, 2000 and received confirmation on _____, 2000 that the merger does not require a formal application for approval of the Federal Reserve Board. While Valley and Merchants anticipate receiving OCC approval, we can give no assurance that it will be granted, or that it will be granted on a timely basis without conditions unacceptable to Valley or Merchants.

Management and Operations After the Merger

         As a result of the merger, Merchants will be merged with and into Valley, with Valley as the surviving entity. Immediately following the merger, Merchants Bank will be merged with and into Valley National Bank, with Valley National Bank as the surviving entity. Valley National Bank will continue to operate as a wholly-owned subsidiary of Valley.

         Valley has agreed to appoint Spencer B. Witty, Robinson Markel and Charles Baum as directors of Valley when the merger occurs. Each of them is currently a Merchants director. Valley has also agreed to appoint Mr. Witty as a director of Valley National Bank when the merger occurs.

         Valley National Bank will operate the former branches of Merchants as The Merchants Bank of New York - a division of Valley National Bank. All current Merchants directors who do not become directors of Valley following the merger will be invited to serve as advisory directors for the new division.

Exchange of Certificates

         When the merger takes effect, no one will have any further rights as a Merchants shareholder. Certificates that represented shares of Merchants common stock automatically will represent the shares of Valley common stock based on the exchange ratio.

         Promptly after the merger takes effect, Valley's exchange agent will send written instructions and a letter of transmittal to each Merchants shareholder, indicating how to exchange Merchants stock certificates for the Valley stock certificates. Merchants shareholders should not send in their stock certificates until they receive instructions from the exchange agent.

         Each share of Valley common stock issued in exchange for Merchants common stock will be deemed to have been issued at the time the merger becomes effective. Thus, Merchants shareholders who receive Valley common stock in the merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of Valley common stock as of any date on or after the time the merger becomes effective. However, no dividend or other distribution will actually be paid with respect to any shares of Valley common stock until the certificates formerly representing shares of Merchants common stock have been surrendered, at which time Valley will pay any accrued dividends and other distributions on such shares without interest.

         Merchants shareholders, promptly after they surrender their Merchants stock certificates to the exchange agent, will receive a certificate representing the full number of shares of Valley common stock into which their shares of Merchants common stock have been converted together with a check for the amount of the fractional share interest, if any.

Amendments

         Valley and Merchants may amend the merger agreement by mutual written consent at any time prior to the merger. However, an amendment which reduces the amount or changes the form of consideration to be received by Merchants shareholders cannot be made without their approval once they have voted to adopt the merger agreement.

Third Party Beneficiaries

         No person other than Merchants, Valley or their subsidiary banks has the right to enforce any provision of the merger agreement, except that the directors and officers of Merchants and The Merchants Bank of New York can enforce the obligation of Valley and Valley National Bank to indemnify them for a period of six years following the merger as set forth in the merger agreement.

Terminating the Merger Agreement

         Merchants and Valley may terminate the merger agreement at any time by mutual consent.

         Either Merchants or Valley may terminate the merger agreement for certain reasons, including the following:

          o    the merger has not been completed by April 30, 2001;

          o Merchants or Valley shareholders fail to approve the merger agreement at their meetings; or

          o a regulatory approval needed to complete the merger has been denied or withdrawn.

         Valley may terminate the merger agreement if:

          o there has been a material adverse change in Merchants' business, operations, assets or financial condition from that disclosed by Merchants on the date of the merger agreement;

          o    Merchants materially breaches the merger agreement; or

          o a regulatory approval needed to complete the merger is given with conditions which materially impair the value of Merchants to Valley.

         Merchants may terminate the merger agreement if:

          o there has been a material adverse change in Valley's business, operations, assets or financial condition from that disclosed by Valley on the date of the merger agreement; or

          o    Valley materially breaches the merger agreement.

         Upon a termination of the merger agreement, the merger and other transactions contemplated by the merger agreement will be abandoned without further action by any party and each party will bear its own expenses.

Accounting Treatment of the Merger

         Valley expects to account for the merger under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Each party's obligation to consummate the merger is conditioned upon Valley's receiving a letter from its independent public accountants that the merger qualifies for such accounting treatment.

         Under pooling-of-interests accounting treatment, as of the time the merger becomes effective the assets and liabilities of Merchants would be added to those of Valley at their recorded book values and the stockholders' equity accounts of Valley and Merchants would be combined on Valley's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of Valley issued after the merger is completed would be restated retroactively to reflect the consolidated combined financial position and results of operations of Valley and Merchants as if the merger had taken place before the periods covered by such financial statements. The pro forma financial information contained in this joint proxy statement-prospectus has been prepared using the pooling-of-interests accounting method to account for the merger. See "Pro Forma Financial Information" beginning on page 46.

         Both the pooling-of-interests and purchase methods of accounting are acceptable methods of recording business combinations. However, they are not alternative choices in accounting for the same transaction. If all the criteria for recording a transaction as a pooling are met, the transaction must be so recorded. The method of accounting for a business combination can have a significant effect on the reported earnings and financial condition of a company.

Federal Income Tax Consequences

         The following is a discussion of the material Federal income tax consequences of the merger. The discussion may not apply to special situations, such as those of any Merchants shareholders:

          o who received Valley common stock upon the exercise of employee stock options or otherwise as compensation,

          o that hold Merchants common stock as part of a "straddle" or "conversion transaction", or

          o that are insurance companies, securities dealers, financial institutions or foreign persons.

         This discussion does not address any aspects of state, local or foreign taxation. It is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations. All of these are subject to change by legislation, administrative action or judicial decision, and the changes could have retroactive effects. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the merger.

         The following disclosure summarizes the opinions of Pitney, Hardin, Kipp & Szuch LLP, counsel to Valley, addressed to Valley and Merchants and dated the date of this joint proxy statement-prospectus. Assuming the merger is completed in the manner described in this document, for Federal income tax purposes, and as described in this opinion:

          o The merger will be treated as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

          o    Merchants will not recognize any gain or loss.

          o Merchants shareholders will not recognize any gain or loss upon the exchange in the merger of shares of Merchants common stock solely for Valley common stock, except with respect to cash received instead of a fractional share interest in Valley common stock.

          o The basis of Valley common stock received in the merger by Merchants shareholders will be the same as the basis of the shares of Merchants common stock that they surrendered in exchange therefor.

          o The holding period of Valley common stock will include the holding period during which the shares of Merchants common stock surrendered in exchange were held by the Merchants shareholder, provided those shares of Merchants common stock were held as capital assets.

          o Cash received by a holder of Merchants common stock instead of a fractional share interest in Valley common stock will be treated as received in exchange for such fractional share interest. If the fractional share would have constituted a capital asset in the hands of that holder, the holder generally should recognize a capital gain or loss equal to the amount of cash received, less the portion of the adjusted tax basis in Merchants common stock allocable to the fractional share interest.

         This opinion has been filed as an exhibit to the registration statement that registers the Valley common stock to be issued in the merger. The opinion is based in part on assumptions set forth in the opinion and facts (but not legal conclusions) specified in letters of representation received by counsel from each of Valley and Merchants.

         Consummation of the merger is conditioned, among other things, on receipt by each of Valley and Merchants of an opinion of Pitney, Hardin, Kipp & Szuch LLP, dated the closing date of the merger, to the same effect. If this condition is waived, i.e., if the merger is not necessarily tax-free but Valley and Merchants wish to consummate it anyway, Merchants will resolicit its shareholders' vote on the merger.

         The opinions of Pitney, Hardin, Kipp & Szuch LLP summarized above are or will be based in part on assumptions set forth in the opinions and on representations of facts contained in certificates of officers of Merchants and Valley.

         Because certain tax consequences of the merger may vary depending upon the particular circumstances of each holder of Merchants common stock and other factors, each Merchants shareholder is urged to consult his or her own tax advisor to determine the particular tax consequences to the shareholder of the merger, including the application and effect of state and local income and other tax laws.

No Dissenters' Rights

         Under applicable New Jersey and Delaware law, neither Valley nor Merchants shareholders have dissenters' rights of appraisal in connection with the merger.

           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

         On the following page we set forth the earnings per share, period-end book value per share and cash dividends per share for the common stock of Valley and Merchants for the periods noted. The data is presented on an historical and pro forma basis, as well as pro forma equivalent per share data for Merchants. The historical per share data was derived from the financial statements of Valley and Merchants that are incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the Merchants merger as if it occurred at the beginning of the period presented using the pooling-of-interests method of accounting. The historical per share data for both Valley and Merchants has been restated to retroactively reflect the effect of stock dividends and stock splits. See "Pro Forma Financial Information" on pages 46-52; "Summary Financial Data of Valley" on page 8 and "Summary Financial Data of Merchants" on page 9. The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the merger been consummated as of the beginning of the periods for which data are presented and should not be construed as being representative of future periods.

         We have computed the pro forma equivalent per Merchants share by multiplying the pro forma combined per share data (giving effect to the Merchants merger) by the 0.7634 exchange ratio.

         The dividend per share data shown below do not necessarily indicate the dividends that you should expect for any future period. The amount of future dividends payable by Valley, if any, is at the discretion of Valley's board of directors. When declaring dividends, the directors normally consider Valley's and Valley National Bank's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Valley would have declared cash dividends per share on Valley common stock, including the Valley common stock issued in the merger for Merchants common stock, equal to its historical cash dividends per share declared on Valley common stock.

                                                                                                  Pro Forma
                                                      Historical    Historical    Pro Forma    Equivalent per
                                                        Valley      Merchants     Combined     Merchants Share
                                                     ----------------------------------------------------------
Six Months Ended June 30, 2000
Earnings Per Share
         Basic                                          $ 0.88        $ 0.59       $ 0.86          $ 0.66
         Diluted                                          0.87          0.58         0.85            0.65
Period-End Book Value Per Share                           8.61          5.17         8.26            6.31
Cash Dividends Per Share                                  0.51          0.25         0.51            0.39

Year Ended December 31, 1999
Earnings Per Share
         Basic                                          $ 1.67        $ 0.99       $ 1.60          $ 1.22
         Diluted                                          1.65          0.98         1.58            1.21
Period-End Book Value Per Share                           8.83          5.19         8.45            6.45
Cash Dividends Per Share                                  0.97          0.45         0.97            0.74

Year Ended December 31, 1998
Earnings Per Share
         Basic                                          $ 1.57        $ 0.82       $ 1.48          $ 1.13
         Diluted                                          1.55          0.81         1.46            1.11
Period-End Book Value Per Share                           9.11          5.80         8.83            6.74
Cash Dividends Per Share                                  0.89          0.40         0.89            0.68

Year Ended December 31, 1997
Earnings Per Share
         Basic                                          $ 1.40        $ 0.75       $ 1.32         $1.01
         Diluted                                          1.39          0.73         1.31          1.00
Period-End Book Value Per Share                           8.36          5.49         8.14          6.21
Cash Dividends Per Share                                  0.77          0.38         0.77          0.59


                  The first table below presents, for the periods indicated, the high and low closing prices per share of Valley common stock and Merchants common stock. The prices of Valley common stock and Merchants common stock have been restated to give retroactive effect to stock dividends and stock splits. The second table presents information concerning the closing price of Valley common stock and of Merchants common stock on September 5, 2000, the last business day before the merger agreement was announced, and on [ , 2000], a date shortly before the date of this proxy statement. The second table also presents the implied value of one share of Merchants common stock, computed by multiplying the closing price of Valley common stock on the dates indicated by the 0.7634 exchange ratio. Valley common stock is listed on the New York Stock Exchange under the symbol "VLY" and Merchants common stock is traded on the NASDAQ National Market under the symbol "MBNY". We urge you to obtain current market quotations for Valley common stock and Merchants common stock. Because the exchange ratio is fixed and trading prices fluctuate, Merchants shareholders are not assured of receiving any specific market value of Valley common stock. The price of Valley common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Valley or Merchants shareholders meet to vote on the merger.

                                                     Closing Price                 Closing Price
                                                         Valley                      Merchants
                                                      Common Stock                  Common Stock
                                                 -----------------------       -----------------------
                                                   High           Low           High           Low
                                                 ---------      --------       --------      ---------
1998:
First Quarter..................................   $30.57        $  25.58       $ 21.75         $17.63
Second Quarter.................................    30.93           26.30         21.63          18.50
Third Quarter..................................    32.20           23.70         18.69          16.06
Fourth Quarter.................................    27.15           22.79         19.25          15.50

1999:
First Quarter..................................   $26.59        $  22.68       $ 18.25         $16.13
Second Quarter.................................    27.92           22.45         17.63          16.50
Third Quarter..................................    27.86           23.51         19.06          16.81
Fourth Quarter.................................    26.67           22.98         19.19          16.88

2000:
First Quarter..................................   $25.66        $ 20.59        $ 17.00         $16.25
Second Quarter.................................    26.67          24.25          17.25          16.38
Third Quarter..................................    27.50          23.75          20.69          16.94
Fourth Quarter (through October __, 2000)......      --              --             --             --


                                                                                                   Implied Value of
                                                 Closing Price                Closing Price          One Share of
                                                     Valley                     Merchants          Merchants Common
Date                                              Common Stock                Common Stock              Stock
----
                                             -----------------------      ----------------------  -------------------
September 5, 2000.....................              $  26.25                     $ 17.50              $  20.04
October __, 2000......................



                         PRO FORMA FINANCIAL INFORMATION



         Presented on the following page is a pro forma combined statement of condition of Valley and Merchants at June 30, 2000, giving effect to the merger as if it had been consummated at such date. Also presented on the following pages are the pro forma combined condensed statements of income assuming the merger was consummated as of the beginning of the six-month periods ended June 30, 2000 and 1999, and for the years ended December 31, 1999, 1998 and 1997. The unaudited pro forma financial information is based on the historical financial statements of Valley and Merchants after giving effect to the merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying notes to pro forma combined condensed financial statements.

         The unaudited pro forma financial information has been prepared by Valley's management based upon the historical financial statements and related notes thereto of Valley and Merchants, which are incorporated herein by reference. The unaudited pro forma financial information should be read in conjunction with those historical financial statements and notes. The pro forma financial information does not give effect to any anticipated cost savings or merger-related expenses and restructuring charges in connection with the merger.

         The pro forma financial data is not necessarily indicative of the actual financial results that would have occurred had the merger been consummated as of the beginning of the periods for which the data is presented and should not be construed as being representative of future periods.


Pro forma Unaudited Combined Condensed Statement of Condition
As of June 30, 2000
                                                                                                                  Valley and
                                                          Valley           Merchants            Pro Forma         Merchants
                                                        Historical         Historical          Adjustments         Combined
                                                     -----------------  -----------------   ------------------ -----------------
                                                                               (Dollars in thousands)
ASSETS
Cash and due from banks                               $    165,344         $     43,800        $         --      $    209,144
Federal funds sold                                          37,000                   --                  --            37,000
Investment securities held to maturity                     358,489              252,609            (235,559)          375,539
Investment securities available for sale                   941,093              561,519             235,559         1,738,171
Loans                                                    4,629,637              479,456                  --         5,109,093
Allowance for loan losses                                  (55,150)             (10,282)                 --           (65,432)
Other assets                                               216,316               42,574                  --           258,890
                                                     --------------       --------------      --------------     -------------
    Total assets                                      $  6,292,729         $  1,369,676        $         --      $  7,662,405
                                                     ==============       ==============      ==============     =============

LIABILITIES
Deposits                                              $  5,018,217         $    927,087        $         --      $  5,945,304
Borrowings                                                 706,555              312,096                  --         1,018,651
Other liabilities                                           47,392               33,805                  --            81,197
                                                     --------------       --------------      --------------     -------------
    Total liabilities                                    5,772,164            1,272,988                  --         7,045,152
                                                     --------------       --------------      --------------     -------------

SHAREHOLDERS' EQUITY
Preferred stock                                                 --                   --                  --                --
Common stock                                                25,956                   20               6,123            32,099
Surplus                                                    325,688               23,879             (25,459)          324,108
Retained earnings                                          193,534              100,579                  --           294,113
Accumulated other comprehensive loss                       (18,703)              (8,454)                 --           (27,157)
Treasury stock                                              (5,041)             (19,336)             19,336            (5,041)
Unallocated common stock held by the employee
    benefit plan                                              (869)                  --                  --              (869)
                                                     --------------       --------------      --------------     -------------
    Total shareholders' equity                             520,565               96,688                  --           617,253
                                                     --------------       --------------      --------------     -------------
Total liabilities and shareholders' equity            $  6,292,729         $  1,369,676        $         --      $  7,662,405
                                                     ==============       ==============      ==============     =============



Pro forma Unaudited Combined Condensed Statements of Income
For the Six Months Ended June 30, 2000

                                                                                                                  Valley and
                                                          Valley           Merchants           Pro Forma          Merchants
                                                        Historical         Historical         Adjustments          Combined
                                                     -----------------  -----------------   -----------------  -----------------
                                                                   (Dollars in thousands, except per share data)
Interest income                                       $  226,879          $  51,692           $      --          $  278,571
Interest expense                                          98,647             23,028                  --             121,675
                                                      -----------         ----------          ----------         -----------
Net interest income                                      128,232             28,664                  --             156,896
Provision for loan losses                                  3,700              1,625                  --               5,325
                                                      -----------         ----------          ----------         -----------
Net interest income after provision for loan
    losses                                               124,532             27,039                  --             151,571
Non-interest income                                       24,265              3,601                  --              27,866
Non-interest expense                                      68,224             13,648                  --              81,872
                                                      -----------         ----------          ----------         -----------
Income before income taxes                                80,573             16,992                  --              97,565
Income taxes                                              26,970              5,985                  --              32,955
                                                      -----------         ----------          ----------         -----------
Net income                                            $   53,603          $  11,007           $      --          $   64,610
                                                      ===========         ==========          ==========         ===========

Earnings per share:
    Basic                                             $     0.88          $    0.59           $      --          $     0.86
    Diluted                                                 0.87               0.58                  --                0.85
Weighted average number of shares outstanding:
    Basic                                             61,206,797         18,770,580                  --           75,536,258
    Diluted                                           61,779,558         18,832,672                  --           76,156,420



Pro forma Unaudited Combined Condensed Statements of Income
For the Six Months Ended June 30, 1999

                                                                                                                  Valley and
                                                          Valley           Merchants           Pro Forma          Merchants
                                                        Historical         Historical         Adjustments          Combined
                                                     -----------------  -----------------   -----------------  -----------------
                                                                   (Dollars in thousands, except per share data)
Interest income                                       $  208,939          $  42,681           $      --          $  251,620
Interest expense                                          81,098             18,364                  --              99,462
                                                      -----------         ----------          ----------         -----------
Net interest income                                      127,841             24,317                  --             152,158
Provision for loan losses                                  3,775                600                  --               4,375
                                                      -----------         ----------          ----------         -----------
Net interest income after provision
    for loan losses                                      124,066             23,717                  --             147,783
Non-interest income                                       24,522              3,033                  --              27,555
Non-interest expense                                      67,501             12,864                  --              80,365
                                                      -----------         ----------          ----------         -----------
Income before income taxes                                81,087             13,886                  --              94,973
Income taxes                                              29,201              4,713                  --              33,914
                                                      -----------         ----------          ----------         -----------
Net income                                            $   51,886          $   9,173           $      --          $   61,059
                                                      ===========         ==========          ==========         ===========

Earnings per share:
    Basic                                             $     0.81          $    0.47           $      --          $     0.77
    Diluted                                                 0.80               0.47                  --                0.77
Weighted average number of shares outstanding:
    Basic                                             64,243,687         19,333,306                  --           79,002,733
    Diluted                                           64,905,541         19,491,570                  --           79,785,406



Pro forma Unaudited Combined Condensed Statements of Income
For the Year Ended December 31, 1999

                                                                                                      Valley and
                                                          Valley         Merchants     Pro Forma       Merchants
                                                        Historical      Historical    Adjustments      Combined
                                                     --------------  --------------  -------------- ----------------
                                                             (Dollars in thousands, except per share data)
Interest income                                        $  427,535       $  90,285      $      --      $  517,820
Interest expense                                          169,177          39,616             --         208,793
                                                      ------------      ----------    -----------     -----------
Net interest income                                       258,358          50,669             --         309,027
Provision for loan losses                                   9,120           1,915             --          11,035
                                                      ------------      ----------    -----------     -----------
Net interest income after provision
    for loan losses                                       249,238          48,754             --         297,992
Non-interest income                                        47,252           6,551             --          53,803
Non-interest expense                                      137,946          26,773             --         164,719
                                                      ------------      ----------    -----------     -----------
Income before income taxes                                158,544          28,532             --         187,076
Income taxes                                               52,220           9,515             --          61,735
                                                      ------------      ----------    -----------     -----------
Net income                                             $  106,324       $  19,017      $      --      $  125,341
                                                      ============      ==========    ===========     ===========

Earnings per share:
    Basic                                              $     1.67       $    0.99      $      --      $     1.60
    Diluted                                                  1.65            0.98             --            1.58
Weighted average number of shares outstanding:
    Basic                                              63,732,045       19,292,940            --      78,460,275
    Diluted                                            64,370,957       19,428,251            --      79,202,484



Pro forma Unaudited Combined Condensed Statements of Income
For the Year Ended December 31, 1998

                                                                                                   Valley and
                                                        Valley         Merchants     Pro Forma      Merchants
                                                      Historical      Historical    Adjustments     Combined
                                                    ---------------- -----------   -------------   --------------
                                                           (Dollars in thousands, except per share data)
Interest income                                       $  411,293      $  86,268      $     --       $  497,561
Interest expense                                         167,658         40,873            --          208,531
                                                     ------------     ----------    ----------     ------------
Net interest income                                      243,635         45,395            --          289,030
Provision for loan losses                                 12,645          1,425            --           14,070
                                                     ------------     ----------    ----------     ------------
Net interest income after provision
    for loan losses                                      230,990         43,970            --          274,960
Non-interest income                                       45,374          5,448            --           50,822
Non-interest expense                                     144,713         25,384            --          170,097
                                                     ------------     ----------    ----------     ------------
Income before income taxes                               131,651         24,034            --          155,685
Income taxes                                              30,380          8,132            --           38,512
                                                     ------------     ----------    ----------     ------------
Net income                                            $  101,271      $  15,902      $     --       $  117,173
                                                     ============     ==========    ==========     ============

Earnings per share:
    Basic                                             $     1.57      $    0.82      $     --       $     1.48
    Diluted                                                 1.55           0.81            --             1.46
Weighted average number of shares outstanding:
    Basic                                            64,428,341     19,423,062             --      79,255,907
    Diluted                                          65,294,355     19,714,962             --      80,344,757



Pro forma Unaudited Combined Condensed Statements of Income
For the Year Ended December 31, 1997

                                                                                                     Valley
                                                       Valley         Merchants     Pro Forma     and Merchants
                                                     Historical       Historical   Adjustments      Combined
                                                   ----------------   ----------- -------------- ----------------
                                                          (Dollars in thousands, except per share data)
Interest income                                      $   406,818      $  82,820      $     --      $   489,638
Interest expense                                         172,182         40,253            --          212,435
                                                     ------------     ----------    ----------     ------------
Net interest income                                      234,636         42,567            --          277,203
Provision for loan losses                                 13,130          1,700            --           14,830
                                                     ------------     ----------    ----------     ------------
Net interest income after provision
    for loan losses                                      221,506         40,867            --          262,373
Non-interest income                                       45,194          5,183            --           50,377
Non-interest expense                                     139,246         24,333            --          163,579
                                                     ------------     ----------    ----------     ------------
Income before income taxes                               127,454         21,717            --          149,171
Income taxes                                              37,303          7,155            --           44,458
                                                     ------------     ----------    ----------     ------------
Net income                                           $    90,151      $  14,562      $     --      $   104,713
                                                     ============     ==========    ==========     ============

Earnings per share:
    Basic                                            $      1.40      $    0.75      $     --      $      1.32
    Diluted                                                 1.39           0.73            --             1.31
Weighted average number of shares outstanding:
    Basic                                            64,329,417     19,587,826             --      79,282,763
    Diluted                                          64,903,173     19,914,380             --      80,105,811


Notes to Pro Forma Financial Information

(1) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the merger will be accounted for on a pooling-of-interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of 0.7634 common shares of Valley for each of the 18,714,180 shares of Merchants common stock which were outstanding at June 30, 2000.

(3) The pro forma financial information does not give effect to any anticipated cost savings or merger-related expenses and restructuring charges in connection with the merger. Management estimates merger-related charges to approximate $4.7 million, net of tax. This charge is primarily for investment banker fees and personnel-related charges. At the time the merger agreement was entered into, management estimated cost savings of 15-20% of Merchants' non-interest expense, or between $2.4 million and $3.2 million, net of tax, which estimate has not been updated. These estimates of merger-related charges and cost savings are forward-looking statements, upon which the reader should not place undue reliance. See "Forward-Looking Statements" on page 11.

(4) In summary, the pro forma financial information was adjusted for the merger by the (i) addition of 14,286,405 common shares of Valley with a stated value of $0.43 per share amounting to $6,143,154 and (ii) elimination of 19,978,664 common shares of Merchants common stock with a par value of $0.001 per share amounting to $19,978, and (iii) elimination of 1,264,484 shares of Merchants treasury stock amounting to $19,335,924. The pro forma information was adjusted for the elimination of $19,336,000.

(5) Earnings per share data has been computed based on the combined historical net income applicable to common shareholders of Valley using historical weighted average common shares outstanding of Valley common stock for the given period and the common stock to be issued in connection with the merger.

(6) The historical earnings per share and weighted average number of shares outstanding of Valley and Merchants have been restated to give retroactive effect to stock dividends and stock splits.

(7) Securities held to maturity totaling approximately $235,559,000 are anticipated to be transferred to securities available for sale to conform with Valley's investment objectives.

                       DESCRIPTION OF VALLEY CAPITAL STOCK

         The authorized capital stock of Valley presently consists of 108,527,344 shares of common stock and 30,000,000 shares of preferred stock. As of __________, 2000, __________ shares of Valley common stock and no shares of preferred stock were issued and outstanding.

         Description of Valley Common Stock

Dividend Rights

         Holders of Valley common stock are entitled to dividends when, as and if declared by the board of directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

         As a national banking association, Valley National Bank is subject to limitations on the amount of dividends it may pay to Valley, the bank's only shareholder. Prior OCC approval is required to the extent the total dividends to be declared by Valley National Bank in any calendar year exceeds net profits for that year combined with the bank's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, Valley National Bank could declare dividends in 2000 without prior approval of the OCC of up to $13.3 million plus an amount equal to Valley National Bank's net profits for 2000 to the date of such dividend declaration.

         Valley is also subject to Federal Reserve Board policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment that would reduce a holding company's capital below these minimum amounts.

Voting Rights

         At meetings of shareholders, holders of Valley common stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley common stock at a meeting at which a quorum is present.

Liquidation Rights

         In the event of liquidation, dissolution or winding up of Valley, holders of Valley common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

Assessment and Redemption

         All outstanding shares of Valley common stock are fully paid and nonassessable. Valley common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

         American Stock Transfer and Trust Company is presently both the transfer agent and the registrar for Valley common stock. Valley common stock is traded on the New York Stock Exchange, and is registered with the SEC under
Section 12(b) of the Exchange Act.

"Blank Check" Preferred Stock

The preferred stock that is authorized by Valley Certificate of Incorporation is typically referred to as "blank check" preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, Valley's certificate of incorporation authorizes the Valley board of directors to issue new shares of Valley common stock or preferred stock without further shareholder action.

         Valley's certificate of incorporation gives the board of directors authority at any time to:

          o divide the authorized but unissued shares of preferred stock into series;

          o determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

          o    increase the number of shares of any preferred series; and

          o decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

         The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Valley's common stock will not have preemptive rights with respect to any newly issued stock. The Valley board could adversely affect the voting power of holders of Valley stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Valley that the board of directors does not believe to be in the best interests of its shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. The board of directors of Valley has not approved any plan to issue any preferred stock for this or any other purpose. The Valley board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of Valley and its shareholders.

                   COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF
                              VALLEY AND MERCHANTS

         At the completion of the merger, Merchants shareholders automatically will become shareholders of Valley. Their rights as shareholders will be determined by Valley's certificate of incorporation and bylaws, and by New Jersey corporate law, instead of by Merchants' certificate of incorporation and bylaws and Delaware corporate law. The following is a summary of the material differences in the rights of shareholders of Merchants and of Valley.

         This summary is not complete and is qualified in its entirety by reference to the New Jersey Business Corporation Act and the Delaware General Corporation Law, each of which may change from time to time, and the respective certificates of incorporation and by-laws of Valley and Merchants, which also may be changed.

         The New Jersey Business Corporation Act refers to holders of stock as "shareholders," while the Delaware General Corporation Law uses the term "stockholders." We have chosen to use "shareholder" throughout this document, except where referring specifically to provisions of Delaware law.

Voting Requirements

         Under New Jersey corporate law, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

          o    an amendment to the certificate of incorporation,

          o    the voluntary dissolution of the corporation,

          o the sale or other disposition of all or substantially all of the corporation's assets outside the ordinary course of business, or

          o the merger or consolidation of the corporation with another corporation.

         However, under Delaware corporate law, the affirmative vote of a majority of the outstanding stock entitled to vote on the matter is required to approve those same matters.

         New Jersey corporate law allows a corporation to specify a greater vote requirement for any of these matters. Delaware corporate law allows a corporation to specify a greater or lesser vote requirement for any of these matters, as long as the required affirmative vote is not decreased below a majority of the outstanding stock entitled to vote on the matter. Neither Valley's nor Merchant's certificate of incorporation presently contains any provision specifying a different vote than is specified under their state's corporate law for the matters listed above.

Limits on Business Combinations

         The New Jersey Shareholders Protection Act limits certain transactions involving an interested shareholder and a resident domestic corporation. An interested shareholder is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless:

          o the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder,

          o the combination is approved by the board prior to the interested shareholder's stock acquisition date, or

          o    certain fair price provisions are satisfied.

         Section 203 of the Delaware General Corporation Law prohibits business combinations, including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or its subsidiary with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation's voting stock, for three years after the person becomes an interested stockholder. The business combination is permitted if:

          o before the person became an interested stockholder, the board of directors of the corporation approved the person becoming an interested stockholder or approved the business combination transaction,

          o upon completion of the transaction in which the person became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding when the transaction commenced, excluding from that calculation shares held by persons who are both officers and directors of the corporation and shares held by specified employee benefit plans,

          o after the person becomes an interested stockholder, the business combination is approved by the board of directors and also by holders of at least 2/3 of the outstanding voting stock not owned by the interested stockholder, or

          o the transaction is one of certain business combinations that are proposed after the corporation has received another acquisition proposal that has been approved or not opposed by a majority of the board of directors, as specified in the Delaware General Corporation Law.

         The merger is not governed by Section 203 because the Merchants board approved the merger agreement and the stock option agreement before they were executed.

Rights of Dissenting Shareholders

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory rights of appraisal exist with respect to a merger or consolidation, however, where (1) the stock of the New Jersey corporation is listed on a national securities exchange, (2) the stock of the New Jersey corporation is held of record by not less than 1,000 holders, or (3) the consideration to be received pursuant to the merger or consolidation consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

         Shareholders of a Delaware corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory rights of appraisal exist with respect to a merger or consolidation, however, where the stock of the Delaware corporation is (1) listed on a national securities exchange or designated as a Nasdaq national market security, or (2) held of record by more than 2,000 shareholders, so long as the shareholders receive in exchange for their shares only (1) stock or depository receipts of the surviving or resulting corporation, or (2) stock or depository receipts of another corporation which will be listed on a national securities exchange, designated as a Nasdaq national market security or held of record by more than 2,000 shareholders. The exceptions from the Delaware statutory right of appraisal apply to the Merchants common stock since the Valley common stock to be received in the merger is presently listed on the New York Stock Exchange.

Shareholder Written Consent to Corporate Action

         Unless the certificate of incorporation provides otherwise (and Valley's certificate of incorporation is currently silent on this issue), New Jersey corporate law permits any action that can be taken at a shareholders' meeting, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize the action at a shareholders' meeting at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under New Jersey corporate law, a shareholder vote on a plan of merger or consolidation may be effected only:

          o    at a shareholders' meeting,

          o by unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or

          o by written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

         Merchants'   certificate   of   incorporation   does  not   permit  its
shareholders to take any actions by written consent in lieu of a meeting.

Special Shareholder Meetings

         Under New Jersey corporate law, special meetings of the shareholders may be called by the president or the board, or by such other officers, directors, or shareholders as may be provided in the by-laws. Further, upon the application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, the Superior Court, for good cause shown, may order a special meeting of the shareholders.

         Valley's by-laws provide that a special meeting of the shareholders may be called by the chairman, chief executive officer, the president, or a majority of the board of directors.

         Under Delaware corporate law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

         Merchants' by-laws provide that a special meeting of shareholders, other than a special meeting for the election of directors, may be called at any time by the board, the president, or the secretary. Special meetings of the shareholders can also be called by the board upon the written request of the holders of record of a majority of the outstanding shares of Merchants entitled to vote at the meeting requested to be called.

Dividends

         New Jersey corporate law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment or would be unable to pay its debts in the ordinary course of business as they come due as a result of paying the dividend. Valley's certificate of incorporation does not presently contain any restriction on Valley's ability to pay dividends. Funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Valley.

         Delaware corporate law generally limits dividends by Merchants to an amount equal to the excess of the net assets of Merchants (the amount by which total assets exceed total liabilities) over its stated capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Merchants' certificate of incorporation does not presently contain any restriction on Merchants' ability to pay dividends. Funds for the payment of dividends by Merchants must come primarily from the earnings of Merchants' bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Merchants Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Merchants.

By-laws

         Under New Jersey corporate law, either the board of directors or the shareholders of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless the certificate of incorporation limits the exercise of that power to the shareholders. Valley's certificate of incorporation presently has no such limitation.

         Under Delaware corporate law, either the board of directors or the shareholders of a Delaware corporation have the power to adopt, amend, or repeal the corporation's by-laws, unless the certificate of incorporation limits the exercise of that power to the board of directors. Merchants' certificate of incorporation presently has no such limitation.

Limitations of Liability of Directors and Officers

         Under New Jersey corporate law, a New Jersey corporation may include in its certificate of incorporation a provision that would eliminate or limit directors' or officers' liability to the corporation or to its shareholders, for monetary damages for breaches of their fiduciary duty of care. However, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission:

          o in breach of the person's duty of loyalty to the corporation or its shareholders,

          o    not in good faith or involving a knowing violation of law, or

          o resulting in the person's receipt of an improper personal benefit.

         Valley's certificate of incorporation contains provisions that limit its directors' and officers' liability to the full extent permitted by New Jersey law.

         Under Delaware corporate law, a Delaware corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' liability (but not an officers' liability) to the corporation or its shareholders, for monetary damages for breaches of their fiduciary duty of care. A director cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission:

          o    in breach of the director's duty of loyalty,

          o not in good faith or involving intentional misconduct or knowing violation of law,

          o    which   constitutes   willful  or  negligent  conduct  in  paying
               dividends or repurchasing stock out of other than lawfully available funds, or

          o resulting in the person's receipt of an improper personal benefit.

Merchants' certificate of incorporation contains provisions which limit its directors' liability to the full extent permitted by Delaware law.

Consideration of Acquisition Proposals

         New Jersey corporate law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on shareholders, consider any of the following:

          o    the  effects  of  the  proposed   action  on  the   corporation's
               employees, suppliers, creditors and customers,

          o the effects on the community in which the corporation operates, and

          o the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

         The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the Valley board's rejection of, and may facilitate the board's rejection of, an offer to acquire Valley.

There are no comparable provisions in Delaware corporate law and Merchants' certificate of incorporation is silent on this issue.

Preferred Stock

         Under both New Jersey and Delaware law, if the Company's certificate of incorporation so provides, the board of directors without shareholder approval may issue preferred stock with the terms set by the board.

         Valley's certificate of incorporation contains "blank check preferred stock" provisions which authorize Valley's board of directors to issue shares of authorized but unissued preferred stock without shareholder approval. The issuance of the additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Valley's common stock will not have preemptive rights with respect to the preferred stock. The issuance of the preferred stock could result in an increase in the number of shares of common stock outstanding, thereby diluting percentage ownership of existing shareholders. The issuance of preferred stock could possibly dilute book value per share and/or earnings per share.

         The authorization or issuance of blank check preferred stock may be viewed as being an "anti-takeover" device. In the event of a proposed merger, tender offer or other attempt to gain control of Valley that Valley's board of directors does not believe to be in the best interests of Valley or its shareholders, Valley's board of directors could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.

         Merchants' certificate of incorporation does not presently contain such a provision.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by Valley (Commission File No. 1-11277) with the SEC are hereby incorporated in this joint proxy statement-prospectus:

          o    Annual Report on Form 10-K for the year ended December 31, 1999

          o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000

          o Current Reports on Form 8-K filed with the SEC on April 7, 2000, May 31, 2000, July 7, 2000, and September 21, 2000.

          o The description of Valley common stock set forth in Valley's Registration Statement on Form 8-A, and any amendment or report filed for the purpose of updating such description.

         The  following  documents  filed  by  Merchants  (Commission  File  No.
000-22058)   with  the  SEC  are  hereby   incorporated   in  this  joint  proxy
statement-prospectus:

          o    Annual Report on Form 10-K for the year ended December 31, 1999

          o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000

          o    Current  Report on Form 8-K filed with the SEC on  September  19,
               2000.

          o The description of Merchants common stock set forth in Merchants' Registration Statement on Form S-4 filed on March 20, 1992 by Merchants pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         All documents filed by Valley or Merchants pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of

          o    the date of the Merchants meeting,

          o    the date of the Valley meeting, or

          o    the termination of the merger agreement,

are hereby incorporated by reference into this document and shall be deemed a part of this document from the date they are filed.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement-prospectus.

         The public may read and copy any documents Valley or Merchants files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about Valley and Merchants at http://www.sec.gov.

                                  OTHER MATTERS

         As of the date of this joint proxy statement-prospectus, the Merchants board of directors knows of no other matters to be presented for action by the shareholders at the Merchants meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

         As of the date of this joint proxy statement-prospectus, the Valley board of directors knows of no other matters to be presented for action by the shareholders at the Valley meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of Valley common stock offered hereby and certain tax consequences of the merger will be passed upon by Pitney, Hardin, Kipp & Szuch LLP, counsel to Valley.

                                     EXPERTS

         The consolidated financial statements of Merchants New York Bancorp, Inc. and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference into this document in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in Merchants' Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Valley as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31,
1999, have been incorporated by reference in this joint proxy statement-prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

         Representatives of KPMG LLP will be present at the Merchants meeting and at the Valley meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meetings.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         Merchants. Merchants intends to hold an annual meeting of Merchants shareholders in 2001 only if the merger is not completed. Any shareholder who wishes to submit a proposal for that meeting, if held, should submit the proposal to Merchants by November 29, 2000.

         Valley. New Jersey corporate law requires that the notice of a shareholders meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus, any substantive proposal, including shareholder proposals, must be referred to in Valley's notice of shareholders meeting in order for the proposal to be properly considered at a meeting of Valley.

         Proposals of shareholders which are eligible under the rules of the SEC to be included in Valley's year 2001 proxy material must be received by the Secretary of Valley no later than November 3, 2000.

         If Valley changes its 2001 annual meeting date to a date more than 30 days from the date of its 2000 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Valley begins to print and mail its proxy materials. If Valley changes the date of its 2001 annual meeting in a manner that alters the deadline, Valley will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of September 5, 2000 (this "Agreement"), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), Valley National Bank, a national banking association ("VNB"), Merchants New York Bancorp, Inc., a Delaware corporation and registered bank holding company ("Merchants") and The Merchants Bank of New York, a New York state-chartered commercial bank (the "Bank").

                                    RECITALS

                  Valley desires to acquire Merchants and Merchants' Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Merchants and its stockholders. The acquisition will be accomplished by merging Merchants into Valley with Valley as the surviving corporation and, at the same time, merging the Bank into VNB with VNB as the surviving bank, and Merchants stockholders receiving the consideration hereinafter set forth. The Boards of Directors of Merchants, Valley, the Bank and VNB have duly adopted and approved this Agreement and the respective Boards of Directors of Valley and Merchants each has directed that it be submitted to its stockholders for approval.

                  As a condition precedent to entering into this Agreement, Valley has required that Merchants grant it an option to purchase certain authorized but unissued shares of Merchants common stock and, as a consequence, Valley and Merchants have entered into a Stock Option Agreement, dated the date hereof (the "Valley Stock Option").

                  NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Merchants shall be merged with and into Valley (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act ("NJBCA") and Valley shall be the surviving corporation (the "Surviving
Corporation"). Immediately following the Effective Time, the Bank shall be merged with and into VNB as provided in Section 1.7 hereof.

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Valley and Merchants and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Valley and Merchants shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Valley and Merchants and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Valley or Merchants in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Valley or Merchants is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not occurred; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Valley or Merchants if the Merger had not occurred.

                  1.3. Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the by-laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation, with the addition provided for in Section 5.20 hereof.

                  1.6 Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Valley, 1455 Valley Road, Wayne, New Jersey, on a date (the "Closing Date") which shall be within ten business days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in
Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by Valley upon written notice to Merchants (the "Closing Notice"). Simultaneous with or immediately following the Closing, Valley and Merchants shall cause to be filed certificates of merger, in form and substance satisfactory to Valley and Merchants, with the Secretary of State of the State of New Jersey (the "New Jersey Certificate of Merger") and with the Secretary of State of the State of Delaware (the "Delaware Certificate of Merger"). The New Jersey Certificate of Merger and the Delaware Certificate of Merger shall specify as the "Effective Time" of the Merger a date and time following the Closing agreed to by Valley and Merchants (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the merger certificates, the Merger shall become effective upon (and the "Effective Time" shall be) the later of the filing of the New Jersey Certificate of Merger and the Delaware Certificate of Merger.


                  1.7. The Bank Merger. Immediately following the Effective Time, the Bank shall be merged with and into VNB (the "Bank Merger") in accordance with the provisions of the National Bank Act and, to the extent applicable, New York Banking Law (the "NY Banking Law") and the regulations of the New York Department of Banking (the "Department"), and VNB shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and VNB and all of the property, rights, privileges, powers and franchises of each of the Bank and VNB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and VNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of VNB shall become the articles of association and bylaws of the Surviving Bank, the officers and employees of VNB and the officers and employees of the Bank shall be the officers and employees of the Surviving Bank with such additions as officers as the Board of Directors of VNB shall determine, and the directors of VNB shall be the directors of the Surviving Bank, with, in the case of directors, the additions provided for in Section 5.20 hereof. In connection with the execution of this Agreement, the Bank and VNB shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in substantially the form of Exhibit A, annexed hereto, for delivery to the Office of the Comptroller of the Currency ("OCC") and the Department for approval of the Bank Merger.

                                   ARTICLE II
                CONVERSION OF MERCHANTS COMMON STOCK AND OPTIONS

                  Each share of common stock, $.001 par value per share, of Merchants ("Merchants Common Stock"), issued and outstanding immediately prior to the Effective Time, and each option to purchase shares of Merchants Common Stock validly issued pursuant to the Merchants Employee Stock Option Plan (the "Merchants Employee Option Plan") and outstanding immediately prior to the Effective Time (each a "Merchants Option" and collectively, the "Merchants Options") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted or cancelled at the Effective Time in accordance with this Article II.

                  2.1 Conversion of Merchants Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares. Each share of Merchants Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.4 hereof, shall be converted into the right to receive .7634 (the "Exchange Ratio") shares of Common Stock, no par value, of Valley ("Valley Common Stock"), subject to adjustment as set forth in Section
2.6 below. No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Merchants Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Pre-Closing Price of Valley Common Stock. "Average Pre-Closing Price of Valley Common Stock" means the average of the Closing Prices of Valley Common Stock for the ten consecutive full trading days in which such shares are quoted on the New York Stock Exchange (the "NYSE") ending with (and including) the Determination Date. "Closing Price" of Valley Common Stock means the daily closing sales price of such stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Valley). "Determination Date" means the date five business days prior to the Closing.

                  2.2.     Exchange of Shares.

                           (a)  Merchants  and Valley  hereby  appoint  American
Stock Transfer and Trust Company as the exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Merchants Common Stock and Merchants Options. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a Certificate or Certificates which, immediately prior to the Effective Time represented outstanding shares of Merchants Common Stock (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

                           (b) Upon surrender of  Certificates  for exchange and
cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed stockholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

                           (c)  After  the  Effective  Time,  there  shall be no
transfers on the stock transfer books of Merchants of the shares of Merchants Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

                           (d) If  payment  of  the  consideration  pursuant  to
Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                           (e) With respect to each outstanding Merchants Option
Valley shall, after the Effective Time, distribute to the Optionee an amendment to the option grant evidencing the conversion of the grant to an option to purchase Valley Common Stock in accordance with Section 2.7 hereof.

                  2.3. No Dissenters' Rights. Consistent with the provisions of the DGCL, no stockholder of Merchants shall have appraisal rights with respect to the Merger.

                  2.4.  Cancelled  Shares.  Each share of Merchants Common Stock
(i) which is held by Merchants as treasury stock or (ii) which is held by the Bank or any other direct or indirect subsidiary of the Bank (except as trustee or in a fiduciary capacity) or (iii) which is held by Valley, shall be canceled and retired at the Effective Time.

                  2.5. Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in
Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

                  2.6 Anti-Dilution Adjustments. The Exchange Ratio and the Average Pre-Closing Price of Valley Common Stock shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by Valley with respect to Valley Common Stock between the date hereof and the Effective Time.

                  2.7. Merchants Stock Options. At the Effective Time, each outstanding Merchants Option granted to an eligible individual (an "Optionee") under the Merchants Employee Option Plan shall be converted into an option to purchase Valley Common Stock (a "Stock Option"), wherein (x) the right to purchase shares of Merchants Common Stock pursuant to the Merchants Option shall be converted into the right to purchase that same number of shares of Valley Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Valley Common Stock shall be the previous option exercise price per share of Merchants Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Merchants Option on which it was based, including the length of time within which the option may be exercised and for any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Shares of Valley Common Stock issuable upon exercise of Stock Options shall be covered by an effective registration statement on Form S-8, and Valley shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF MERCHANTS

                  References herein to "Merchants Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of
Article III of this Agreement, which have been delivered on the date hereof by Merchants to Valley or will be delivered pursuant to Section 5.11(a) by Merchants to Valley. Disclosure of an item in one section of the Merchants Disclosure Schedule will be considered disclosure for purposes of all sections thereof, except where this Agreement specifies that the item must be referenced in a particular section of the Merchants Disclosure Schedule. Merchants hereby represents and warrants to Valley as follows:

                  3.1.     Corporate Organization.

                  (a) Merchants is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merchants has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Merchants on a consolidated basis. Merchants is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                  (b) All of the Subsidiaries of Merchants are listed in the Merchants Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Merchants, means any corporation, joint venture, association, partnership, trust or other entity in which Merchants has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Merchants is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a commercial bank chartered under the laws of the State of New York whose deposits are insured by Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Subsidiary of Merchants has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Merchants and its Subsidiaries on a consolidated basis. The Merchants Disclosure Schedule sets forth true and complete copies of the Certificates of Incorporation or Charter, as the case may be, and Bylaws of Merchants and each Merchants Subsidiary as in effect on the date hereof. Except as set forth in the Merchants Disclosure Schedule, Merchants does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

                  3.2.     Capitalization.

                  The authorized capital stock of Merchants consists of 40,000,000 shares of Merchants Common Stock. As of the date hereof, there were 19,978,664 shares of Merchants Common Stock issued and outstanding, and 1,333,176 shares issued and held in the treasury. As of the date hereof, there were 127,162 shares of Merchants Common Stock issuable upon exercise of outstanding Merchants Options (the "Option Shares") granted to directors, officers and employees of Merchants or the Bank pursuant to the Merchants Employee Option Plan. The Merchants Disclosure Schedule sets forth (i) all options which may be exercised for issuance of Merchants Common Stock and the terms upon which the options may be exercised, and (ii) true and complete copies of each of the Merchants Employee Option Plan and a specimen of each form of agreement pursuant to which any outstanding stock option was granted, including a list of each outstanding stock option issued pursuant thereto. All issued and outstanding shares of Merchants Common Stock, and all issued and outstanding shares of capital stock of each Merchants Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 4,729,546 shares of common stock, $1.40 par value. As of the date hereof, there were 2,482,172 shares of Bank common stock outstanding. All of the outstanding shares of capital stock of each Merchants Subsidiary are owned by Merchants and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Merchants Options and the Valley Stock Option, neither Merchants nor any Merchants Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Merchants or any Merchants Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.     Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Merchants, and subject to the parties obtaining all necessary regulatory approvals, Merchants and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Merchants and the Bank. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Merchants or the Bank are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merchants and the Bank, and constitutes valid and binding obligations of Merchants and the Bank, enforceable against Merchants and the Bank in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by Merchants and the Bank, nor the consummation by Merchants and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Merchants and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Merchants' or the Bank's Certificates of Incorporation or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Merchants or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Merchants Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Merchants or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Merchants or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to
(ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Merchants and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Department, the Board of Governors of the Federal Reserve System ("FRB"), the Securities and Exchange Commission ("SEC"), applicable state securities bureaus or commissions, the Delaware Secretary of State and the stockholders of Merchants, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Merchants or the Bank in connection with
(x) the execution  and delivery by Merchants and the Bank of this  Agreement and
(y) the consummation by Merchants and the Bank of the transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

                  3.4.     Financial Statements.

                  (a) Merchants' Annual Reports on Form 10-K filed with the SEC under the Securities and Exchange Act of 1934, as amended (the "1934 Act") and available on the SEC's EDGAR system set forth the consolidated statements of condition of Merchants as of December 31, 1999, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1997 through 1999, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Merchants, and Merchants' Quarterly Reports on Form 10-Q filed with the SEC under the 1934 Act and available on the SEC's EDGAR system set forth the unaudited consolidated statements of condition of Merchants as of June 30, 2000 and related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended (collectively, the "Merchants Financial Statements"). The Merchants Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and fairly present the consolidated financial condition of Merchants as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Merchants for the respective periods set forth therein.

                  (b) The books and records of Merchants and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Merchants Financial Statements (including the notes thereto), as of June 30, 2000 neither Merchants nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Merchants or any of its Subsidiaries. Since June 30, 2000 and to the date hereof, neither Merchants nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

                  3.5. Brokerage Fees; Financial Advisor; Fairness Opinion. Other than CIBC World Markets Corp. (the "Broker"), neither Merchants nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Copies of Merchants' agreements with the Broker are set forth in the Merchants Disclosure Schedule. The Broker has delivered to Merchants its written opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Merchants in the Merger. Other than pursuant to the agreement with Broker, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Merchants or any of its Subsidiaries.

                  3.6.     Absence of Certain Changes or Events.

                  (a) There has not been any material adverse change in the business, operations, assets or financial condition of Merchants and its Subsidiaries on a consolidated basis since June 30, 2000 and to Merchants' knowledge, no facts or conditions exist which Merchants believes will cause or is likely to cause such a material adverse change in the future.

                  (b) Except as set forth in the Merchants Disclosure Schedule, neither Merchants nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between June 30, 2000 and the date hereof and Merchants and the Merchants Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the Merchants Disclosure Schedule, neither Merchants nor any of its Subsidiaries is a party to any, and there are no pending or, to Merchants' knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Merchants or any of its Subsidiaries. Except as disclosed in the Merchants Disclosure Schedule, neither Merchants nor any of its Subsidiaries is a party to any order, judgment or decree entered against Merchants or any Merchants Subsidiary in any lawsuit or proceeding.

                  3.8.     Taxes and Tax Returns.

                  (a) Merchants and each Merchants Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and except as set forth in the Merchants Disclosure Schedule, each has duly paid (and until the Effective Time will so pay) all such taxes shown as due on such returns, other than taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Merchants and each Merchants Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Merchants or any Merchants Subsidiary through such date, which reserves are adequate for such purposes. To the knowledge of Merchants, except as set forth in the Merchants Disclosure Schedule, the federal income tax returns of Merchants and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Merchants, except as set forth in the Merchants Disclosure Schedule, the applicable state income and local tax returns of Merchants and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Merchants, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Merchants or any of its Subsidiaries, nor except as set forth in the Merchants Disclosure
Schedule, has Merchants or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the Merchants Disclosure Schedule, neither Merchants nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed,
(ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Merchants or any Merchants Subsidiary (nor does Merchants have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9.     Employee Benefit Plans.

                  (a) Except as disclosed in the Merchants Disclosure Schedule, neither Merchants nor any of its Subsidiaries maintains or contributes to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Merchants Pension Plans"), "employee welfare benefit plan", within the meaning of Section 3(1) of ERISA (the "Merchants Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Merchants nor any of its Subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                  (b) Merchants has delivered to Valley in the Merchants Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Merchants Pension Plans and Merchants Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500, if any.

                  (c) The present value of all accrued benefits both vested and non-vested under each of the Merchants Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Merchants Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of Merchants' knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation (the "PBGC") has not asserted any claim for liability against Merchants or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Merchants Pension Plan have been paid. All contributions required to be made to each Merchants Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Merchants and its Subsidiaries which have not been paid have been properly recorded on the books of Merchants and its Subsidiaries.

                  (f) Except as disclosed on the Merchants Disclosure Schedule, each of the Merchants Pension Plans, the Merchants Welfare Plans and each other plan and arrangement identified on the Merchants Disclosure Schedule has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation, with respect to each of the Merchants Pension Plans and Merchants is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of Merchants, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Merchants Welfare Plans or Merchants Pension Plans.

                  (h) No Merchants Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Merchants Pension Plans.

                  (i) No "accumulated funding deficiency", within the meaning of
Section 412 of the Code, has been incurred with respect to any of the Merchants Pension Plans.

                  (j) There are no pending, or, to the knowledge of Merchants, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Merchants Pension Plans or the Merchants Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Merchants Disclosure Schedule.

                  (k) Except as disclosed in the Merchants Disclosure Schedule, no Merchants Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Merchants Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits or as disclosed in the Merchants Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Merchants Financial Statements and established under GAAP, or otherwise noted on such financial statements.

                  (m) Except as disclosed in the Merchants Disclosure Schedule, with respect to each Merchants Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Merchants or any Merchants Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to or at the Effective Time.

                  (n) Except as may hereafter be expressly agreed to by Valley in writing or as disclosed on the Merchants Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Merchants or any Merchants Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Merchants Pension Plan or Merchants Welfare Plan.

                  (o) Except for the Merchants Pension Plans and the Merchants Welfare Plans, and except as set forth on the Merchants Disclosure Schedule, Merchants has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of Merchants or any Merchants Subsidiary or any predecessor of any thereof. The Merchants Disclosure Schedule sets forth (or lists, if previously delivered to Valley with respect to such items and any supplemental retirement plan or arrangement): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                  (p) Except as set forth in the Merchants Disclosure Schedule, Merchants does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The Merchants Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of Merchants' knowledge, neither Merchants nor any Merchants Pension Plan or Merchants Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  (q) Except as set forth in the Merchants Disclosure Schedule, Merchants does not maintain any retirement plan for directors. The Merchants Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                  3.10.    Reports.

                  (a) The Merchants  Disclosure  Schedule lists,  and as to item
(i) below Merchants has previously delivered or made available to Valley a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by Merchants since January 1, 1997 pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials, press releases and dividend checks) mailed by Merchants to its shareholders as a class since January 1, 1997.

                  (b) Since January 1, 1997 (i) Merchants has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) Merchants and the Bank each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, Merchants promptly will deliver or make available to Valley accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (a) above, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date.

                  (c) The Merchants Disclosure Schedule lists the dates of all examinations of Merchants or the Bank conducted by the FRB or either the Department or the FDIC since January 1, 1997 and the dates of any responses thereto submitted by Merchants or the Bank.

                  3.11. Merchants and Bank Information. The information relating to Merchants, the Bank and the Merchants Subsidiaries, this Agreement and the transactions contemplated hereby to be contained in the Joint Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Merchants and stockholders of Valley in connection with their approval of the Merger, as of the date the Joint Proxy Statement-Prospectus is mailed to stockholders of Merchants and Valley, and up to and including the date of the meetings of stockholders to which such Joint Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement-Prospectus shall comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder.

                  3.12.    Compliance with Applicable Law.

                  (a) Except as set forth in the Merchants Disclosure Schedule, each of Merchants and the Merchants Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Merchants or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Merchants and its Subsidiaries on a consolidated basis) and Merchants has not received notice of violation of, and does not know of any violations of, any of the above.

                  (b) Without limiting the foregoing, to its knowledge (i) the Bank has complied in all material respects with the Community Reinvestment Act ("CRA") and (ii) no person or group would object to the consummation of this Merger due to the CRA performance of or rating of the Bank. Except as listed on the Merchants Disclosure Schedule to the knowledge of the Bank, no person or group has adversely commented upon the Bank's CRA performance.

                  3.13.    Certain Contracts.

                  (a) Except as disclosed in the Merchants Disclosure Schedule under this Section, Section 3.5 or Section 3.9, (i) neither Merchants nor any Merchants Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Merchants or any Merchants Subsidiary to any officer, employee, director or consultant thereof. The Merchants Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Merchants or any Merchants Subsidiary is a party.

                  (b) Except as disclosed in the Merchants Disclosure Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued in the ordinary course of business, (i) as of the date of this Agreement, neither Merchants nor any Merchants Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of Merchants and the Merchants Subsidiaries taken as a whole, (ii) no commitment, agreement or other instrument to which Merchants or any Merchants Subsidiary is a party or by which any of them is bound limits the freedom of Merchants or any Merchants Subsidiary to compete in any line of business or with any person, and (iii) neither Merchants nor any Merchants Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the Merchants Disclosure Schedule, neither Merchants nor any Merchants Subsidiary or, to the best knowledge of Merchants, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Bank is or will be the creditor) or arrangement.

                  3.14.    Properties and Insurance.

                  (a) Merchants and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Merchants' consolidated balance sheet as of June 30, 2000, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2000), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Merchants and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Valley prior to the date hereof. Merchants and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them. The Merchants Disclosure Schedule lists all leases pursuant to which Merchants or any Merchants Subsidiary occupies any real property and for each such lease lists annual base rentals, annual add-ons for taxes, maintenance and the like, the annual increases to the end of the lease, the expiration date and any option terms.

                  (b) The Merchants Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Merchants and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Merchants nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. The minute books of Merchants and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  3.16. Environmental Matters. Except as set forth in the Merchants Disclosure Schedule:

                  (a) Neither Merchants nor any Merchants Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Merchants or such Merchants Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Merchants and the Merchants Subsidiaries taken as a whole. Merchants has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Merchants or any Merchants Subsidiary, as OREO or otherwise, or owned or controlled by Merchants or any Merchants Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time will violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                  (b) Merchants has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Merchants and the Merchants Subsidiaries taken as a whole.

                  (c) To the knowledge of Merchants, except as set forth in the Merchants Disclosure Schedule, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Merchants or any Merchants Subsidiary.

                  3.17. Reserves. As of the date hereof, the reserve for loan and lease losses in the Merchants Financial Statements is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                  3.18. No Excess Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of Merchants or any Merchants Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Merchants, a Merchants Subsidiary, Valley or VNB which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Agreements with Bank Regulators. Neither Merchants nor any Merchants Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by Merchants prior to the date of this Agreement, nor has Merchants been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Valley by Merchants prior to the date of this Agreement. Neither Merchants nor any Merchants Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by Merchants prior to the date of this Agreement.

                  3.20.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF VALLEY

                  References herein to the "Valley Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by Valley to Merchants or will be delivered pursuant to Section 5.11(a) by Valley to Merchants. Disclosure of an item in one section of the Valley Disclosure Schedule will be considered disclosure for purposes of all sections thereof, except where this Agreement specifies that the item must be referenced in a particular section of the Valley Disclosure Schedule. Valley hereby represents and warrants to Merchants as follows:

                  4.1.     Corporate Organization.

                  (a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries (as defined below) on a consolidated basis. Valley is registered as a bank holding company under the BHCA.

                  (b) All of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to Valley, means any corporation, joint venture, association, partnership, trust or other entity in which Valley has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. VNB is a national bank whose deposits are insured by the BIF of the FDIC to the fullest extent permitted by law. Each Subsidiary of Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.2. Capitalization. The authorized capital stock of Valley consists solely of 108,527,344 shares of Valley Common Stock and 30,000,000 shares of preferred stock, no par value per share (the "Valley Preferred Stock"), which may be divided into classes and into series within any class as determined by the Board of Directors. As of June 30, 2000, there were 60,433,231 shares of Valley Common Stock issued and outstanding net of treasury stock, and 182,746 treasury shares and no shares of Preferred Stock outstanding. Since June 30, 2000, to and including the date of this Agreement, no additional shares of Valley Common Stock have been issued except in connection with the consummation of the acquisition of Hallmark Capital Management, Inc. on July 6, 2000 and exercises of options granted under the Long-Term Stock Incentive Plan of Valley (the "Valley Option Plan") or grants under the Valley Option Plan or grants or options under any option or stock plan assumed by Valley in connection with any other acquisition (the "Acquired Stock Plans"). As of June 30, 2000, except for:
(a) 1,878,545 shares of Valley Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the Valley Option Plan or the Acquired Stock Plans, and (b) 16,452 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted to a consultant for Valley, there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley's Subsidiaries are owned by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties, except as listed in the Valley Disclosure Schedule. Except for the options and stock appreciation rights referred to above under the Valley Option Plan, neither Valley nor any of Valley's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.     Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Valley, Valley and VNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in
Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Valley and VNB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Valley and VNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and VNB and constitutes a valid and binding obligation of Valley and VNB, enforceable against Valley and VNB in accordance with its terms.

                  (b) Neither the execution or delivery of this Agreement nor the consummation by Valley and VNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Valley or the Articles of Association or Bylaws of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis, or the ability of Valley and VNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Department, the FRB, the New Jersey Secretary of State, the SEC, or applicable state securities bureaus or commissions and the stockholders of Valley, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Valley or VNB in connection with
(a) the execution and delivery by Valley or VNB of this Agreement, (b) the consummation by Valley of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the Bank Merger and other transactions contemplated thereby.

                  4.4.     Financial Statements.

                  (a) Valley's Annual Reports on Form 10-K filed with the SEC under the 1934 Act and available on the SEC's EDGAR system set forth the consolidated statements of condition of Valley as of December 31, 1999, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1997 through 1999, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Valley, and Valley's Quarterly Reports on Form 10-Q filed with the SEC under the 1934 Act and available on the SEC's EDGAR system set forth the unaudited consolidated statements of condition of Valley as of June 30, 2000 and related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended (collectively, the "Valley Financial Statements"). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Valley for the respective fiscal periods set forth therein.

                  (b) The books and records of Valley and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of June 30, 2000 neither Valley nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Valley or any of its Subsidiaries. Since June 30, 2000, neither Valley nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

                  4.5. Brokerage Fees; Financial Advisor; Fairness Opinion. Except for fees to be paid to MG Advisors, Inc., neither Valley nor VNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Sandler O'Neill & Partners, L.P. has delivered to Valley its written opinion with respect to the fairness from a financial point of view, of the Exchange Ratio to the shareholders of Valley in the Merger.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis since June 30, 2000 and to Valley's knowledge, no fact or condition exists which Valley believes will cause or is likely to cause such a material adverse change in the future.

                  4.7. Valley Information. The information relating to Valley and its Subsidiaries, this Agreement and the transactions contemplated hereby to be contained in the Registration Statement and Joint Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Joint Proxy Statement-Prospectus to stockholders of Merchants and Valley, and up to and including the date of the meetings of stockholders to which such Joint Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

                  4.8. Capital Adequacy. As of the date of this Agreement Valley has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, Valley will have, sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.9. Valley Common Stock. As of the date hereof, Valley has available and reserved shares of Valley Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of Stock Options subsequent thereto. The Valley Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof. The Valley Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations, and will be approved or listed for trading on the NYSE.

                  4.10. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor its Subsidiaries is a party to any, and there are no pending or, to Valley's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley's Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.11.    Taxes and Tax Returns.

                  (a) Valley and each Valley Subsidiary have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and except as set forth in the Valley Disclosure Schedule, each has duly paid (and until the Effective Time will so pay) all such taxes shown as due on such returns, other than taxes or other charges which are being contested in good faith (and disclosed to Merchants in writing). Valley and each Valley Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Valley or any Valley Subsidiary through such date, which reserves are adequate for such purposes. To the knowledge of Valley, except as set forth in the Valley Disclosure Schedule, the federal income tax returns of Valley and its Subsidiaries have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Valley, except as set forth in the Valley Disclosure Schedule, the applicable state income and local tax returns of Valley and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Valley, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Valley or any of its Subsidiaries, nor except as set forth in the Valley Disclosure Schedule, has Valley or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed,
(ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Valley or any Valley Subsidiary (nor does Valley have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or
(iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  4.12.    Employee Benefit Plans.

                  (a) Valley and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "Valley Pension Plans"), as such term is defined in Section 3 of ERISA, and "employee welfare benefit plans" (the "Valley Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Valley nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Valley has delivered to Merchants in the Valley Disclosure Schedule a complete and accurate copy of each of the summary plan description with respect to each of the Valley Pension Plans and Valley Welfare Plans.

                  (c) The present value of all accrued benefits both vested and non-vested under each of the Valley Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Valley Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of Valley's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the PBGC has not asserted any claim for liability against Valley or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Valley Pension Plan have been paid. All contributions required to be made to each Valley Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Valley and its Subsidiaries which have not been paid have been properly recorded on the books of Valley and its Subsidiaries.

                  (f) Except as disclosed on the Valley Disclosure Schedule, each of the Valley Pension Plans and the Valley Welfare Plans has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation, with respect to each of the Valley Pension Plans and Valley is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of Valley, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Valley Welfare Plans or Valley Pension Plans.

                  (h) No Valley Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Valley Pension Plans.

                  (i) No "accumulated funding deficiency", within the meaning of
Section 412 of the Code, has been incurred with respect to any of the Valley Pension Plans.

                  (j) There are no pending, or, to the knowledge of Valley, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Valley Pension Plans or the Valley Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Valley Disclosure Schedule.

                  (k) Except as set forth in the Valley Disclosure Schedule, Valley does not maintain any retirement plan for directors.

                  (l) Except with respect to customary health, life and disability benefits or as disclosed on the Valley Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements of Valley and established under GAAP or otherwise noted on such financial statements.

                  4.13.    Reports.

                  (a) Each communication mailed by Valley to its stockholders since January 1, 1997, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date. The Valley Disclosure Schedule lists all SEC 1933 Act filings by Valley that currently are subject to review.

                  (b) Valley and VNB have, since January 1, 1997, duly filed with the OCC and, where applicable, the FDIC, and the FRB in correct form in all material respects the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Valley, upon written request from Merchants, promptly will deliver or make available to Merchants accurate and complete copies of such reports. The Valley Disclosure Schedule lists the dates of all examinations of Valley or VNB conducted by either the OCC, the FRB or the FDIC since January 1, 1997.

                  4.14. Compliance with Applicable Law. Valley and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Valley and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis) and Valley has not received notice of violations of, and does not know of any violations of, any of the above. Without limiting the foregoing, to its knowledge (i) VNB has complied in all material respects with the CRA and (ii) no person or group would object to the consummation of the Merger due to the CRA performance or rating of VNB. To the knowledge of Valley, except as listed on the Valley Disclosure Schedule, no person or group has adversely commented upon VNB's CRA performance.

                  4.15.    Properties and Insurance.

                  (a) Valley and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Valley's consolidated balance sheet as of June 30, 2000, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2000), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Valley and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections which are noted in the most recent title reports with respect to such property. Valley and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The business operations and all insurable properties and assets of Valley and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Valley should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of Valley adequate for the business engaged in by Valley and its Subsidiaries. As of the date hereof, neither Valley nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.16. Minute Books. The minute books of Valley and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  4.17. Environmental Matters. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Valley or its Subsidiaries. Except as disclosed in the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Valley or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.18. Reserves. As of the date hereof, the reserve for loan and lease losses in the Valley Financial Statements is, to Valley's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                  4.19. Agreements with Bank Regulators. Neither Valley nor any Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Merchants by Valley prior to the date of this Agreement. Neither VNB nor any Valley Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Merchants by Valley prior to the date of this Agreement.

                  4.20. Disclosures.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of Merchants. During the period from the date of this Agreement to the Effective Time, Merchants shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Valley, which consent will not be unreasonably withheld. Merchants also shall use its best efforts to (i) preserve its business organization and that of each Merchants Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Merchants nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for itself and Valley the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.

                  5.2.     Negative Covenants and Dividend Covenants.

                  (a) Merchants agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents;

                  (ii) except for the issuance of Merchants Common Stock pursuant to the present terms of the outstanding Merchants Options and the Valley Stock Option and as disclosed in the Merchants Disclosure Schedule, change the number of shares of its authorized or issued common or Preferred Stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Merchants or any Merchants Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than its regular quarterly dividend of $0.125;

                  (iii) grant any severance or termination pay (other than pursuant to policies of Merchants in effect on the date hereof and disclosed in the Merchants Disclosure Schedule or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees, except for increases in compensation to officers (other than those entering into the Non-Competition Agreements referenced in Section 5.15) and employees in the usual and ordinary course of business, not to exceed 5%;

                  (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (v) make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley, except as set forth in Section 5.2 of the Merchants Disclosure Schedule;

                  (vi) file any applications or make any contract with respect to branching or site location or relocation;

                  (vii) agree to acquire in any manner whatsoever (other than to foreclose on collateral for a defaulted loan) any business or entity;

                  (viii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

                  (ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied; or

                  (x) agree to do any of the foregoing.

                  (b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by Merchants in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in Article IV of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                  (ii) consolidate with or merge with any other person or entity in which Valley is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless such person or entity shall expressly assume the obligations of Valley under this Agreement; or

                  (iii) authorize or enter into any agreement or commitment to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, neither Merchants nor the Bank shall, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Merchants or the Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Merchants may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Merchants, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Merchants shall promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Merchants will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding Merchants' business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, Merchants will send to Valley a monthly list of each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $250,000, made during such month, and provide Valley with a copy of the loan offering for any such loan, extension of credit, or renewal upon request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement and prior to the Effective Time, Merchants will deliver to Valley the Bank's call reports filed with the Department and FDIC and Merchants' quarterly reports on Form 10-Q as filed with the SEC under the 1934 Act, and Valley will deliver to Merchants Valley's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act, and VNB's call reports filed with the OCC and the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement and prior to the Effective Time, Merchants will deliver to Valley and Valley will deliver to Merchants their respective Annual Reports, in each case as filed on Form 10-K with the SEC under the 1934 Act.

                  5.5.     Access to Properties and Records; Confidentiality.

                  (a) Merchants and the Bank shall permit Valley and its representatives, and Valley and VNB shall permit Merchants and its representatives, accompanied by an officer of the respective party, reasonable access to their respective properties, and shall disclose and make available to Valley and its representatives or Merchants and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or Merchants and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Merchants acknowledges that Valley may be involved in discussions concerning potential acquisitions of other banks and financial-related institutions and Valley shall not be obligated to disclose such information to Merchants except as such information is publicly disclosed by Valley.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  (c) Without limiting the rights provided under Section 5.5(a), each of Valley and Merchants, for a period of 45 calendar days following the date of this Agreement, shall have the right to conduct a full and complete acquisition audit and to perform such due diligence as it deems appropriate, using its own officers and employees or third parties, for purposes of determining whether there is a material breach of any representation or warranty hereunder or a material adverse change in the business or financial condition of the other party. Such acquisition audit or due diligence shall not be limited or restricted by virtue of any audit or due diligence performed before the date hereof or for any other reason, but shall not unduly interfere with the business of the other party.

                  5.6.     Regulatory Matters.

                  (a) For the purposes of holding the Shareholders  Meetings (as referred to in Section 5.7 hereof), and qualifying under applicable federal and state securities laws the Valley Common Stock to be issued to Merchants shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Valley with the SEC of a Registration Statement including a joint proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by Merchants and Valley to their respective shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Joint Proxy Statement-Prospectus" and the various documents to be filed by Valley under the 1933 Act with the SEC to register the Valley Common Stock for sale, including the Joint Proxy Statement-Prospectus, are referred to herein as the "Registration Statement").

                  (b) Valley shall furnish Merchants with such information concerning Valley and its Subsidiaries (including, without limitation, information regarding other transactions which Valley is required to disclose) as is necessary in order to cause the Joint Proxy Statement-Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise Merchants if at any time prior to the Shareholders' Meetings any information provided by Valley in the Joint Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide Merchants with the information needed to correct such inaccuracy or omission. Valley shall promptly furnish Merchants with such supplemental information as may be necessary in order to cause the Joint Proxy Statement-Prospectus, insofar as it relates to Valley and the Valley Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to the parties' respective shareholders.

                  (c) Merchants shall furnish Valley with such information concerning Merchants as is necessary in order to cause the Joint Proxy Statement-Prospectus, insofar as it relates to Merchants, to comply with Section 5.6(a) hereof. Merchants agrees promptly to advise Valley if at any time prior to the Shareholders' Meetings, any information provided by Merchants in the Joint Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide Valley with the information needed to correct such inaccuracy or omission. Merchants shall promptly furnish Valley with such supplemental information as may be necessary in order to cause the Joint Proxy Statement-Prospectus, insofar as it relates to Merchants and the Bank to comply with Section 5.6(a) after the mailing thereof to the parties' respective shareholders.

                  (d) Valley shall as promptly as practicable make such filings as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. Merchants shall promptly furnish Valley with such information regarding the Merchants shareholders as Valley requires to enable it to determine what filings are required hereunder. Merchants authorizes Valley to utilize in such filings the information concerning Merchants and the Bank provided to Valley in connection with, or contained in, the Joint Proxy Statement-Prospectus. Valley shall furnish Merchants' counsel with copies of all such filings and keep Merchants advised of the status thereof. Valley and Merchants shall as promptly as practicable file the Registration Statement containing the Joint Proxy Statement-Prospectus with the SEC, and each of Valley and Merchants shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Joint Proxy Statement-Prospectus.

                  (e) Valley shall cause the Valley Common Stock issuable pursuant to the Merger to be listed on the NYSE at the Effective Time. Valley shall cause the Valley Common Stock which shall be issuable pursuant to exercise of Stock Options to be accepted for listing on the NYSE when issued.

                  (f) The parties hereto will cooperate with each other and use their reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the FRB, the Department, and the FDIC. Without limiting the foregoing, the parties shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 40 days after the date hereof. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  (h) Merchants acknowledges that Valley is in or may be in the process of acquiring other banks and financial-related institutions and that in connection with such acquisitions, information concerning Merchants may be required to be included in the registration statements, if any, for the sale of securities of Valley or in SEC reports in connection with such acquisitions. Merchants agrees to provide Valley with any information, certificates, documents or other materials about Merchants as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by Valley prior to the Effective Time. Merchants shall use its reasonable efforts to cause its attorneys and accountants to provide Valley and any underwriters for Valley with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Valley shall reimburse Merchants for reasonable expenses thus incurred by Merchants should this transaction be terminated for any reason. Valley shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Merchants unless Merchants shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                  (i) Between the date of this Agreement and the Effective Time, Merchants shall cooperate with Valley to reasonably conform Merchants' policies and procedures regarding applicable regulatory matters, to those of Valley as Valley may reasonably identify to Merchants from time to time.

                  5.7.     Approval of Shareholders.

                  (a) Merchants will (i) take all steps  necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Merchants (the "Merchants Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (ii) subject to the qualification set forth in
Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if Merchants' Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of Merchants the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with Valley with respect to each of the foregoing matters. The directors of Merchants in their capacity as shareholders have agreed, by signing a certificate to that effect, to vote in favor of the Agreement.

                  (b) Valley will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Valley (the "Valley Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (ii) recommend to the shareholders of Valley, subject to any fiduciary duties it determines it may have after consulting with counsel, the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with Merchants with respect to each of the foregoing matters.

                  5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Valley and Merchants will cooperate to take the necessary actions to cure appropriate tainted treasury shares so that the Merger meets the treasury stock condition for pooling-of-interests accounting. Valley shall determine whether it or Merchants or both shall take such action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  5.9. Public Announcements. The parties hereto shall cooperate with each other in the development, distribution and filing with governmental agencies as required under applicable law, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

                  5.10. Failure to Fulfill Conditions. In the event that Valley or Merchants determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to April 30, 2001 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Valley may enter into with other parties, Merchants and Valley will promptly inform the other of any facts applicable to Merchants or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

                  5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. If the disclosure contained in any such supplement (i) relates to events occurring before execution of this Agreement or (ii) alone or together with other supplements or amendments materially adversely affects the representation to which the amendment or supplement relates, the party receiving the amendment or supplement may determine not to accept it as a modification of the relevant representation. Notice of such determination, if made, shall be given by the receiving party to the other party not later than 15 days after it received the disclosure in question. If such notice is not timely given, or if the disclosure in question did not contain any matter of the nature specified in clause (i) or (ii) of the second preceding sentence, the relevant representation shall be deemed modified by the disclosure in the amendment or supplement with the same effect as though that disclosure had been included in the relevant Disclosure Schedule as furnished prior to execution of this Agreement.

                  5.12     Transaction Expenses of Merchants.

                  (a) For planning  purposes,  Merchants  shall,  within 30 days from the date hereof, provide Valley with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Merchants in connection with this transaction based on facts and circumstances currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Merchants shall promptly notify Valley if or when it determines that it will expect to exceed its budget. Prior to signing this Agreement, Merchants has disclosed to Valley the method by which the fees of its investment bankers and counsel in connection with this transaction are to be determined, and has disclosed to Valley the fees of its counsel in connection with this transaction through a recent date.

                  (b) Promptly, but in any event within 30 days, after the execution of this Agreement, Merchants shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Merchants shall accrue and/or pay all of such amounts as soon as possible.

                  (c) Merchants shall cause its professionals to render monthly invoices within 30 days after the end of each month. Merchants shall notify Valley monthly of all out-of-pocket expenses which Merchants has incurred in connection with this transaction.

                  (d) Valley, in reasonable consultation with Merchants, shall make all arrangements with respect to the printing and mailing of the Joint Proxy Statement-Prospectus.

                  5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur between January 15 and January 31, 2001.

                  5.14. Indemnification. After the Effective Time, to the extent permitted by applicable law and/or the Certificate of Incorporation or Articles of Association, Valley agrees that it will, or will cause VNB to, provide to the directors and officers of Merchants and the Bank indemnification with respect to acts or omissions occurring prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by applicable law and/or the Certificate of Incorporation or Articles of Association, Valley or VNB (as applicable) shall advance expenses in connection with the foregoing indemnification.

                  5.15. Employment Matters and Other Post-Closing Items.

                  (a) Following consummation of the Merger, Valley will honor the existing written employment and pension benefit agreements with officers and employees of Merchants and the Bank that exist on the date hereof, which are included in Section 5.15(a) of the Merchants Disclosure Schedule (as the same are modified by those agreements between Valley and each of Spencer B. Witty, James G. Lawrence, William J. Cardew and Eric W. Gould (the "Non-Competition Agreements") entered into on the date hereof).

                  (b) Valley intends, to the extent practical, to continue the employment of all officers and employees of the Bank, at or near the same location, with the same or equivalent salary and benefits.

                  (c) Following the consummation of the Merger and for one year thereafter, VNB shall, to the extent not duplicative of other severance benefits, pay one week of severance for each year of service completed while employed by Merchants and/or the Bank, with a maximum benefit of 26 weeks and a minimum of four (4) weeks.

                  (d) Before or following consummation of the Merger, Valley will decide whether to continue each of the Bank and/or Merchants' pension and welfare plans for the benefit of employees of the Bank and Merchants, or to have such employees become covered under a Valley Pension and Welfare Plan. If Valley decides to cover Bank and Merchants employees under a Valley Pension and Welfare Plan, such employees will receive credit for prior years of service with the Bank and/or Merchants for purposes of determining eligibility to participate, and vesting, if applicable (but not for the accrual of benefits under Valley's pension plan). No prior existing condition limitation shall be imposed with respect to any medical coverage plan as a result of the Merger and Merchants and Bank employees shall get credit for any deductibles already paid under existing plans for the year in which the Merger occurs.

                  (e) Merchants and the Bank may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Time, provided that bonuses shall be paid only to the extent they have been previously accrued and their payment will not cause Merchants' earnings to fall below budgeted amounts.

                  (f) Valley shall create a New York advisory board and following the Closing the directors of Merchants who are not on the Valley Board of Directors shall be invited to become members of the advisory board, along with other prominent customers and associates of Merchants selected by Valley.

                  (g) Valley shall honor the existing director retirement plan of Merchants contained in the Merchants Disclosure Schedule.

                  (h) After the Closing, Valley shall operate the branches of Bank using the name of the Bank and noting that it is a division of VNB.

                  (i) Valley and Merchants shall cooperate with each other before the Closing to designate those Merchants officers who after the Closing will receive three year cliff vesting stock options and restricted stock under the Valley Option Plan and other benefits appropriate to retain the officers of Merchants.

                  5.16. Pooling and Tax-Free Reorganization Treatment. Neither Valley nor Merchants shall intentionally take, fail to take or cause to be taken or not taken, any action within its control, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.17. Merchants Option Plan. From and after the Effective Time, each Merchants Option which is converted to an option to purchase Valley Common Stock under Section 2.1(b) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of Valley appointed by the Board of Directors of Valley. Valley shall reserve for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations. Valley shall also register, if not previously registered pursuant to the 1933 Act, the shares authorized for issuance under the Merchants Options so converted.

                  5.18.    Affiliates.

                  (a) Promptly, but in any event within 14 days, after the execution and delivery of this Agreement, (i) Merchants shall deliver to Valley
(x) a letter identifying all persons who, to the knowledge of Merchants, may be deemed to be affiliates of Merchants under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Merchants and (y) a letter identifying all persons who, to the knowledge of Merchants, may be deemed to be affiliates of Merchants as that term (affiliate) is used for purposes of qualifying for pooling-of-interests accounting treatment; and (ii) Valley shall identify to Merchants all persons who, to the knowledge of Valley, may be deemed affiliates of Valley as that term (affiliates) is used for purposes of qualifying for pooling-of-interests accounting treatment.

                  (b) Merchants shall cause each director of Merchants to, and Merchants shall use its best efforts to cause each executive officer of Merchants and each other person who may be deemed an affiliate of Merchants (under either Rule 145 of the 1933 Act or the accounting treatment rules) to, execute and deliver to Valley within 14 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.18 hereto agreeing to be bound by the restrictions of Rule 145 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, Valley shall cause each director and executive officer of Valley to, and Valley shall use its best efforts to cause each other person who may be deemed an affiliate of Valley (as that term is used for purposes of qualifying for pooling of interests) to, execute and deliver to Valley within 14 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.18.1 hereto in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

                  5.19.  Bank  Policies and Bank Mergers.  Notwithstanding  that
Merchants believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Merchants recognizes that Valley may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Mergers, Merchants and Valley shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, Merchants' loan, accrual and reserve policies and Merchants' other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, the Bank Secrecy Act and FDIC matters, to those policies of Valley as Valley may reasonably identify to Merchants from time to time, (ii) new extensions of credit by the Bank where the aggregate exposure exceeds $5,000,000, and (iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of Merchants and the Bank to the extent appropriate; provided that any required change in Merchants' practices in connection with the matters described in clause (i) or (iii) above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until all necessary regulatory, governmental and shareholder approvals and consents have been received, all statutory waiting periods in respect thereof have expired, Valley agrees in writing that all conditions precedent to the Closing have occurred (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), and Valley has provided the Closing Notice. No accrual or reserve made by Merchants or any Merchants Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(d) or Section 7.1(f) hereof.

                  5.20. New Valley Directors. As of the Effective Time, Valley shall cause its Board of Directors and the VNB Board of Directors to take action to appoint Spencer B. Witty, Robinson Markel and Charles Baum to the Board of Directors of Valley and Spencer B. Witty to the Board of Directors of VNB, respectively, at the Effective Time.

                                   ARTICLE VI

                               CLOSING CONDITIONS

                  6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Merchants and the stockholders of Valley. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Valley Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Valley Common Stock to be issued in connection with the Merger, including Valley Common Stock to be issued for the Merchants Options, shall have been approved for listing on the New York Stock Exchange.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Merchants and the Bank, taken as a whole, to Valley. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. Both VNB and the Bank shall have taken all necessary action to consummate the Bank Merger immediately after the Effective Time.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Valley or Merchants determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.

                  (d) Tax Free Exchange. Valley and Merchants shall have received an opinion, satisfactory to Valley and Merchants, of Pitney, Hardin, Kipp & Szuch LLP, counsel for Valley, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Valley, Merchants, VNB or the Bank or to the stockholders of Merchants who exchange their shares of Merchants for Valley
Common Stock (except to the extent that cash is received in lieu of fractional shares of Valley Common Stock).

                  (e) Pooling of Interests. The Merger shall be qualified to be treated by Valley as a pooling-of-interests for accounting purposes and Valley shall have received a letter from KPMG LLP to the effect that based upon a review of this Agreement and the facts and circumstances known to it, the Merger shall be qualified to be treated by Valley as a pooling-of-interests for accounting purposes.

                  6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Merchants and Bank. The representations and warranties of Merchants contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Merchants shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has been the subject of a supplement or amendment to the Merchants Disclosure Schedule, that representation or warranty shall be deemed modified by the disclosure contained in such supplement or amendment only under the circumstances set forth in
Section 5.11.

                  (b) Consents. Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

                  (c) Opinion of Counsel. Valley shall have received an opinion of counsel to Merchants, dated the date of the Closing, in form and substance reasonably satisfactory to Valley, covering the matters set forth on Schedule
6.2 hereto and any other matters reasonably requested by Valley.

                  (d) Fairness Opinion. Valley shall have received from Sandler O'Neill & Partners, L.P. an updated opinion as of the date of the Joint Proxy Statement-Prospectus with respect to the fairness from a financial point of view of the Exchange Ratio to the stockholders of Valley in the Merger.

                  (e) Non-Competition Agreements. All of the directors or officers of Merchants identified in Section 5.15(a) as having executed the Non-Competition Agreements shall continue to be employed by Merchants (unless their employment was terminated due to death or disability) and none of them shall have notified either Merchants or Valley of his intention to voluntarily terminate his employment with Valley following the Closing.

                  (f) Certificates. Merchants shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

                  6.3. Conditions to the Obligations of Merchants Under this Agreement. The obligations of Merchants under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Valley. The representations and warranties of Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Valley shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has been the subject of a supplement or amendment to the Valley Disclosure Schedule, that representation or warranty shall be deemed modified by the disclosure contained in such supplement or amendment only under the circumstances set forth in Section 5.11.

                  (b) Opinion of Counsel to Valley. Merchants shall have received an opinion of counsel to Valley, dated the date of the Closing, in form and substance reasonably satisfactory to Merchants, covering the matters set forth on Schedule 6.3 hereto and any other matter reasonably requested by Merchants.

                  (c) Fairness Opinion. Merchants shall have received an updated opinion from CIBC World Markets Corp., as of the date of the Joint Proxy Statement-Prospectus with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Merchants in the Merger.

                  (d) Certificates. Valley shall have furnished Merchants with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Merchants may reasonably request.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Merchants, based upon any of the following:

                  (a) By mutual written consent of the parties hereto.

                  (b) By Valley or Merchants (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date or (ii) if a vote of the stockholders of Merchants or Valley is taken and the stockholders of either company fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or, in the case of Merchants, to be performed or observed by the directors of Merchants) at or before the Effective Time.

                  (c) By Valley or Merchants upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Valley upon written notice to Merchants if any such application is approved with conditions which materially impair the value of Merchants and the Bank, taken as a whole, to Valley.

                  (d) By Valley if (i) there  shall  have  occurred  a  material adverse change in the business, operations, assets, or financial condition of Merchants or the Bank, taken as a whole, from that disclosed by Merchants on the date of this Agreement; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Merchants hereunder.

                  (e) By Merchants, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Valley or VNB from that disclosed by Valley on the date of this Agreement; or
(ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Valley hereunder.

                  (f) By Valley or Merchants if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met on or before the Cutoff Date after giving the other party a reasonable opportunity to cure any such condition.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Valley or Merchants pursuant to
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except that Sections 5.5(b) and 8.1 hereof shall have continuing effect as set forth therein. Nothing contained herein, however, shall relieve any party from any liability for any willful breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Merchants but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the stockholders of Merchants without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Valley and Merchants.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Joint Proxy Statement-Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

                  8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

                  (a)      If to Valley, to:

                           Valley National Bancorp
                           1455 Valley Road
                           Wayne, New Jersey  07470
                           Attn.:  Gerald H. Lipkin
                              Chairman and Chief Executive Officer
                           Telecopier No. (973) 305-0024

                           Copy to:

                           Pitney, Hardin, Kipp & Szuch LLP
                           Attn.:  Ronald H. Janis, Esq.
                           Delivery:
                           --------
                           200 Campus Drive
                           Florham Park, New Jersey  07932
                           Mail:
                           ----
                           P.O. Box 1945
                           Morristown, New Jersey  07962-1945
                           Telecopier No. (973) 966-1550

                  (b)      If to Merchants, to:

                           Merchants New York Bancorp, Inc.
                           275 Madison Avenue
                           New York, New York 10022
                           Attn.:  William J. Cardew,
                                    Vice Chairman and Chief Financial Officer
                           Telecopier No. (212) 973-6663

                           Copy to:

                           Rosenman & Colin LLP
                           Attn.:  Robinson Markel, Esq.
                           575 Madison Avenue
                           New York, New York  10022-2585
                           Telecopier No. (212) 940-8776

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of Valley, Merchants, the Bank and VNB, and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the rights conferred upon indemnitees pursuant to Section 5.14 hereof.

                  8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

                  8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  8.8. Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Sections 5.14 and Section
5.16 which shall survive the Merger, shall terminate as of the Effective Time.

                  8.9. Knowledge. Representations made herein which are qualified by the phrase to the knowledge of Merchants, to the best of Merchants' knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chairman of the Board, the President and Chief Executive Officer, the Vice Chairman and Chief Operating Officer, and the Senior Vice President and Treasurer of Merchants and thereafter refer to the best knowledge of any senior officer of Merchants or any Merchants subsidiary. Representations made herein which are qualified by the phrase to the knowledge of Valley, to the best of Valley's knowledge or similar phrases refer as of the date hereof to the best knowledge of the President and Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of Valley and thereafter refer to the best knowledge of any senior officer of Valley or any Valley subsidiary.



                  [The remainder of this page is intentionally left blank.]

                  IN WITNESS WHEREOF, Valley, VNB, the Bank and Merchants have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                              VALLEY NATIONAL BANCORP

ALAN D. ESKOW                                        GERALD H. LIPKIN
------------------------------------            By:-----------------------------
Alan D. Eskow, Senior Vice President                 Gerald H. Lipkin
                                                     Chairman, President and
                                                     Chief Executive Officer



ATTEST:                                         MERCHANTS NEW YORK BANCORP, INC.

ERIC W. GOULD                                        SPENCER B. WITTY
------------------------------------            By:-----------------------------
Eric W. Gould, Senior Vice President                 Spencer B. Witty
                                                     Chairman of the Board

and
                                                     JAMES G. LAWRENCE
                                                By:-----------------------------
                                                     James G. Lawrence
                                                     President and Chief
                                                     Executive Officer


ATTEST:                                              VALLEY NATIONAL BANK

ALAN D. ESKOW                                        GERALD H. LIPKIN
------------------------------------            By:-----------------------------
Alan D. Eskow, Senior Vice President                 Gerald H. Lipkin, Chairman,
                                                         President and Chief
                                                         Executive Officer

ATTEST:                                          THE MERCHANTS BANK OF NEW YORK


ERIC W. GOULD                                        SPENCER B. WITTY
------------------------------------            By:-----------------------------
Eric W. Gould, Senior Vice President                 Spencer B. Witty
                                                     Chairman of the Board

and
                                                     JAMES G. LAWRENCE
                                                By:-----------------------------
                                                     James G. Lawrence
                                                     President and Chief
                                                      Executive Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of September 5, 2000, is by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), and Merchants New York Bancorp, Inc., a Delaware corporation and registered bank holding company ("Merchants").

                                   BACKGROUND

                  WHEREAS, Valley and Merchants, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which Merchants will be merged with and into Valley (the "Merger"); and

                  WHEREAS, Valley has advised Merchants that it will not execute the Merger Agreement unless Merchants executes this Agreement; and

                  WHEREAS, the Board of Directors of Merchants has determined that the Merger Agreement provides substantial benefits to the shareholders of Merchants; and

                  WHEREAS, as an inducement to Valley to enter into the Merger Agreement and in consideration for such entry, Merchants desires to grant to Valley an option to purchase authorized but unissued shares of common stock of Merchants in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Valley and Merchants, intending to be legally bound hereby, agree:

1. Grant of Option. Merchants hereby grants to Valley an option to purchase 4,663,741 shares of common stock, $0.001 par value per share, of Merchants (the "Common Stock") at a price of $16.98 per share (as the same may be reduced in accordance with Section 5b hereof, the "Option Price"), on the terms and conditions set forth herein (the "Option").

2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Valley may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

a. A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Valley or an affiliate of Valley (a "third party") acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 10% of the then outstanding shares of Common Stock, provided, however, that the continuing ownership by a person or group which as of the date hereof owns more than 10% of the outstanding Common Stock shall not constitute a Triggering Event; or

b. A third party enters into a letter of intent or an agreement, whether oral or written, with Merchants pursuant to which such third party or any affiliate of such third party would (i) merge or consolidate, or enter into any similar transaction, with Merchants, (ii) acquire all or a significant portion of the assets or liabilities of Merchants, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock; or

c. A third party makes a filing with any bank, thrift or financial holding company regulatory authorities with respect to or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, Merchants or any other business combination involving Merchants, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the outstanding shares of Common Stock, and in either case thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Merchants called to vote on the Merger and Merchants' stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

d. A third party makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Merchants willfully or intentionally takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to Valley; or

e. After the execution of this Agreement, Merchants or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the Board of Directors, willfully or intentionally takes any material direct or indirect action inviting, encouraging or soliciting any proposal (other than from Valley or an affiliate of Valley) which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Merchants, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 10% of the assets or liabilities of Merchants. The term "significant number" means 10% of the outstanding shares of Common Stock.

                  Solely for purposes of Section 5b hereof, the date of a "Triggering Event" under clause (a) above is the date the third party first acquires beneficial ownership of at least 10% of the then outstanding shares of Common Stock; the date of a "Triggering Event" under clause (b) above is the date of entry into the letter of intent or agreement; the date of a "Triggering Event" under clause (c) above is the earlier of the date of the filing (if any) with a bank, thrift or financial holding company regulatory authority with respect to the Proposal or the date of public announcement of the Proposal; the date of a "Triggering Event" under clause (d) above is the date the third party first makes the Proposal; and the date of a "Triggering Event" under clause (e) above is the first date on which a material direct or indirect action referred to therein is taken.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Merchants or in soliciting or inducing any other person (other than Valley or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent (including any filing, approval or consent required under the rules and regulations of any securities exchange or the National Association of Securities Dealers, Inc.) necessary for Merchants to issue the shares of Common Stock covered by the Option (the "Option Shares") or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  Merchants shall notify Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Merchants shall not be a condition to the right of Valley to exercise the Option. Merchants will not take any action which would have the effect of preventing or disabling Merchants from delivering the Option Shares to Valley upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                  In the event Valley wishes to exercise the Option, Valley shall send a written notice to Merchants (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

3. Payment and Delivery of Certificates. At any Closing hereunder (a) Valley will make payment to Merchants of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Merchants; (b) Merchants will deliver to Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Merchants, registered in the name of Valley or its designee, in such denominations as were specified by Valley in its notice of exercise and, if necessary, bearing a legend as set forth below; and (c) Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  If required under applicable federal securities laws as determined by Merchants' counsel, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

         The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Merchants, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Merchants shall, if necessary for the resale of the Option or the Option Shares by Valley, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as Valley shall specify in its request, and Merchants shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Valley shall in no event have the right to have more than one such registration statement become effective, and provided further that Merchants shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Merchants delivers to Merchants and to Valley (which is reasonably acceptable to Valley) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition or any subsequent sale or disposition; provided further, however, that Merchants may delay any registration of Option Shares above for a period not exceeding 90 days in the event that Merchants shall in good faith determine that any such registration would adversely effect an on-going offering of securities by Merchants for cash. Valley shall provide all information reasonable requested by Merchants for inclusion in any registration statement to be filed hereunder.

                  In connection with such filing, Merchants shall use its best efforts to cause to be delivered to Valley such certificates, opinions, accountant's letters and other documents as Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Merchants in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Merchants and blue sky fees and expenses shall be paid by Merchants. Underwriting discounts and commissions to brokers and dealers relating to the Option or Option Shares, fees and disbursements of counsel to Valley and any other expenses incurred by Valley in connection with such registration shall be borne by Valley. In connection with such filing, Merchants shall indemnify and hold harmless Valley against any losses, claims, damages or liabilities, joint or several, to which Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and Merchants will reimburse Valley for any legal or other expense reasonably incurred by Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Merchants will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Valley specifically for use in the preparation thereof with respect to information about the selling stockholders or the plan of distribution. Valley will indemnify and hold harmless Merchants to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Valley for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto with respect to information about the selling stockholders or the plan of distribution; and Valley will reimburse Merchants for any legal or other expense reasonably incurred by Merchants in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

5.                Adjustments.

                  a. Adjustments Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Merchants with another entity, or any sale of all or substantially all of the assets of Merchants, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  b. Adjustments  Based Upon Changes in Market Price. If, on the
date of the first occurrence of any Triggering Event under Section 2, the Average Merger Consideration Equivalent is less than the Option Price, then the Option Price automatically shall be reduced to the amount of the Discounted Average Merger Consideration Equivalent. As used herein, the "Merger Consideration Equivalent" on any trading day means the Closing Price of Valley Common Stock on such day multiplied by the Exchange Ratio (with "Closing Price," "Valley Common Stock" and "Exchange Ratio" all having the meanings assigned to them in the Merger Agreement). The "Average Merger Consideration Equivalent" means the average of the Merger Consideration Equivalents during the Measurement Period. The "Discounted Average Merger Consideration Equivalent" means the Average Merger Consideration Equivalent minus $3.06. The "Measurement Period" shall be determined as follows: (a) If there is at least one but less than ten trading days between the date of the Merger Agreement and the date of the Triggering Event (calculated in this paragraph by excluding both the date of the Merger Agreement and the date of the Triggering Event), then the "Measurement Period" is the entire period between the date of the Merger Agreement and the date of the Triggering Event. (b) If there are at least ten but not more than 60 trading days between the date of the Merger Agreement and the date of the Triggering Event, then the "Measurement Period" is the ten consecutive trading day period falling between the date of the Merger Agreement and the date of the Triggering Event which produces the lowest Average Merger Consideration Equivalent. (c) If there are more than 60 trading days between the date of the Merger Agreement and the date of the Triggering Event, then the "Measurement Period" is the ten consecutive trading day period falling during the 60 trading day period ending with the last trading day prior to the date of the Triggering Event which produces the lowest Average Merger Consideration Equivalent. If the Exchange Ratio is adjusted during or after the Measurement Period, the Average Merger Consideration Equivalent shall be calculated or adjusted appropriately to reflect the adjustment in the Exchange Ratio.

6. Filings and Consents. Each of Valley and Merchants will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, but not limited to, in the event Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the New York Department of Banking or the Securities and Exchange Commission, and Merchants agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

7. Representations and Warranties of Merchants. Merchants hereby represents and warrants to Valley as follows:

a. Due Authorization. Merchants has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Merchants.

b. Authorized Shares. Merchants has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of Merchants or any agreement, instrument, judgment, decree or order applicable to Merchants.

8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Valley shall have the right to seek money damages against Merchants for a breach of this Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

10. Assignment or Transfer. Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Valley, until the occurrence of a Triggering Event. Valley represents that it is acquiring the Option for Valley's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. Valley is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by
Section 4(2) thereof and the representations and warranties made by Valley in connection therewith. After the occurrence of a Triggering Event, Valley may sell, assign, pledge, or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person, subject to compliance with applicable law.

11. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, or delivered by overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  If to Valley:

                           Valley National Bancorp
                           1455 Valley Road
                           Wayne, New Jersey 07470
                           Attention:  Gerald H. Lipkin
                                       Chairman, President and Chief
                                       Executive Officer

                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch LLP
                           200 Campus Drive
                           Florham Park, New Jersey  07932-0950
                           Attention:  Ronald H. Janis, Esq.
                                       Michael W. Zelenty, Esq.

                  If to Merchants:

                           Merchants New York Bancorp, Inc.
                           275 Madison Avenue
                           New York, New York 10022
                           Attention:  William J. Cardew
                                       Vice Chairman and Chief Financial Officer

                  With a copy to:

                           Rosenman & Colin LLP
                           575 Madison Avenue
                           New York, New York 10022-2585
                           Attention: Robinson Markel, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event; provided further, that if the holder has given notice of exercise of the option and the exercise is awaiting any necessary regulatory approval after the holder has acted reasonably to obtain such approval this Agreement shall not terminate until the approvals have been granted and reasonable time to consummate has elapsed, or the approvals are denied.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.


                                 VALLEY NATIONAL BANCORP

                                      GERALD H. LIPKIN
                                 By:--------------------------------------------
                                      Gerald H. Lipkin, Chairman, President
                                          Chief Executive Officer


                                 MERCHANTS NEW YORK BANCORP, INC.

                                      JAMES G. LAWRENCE
                                 By:--------------------------------------------
                                      James G. Lawrence, President and
                                          Chief Executive Officer

                                                                      APPENDIX C

                       OPINION OF CIBC WORLD MARKETS CORP.

                                                               ________, 2000


The Board of Directors
Merchants New York Bancorp, Inc.
275 Madison Avenue
New York, New York 10016

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Fairness Opinion") to the Board of Directors as to the fairness to the stockholders of Merchants New York Bancorp, Inc. ("Merchants"), from a financial point of view, of the Exchange Ratio pursuant to the Agreement and Plan of Merger dated as of September 5, 2000 by and between Valley National Bancorp, Inc. ("Valley") and Merchants (the "Agreement"). The Agreement provides for, among other things, a transaction whereby Merchants will be merged with and into Valley, with Valley as the surviving corporation (the "Merger"). Each outstanding share of Merchants common stock will be converted into the right to receive 0.7634 shares of common stock of Valley (the "Exchange Ratio").

In arriving at our Fairness Opinion we:

(a)      reviewed the Agreement, dated September 5, 2000;

(b)      reviewed the Stock Option Agreement, dated September 5, 2000;

(c) reviewed the audited financial statements and management's' discussion and analysis of the financial condition and results of operations of Merchants and Valley for the fiscal years ended December 31, 1999, 1998, and 1997;

(d) reviewed the unaudited financial statements for Merchants and Valley for the six months ended June 30, 2000 and 1999;

(e) reviewed certain other publicly available business and financial information relating to Merchants and Valley;

(f) reviewed certain internal financial analyses, budgets, projections and forecasts for Merchants and Valley, including estimates as to the future cost savings expected to be achieved as a result of the Merger, prepared by and reviewed with the management of Merchants and Valley;

(g) held discussions with the senior management of Merchants and Valley of the past and current business operations, results thereof, financial condition and future prospects of their respective companies;

(h) performed a comparison of certain financial information for Merchants and Valley with similar information for certain other companies considered comparable to Merchants and Valley;

(i) compared the financial terms of the transaction with certain recent business combinations in the banking industry;

(j) reviewed the pro forma effect of the transaction on Merchants and Valley based on certain assumptions provided by Merchants and Valley;

(k) reviewed the current market environment generally and the banking environment in particular; and

(l) reviewed such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by Merchants, Valley and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Merchants and Valley provided to us, we assumed at the direction of Merchants' and Valley's respective management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of Merchants, Valley and their respective management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Merchants, Valley or their respective affiliated entities. We are not experts in the evaluation of allowance for loan losses or liabilities (contingent or otherwise) and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of Valley nor reviewed any individual loan credit files. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Valley following the Merger, or the price at which Valley common stock will trade subsequent to the Merger. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Merchants or the effect of any other transaction in which Merchants might engage. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We acted as financial advisor to Merchants in connection with the Merger and to the Board of Directors of Merchants in rendering this opinion and will receive a fee for our services. CIBC World Markets has performed investment banking and other services for Merchants in the past and has been compensated for such services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of Merchants and Valley for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair to the stockholders of Merchants from a financial point of view. This Fairness Opinion is for the exclusive use of the Board of Directors of Merchants. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Merchants without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and any reference to this opinion in any prospectus, proxy statement or solicitation/recommendation statement required to be distributed to the Company's stockholders in connection with the Merger.

                             Very truly yours,

                                                                      APPENDIX D

                 OPINION OF SANDLER O'NEILL AND PARTNERS, L.P.


_________________, 2000



Board of Directors
Valley National Bancorp
1455 Valley Road
Wayne, NJ 07474


Ladies and Gentlemen:

         Valley National Bancorp ("Valley") and Merchants New York Bancorp, Inc. ("Merchants") have entered into an Agreement and Plan of Merger, dated as of September 5, 2000 (the "Agreement"), pursuant to which Merchants will be merged with and into Valley (the "Merger"). Upon consummation of the Merger, each share of Merchants common stock, par value $.001 per share, issued and outstanding immediately prior to the Merger (the "Merchants Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive
0.7634 shares (the "Exchange Ratio") of Valley common stock, no par value. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of Valley common stock.


         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain exhibits and schedules thereto; (ii) the Stock Option Agreement, dated as of September 5, 2000, by and between Valley and Merchants; (iii) certain publicly available financial statements and other historical financial information of Valley that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of Merchants that we deemed relevant; (v) consensus earnings per share estimates for Valley for the years ending December 31, 2000 and 2001 published by I/B/E/S and the views of senior management of Valley, based on limited discussions with certain members of senior management, regarding Valley's past and current business, financial condition, results of operations and future prospects; (vi) certain internal financial analyses and forecasts of Merchants prepared by and/or reviewed with management of Merchants and the views of senior management of Merchants, based on limited discussions with a representative of senior management of Merchants, regarding Merchants' past and current business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger on Valley; (viii) the publicly reported historical price and trading activity for Valley's and Merchants' common stock, including a comparison of certain financial and stock market information for Valley and Merchants with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We did not act as Valley's financial advisor in connection with the negotiation of the Exchange Ratio or the Agreement.

         In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Valley or Merchants or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Valley or Merchants or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Valley or Merchants nor have we reviewed any individual credit files relating to Valley or Merchants. We have assumed that the respective aggregate allowances for loan losses for both Valley and Merchants are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of Valley and Merchants for the accuracy and completeness of the financial statements furnished to us. With respect to the financial projections and earnings estimates prepared by and/or reviewed with the respective managements of Valley and Merchants, we have assumed that they have been reasonably prepared and that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of Valley and Merchants and that such performances will be achieved, and we express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Valley's or Merchants' assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Valley and Merchants will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Valley common stock will be when issued to Merchants' shareholders pursuant to the Agreement or the prices at which Valley's or Merchants' common stock will trade at any time.

         We have been retained by you to render this opinion and will receive a fee for our services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Valley and Merchants. We may also actively trade the debt and equity securities of Valley and Merchants for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of Valley in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Valley as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent, provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Valley's and Merchant's Joint Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Valley common stock.

                                                              Very truly yours,

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

                  Indemnification. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

                  The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                  With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                  The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors;
(ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                  A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

                  Exculpation. Article VIII of the certificate of incorporation of Valley National Bancorp provides:

                           A director or officer of the Corporation shall not be
                  personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or
                  (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                           Any repeal or modification of the foregoing paragraph
                  by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.

Item 21.

A.  Exhibits

Exhibit No.                Description
-----------                -----------

2(a)* Agreement and Plan of Merger dated as of September 5, 2000 (the "Merger Agreement"), among Valley National Bancorp ("Valley"), Valley National Bank ("VNB"), Merchants New York Bancorp, Inc. ("Merchants"), and Merchants's subsidiary, The Merchants Bank of New York ("TMB") which is attached as Appendix A to the Joint Joint Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated as of September 5, 2000, by and between Valley and Merchants, which is attached as Appendix B to the Joint Proxy Statement-Prospectus.

5**                        Form of Opinion of Pitney,  Hardin,  Kipp & Szuch LLP
                           as  to  the   legality  of  the   securities   to  be
                           registered.

8** Form of Opinion of Pitney, Hardin, Kipp & Szuch LLP as to the tax consequences of the Merger.

23.1                       Consent of KPMG LLP with respect to Valley.

23.2                       Consent of KPMG LLP with respect to Merchants.

23.3** Form of Consent of Pitney, Hardin, Kipp & Szuch LLP (included in Exhibits 5 and 8 hereto).

23.4**                     Form of Consent of CIBC World Markets Corp. ("CIBC").

23.5**                     Form of Consent of  Sandler  O'Neill & Partners  L.P.
                           ("Sandler").

99.1 Form of Proxy Card to be utilized by the Board of Directors of Merchants.

99.2 Form of Proxy Card to be utilized by the Board of Directors of Valley.

----------------------
*  Included elsewhere in this registration statement.
** Final version to be filed by amendment

B.  Financial Schedules

         All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.


C.   Report, Opinion or Appraisals

         The form of Fairness Opinion of CIBC is included as Appendix C to the Joint Proxy Statement-Prospectus and the form of Fairness Opinion of Sandler is included as Appendix D to the Joint Proxy Statement-Prospectus.

Item 22.  Undertakings

1.  The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 12th day of October, 2000.


                    VALLEY NATIONAL BANCORP


                         GERALD H. LIPKIN
                    By:
                         ------------------------------------------------
                         Gerald H. Lipkin,
                         Chairman, President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                            Title                          Date


GERALD H. LIPKIN                      Chairman, President and        October 12, 2000
----------------------------          Chief Executive Officer
Gerald H. Lipkin                      and Director

PETER SOUTHWAY
----------------------------          Vice Chairman (Principal       October 12, 2000
Peter Southway                        Financial Officer) and Director

ALAN D. ESKOW                         Corporate Secretary, Senior    October 12, 2000
----------------------------          Vice President and Controller
Alan D. Eskow                         Principal Accounting Officer)


----------------------------                 Director                October _, 2000
Andrew B. Abramson

                                             Director                October _, 2000
----------------------------
Pamela Bronander

JOSEPH COCCIA, JR.                           Director                October 12, 2000
----------------------------
Joseph Coccia, Jr.

                                             Director                October _, 2000
----------------------------
Harold P. Cook, III

AUSTIN C. DRUKKER                            Director                October 12, 2000
----------------------------
Austin C. Drukker

GRAHAM O. JONES                              Director                October 12, 2000
----------------------------
Graham O. Jones

                                             Director                October _, 2000
----------------------------
Walter H. Jones, III

GERALD KORDE                                 Director                October 12, 2000
----------------------------
Gerald Korde

                                             Director                October _, 2000
----------------------------
Joleen Martin

ROBERT E. McENTEE                            Director                October 12, 2000
----------------------------
Robert E. McEntee

                                             Director                October _, 2000
----------------------------
Richard S. Miller

ROBERT RACHESKY                              Director                October 12, 2000
----------------------------
Robert Rachesky

                                             Director                October _, 2000
----------------------------
Barnett Rukin

                                             Director                October _, 2000
----------------------------
Richard F. Tice

LEONARD VORCHEIMER                           Director                October 12, 2000
----------------------------
Leonard Vorcheimer

JOSEPH L. VOZZA                              Director                October 12, 2000
----------------------------
Joseph L. Vozza



                                INDEX TO EXHIBITS
A.  Exhibits


Exhibit No.                Description
-----------                -----------
2(a)*                      Agreement and Plan of Merger dated as of September 5,
                           2000 (the "Merger Agreement"),  among Valley National
                           Bancorp  ("Valley"),  Valley  National  Bank ("VNB"),
                           Merchants New York Bancorp, Inc.  ("Merchants"),  and
                           Merchants's  subsidiary,  The  Merchants  Bank of New
                           York  ("TMB")  which is attached as Appendix A to the
                           Joint Proxy Statement-Prospectus.

2(b)*                      Stock  Option  Agreement,  dated as of  September  5,
                           2000, by and between Valley and  Merchants,  which is
                           attached   as   Appendix   B  to  the   Joint   Proxy
                           Statement-Prospectus.

5**                        Form of Opinion of Pitney,  Hardin,  Kipp & Szuch LLP
                           as  to  the   legality  of  the   securities   to  be
                           registered.

8** Form of Opinion of Pitney, Hardin, Kipp & Szuch LLP as to the tax consequences of the Merger.

23.1                       Consent of KPMG LLP with respect to Valley.

23.2                       Consent of KPMG LLP with respect to Merchants.

23.3**                     Form of Consent of Pitney,  Hardin,  Kipp & Szuch LLP
                           (included in Exhibits 5 and 8 hereto).

23.4**                     Form of Consent of CIBC World Markets Corp. ("CIBC").

23.5**                     Form of Consent of  Sandler  O'Neill & Partners  L.P.
                           ("Sandler").

99.1 Form of Proxy Card to be utilized by the Board of Directors of Merchants.

99.2 Form of Proxy Card to be utilized by the Board of Directors of Valley


----------------------
*  Included elsewhere in this registration statement.
** Final Version to be filed by amendment.